          As filed with the Securities and Exchange Commission on June 19, 2006.

                                                     REGISTRATION NO. 333-129199

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                  FORM SB-2/A-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 BMB MUNAI, INC.
                  ---------------------------------------------
                 (Name of Small Business Issuer in its Charter)

            Nevada                          1311                 30-0233726
------------------------------- ---------------------------- -------------------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

               202 Dostyk Ave. 4th Floor, Almaty Kazakhstan 050051
                                +7 (3272) 375-125
    --------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                            Gateway Enterprises, Inc.
           3230 East Flamingo Road, Suite 156 Las Vegas, Nevada 89121
                                  800 992-4333
             --------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                             Ronald L. Poulton, Esq.
                                Poulton & Yordan
            324 South 400 West, Suite 250, Salt Lake City, Utah 84101
                                 (801) 355-1341

Approximate Date of Proposed Sale to the Public: From time to time after this
Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box. [ ]

If delivery of the prospectus is expected pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

Title of each                Number of             Proposed Maximum  Proposed Maximum Amount of
Class of Securities          Securities            Offering Price            Aggregate Offering        Registration
to be Registered             to be Registered      Per Share(1)              Price (1)                     Fee(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock                 12,854,427                $6.85                $88,052,825                    $9,423
-------------------------------------------------------------------------------------------------------------------------

(1)  Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, using the average of the high and low prices as reported on the Over-the-Counter Bulletin Board ("OTCBB") on June
     14, 2006.

(2)  $3,692 of this fee was paid with the initial filing of the Registration
     Statement on Form SB-2, SEC File #333-129199 on October 24, 2005. The
     remaining $11,495 was paid on or before May 12, 2006.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a)
may determine.

PROSPECTUS

                        12,854,427 Shares of Common Stock

                               [BMB Muani's Logo]

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 12,854,427 shares of our common stock, all of which are currently outstanding. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an "underwriter" as defined in the Securities Act of 1933, as amended.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "BMBM.OB." The average of the high and low price per share of our common stock as reported by the Over-the-Counter Bulletin Board on June 14, 2006, was
$6.85

Investing in these Shares involves a high degree of risk. See "RISK FACTORS"
beginning on page 5 to read about factors you should consider before buying our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                 The date of this Prospectus is_________, 2006.

                              PROSPECTUS SUMMARY

                                Our Company

         We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of crude oil and natural gas properties in the Republic of Kazakhstan, (sometimes also referred to herein as "Kazakhstan" or the "ROK"). We hold a contract that allows us to explore and develop approximately 460 square kilometers in western Kazakhstan. Our contract grants us the right to explore and develop the Aksaz, Dolinnoe and Emir oil and gas fields (the "ADE Block"), as well as an area adjacent to these fields which we refer to as the Extended Territory.

         We are currently in the development stage. We generate revenue, income and cash flow by producing and marketing oil from test production from our oil and natural gas properties. We make significant capital expenditures in our exploration and development activities, which we anticipate will allow us to increase and improve our ability to generate revenue. Our drilling strategy is focused toward enhancing cash flows by drilling developmental wells within a proximity of existing wells. Along with improving cash flows, we seek to increase our reserves by drilling exploratory wells to find new reservoirs or extend known reservoirs. We believe this strategy will result in growth of proved developed reserves, production and financial strength.

         Our principal executive offices are located at 202 Dostyk Ave., 4th
Floor, Almaty, Kazakhstan 050051. We also maintain a U.S. office in Salt Lake
City, Utah, located at 324 South 400 West, Suite 250, Salt Lake City, Utah
84101. Our telephone number in Almaty is +7 (3232) 375-125. Our telephone number in Salt Lake City is (801) 355-2227. Our website address is www.bmbmunai.com.

                           Company Information

         We originally incorporated in Utah in July 1981 under the name Au `n
Ag, Inc. The corporation later changed its domicile to Delaware in February
1994. In April 1994, the corporation changed its name to InterUnion Financial
Corporation ("InterUnion"). On November 26, 2003, InterUnion executed an
Agreement and Plan of Merger with BMB Holding, Inc., a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB Holding, Inc., obtained control of the corporation. BMB
Holding, Inc., was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of
BMB Holding, Inc. In connection with the Agreement and Plan of Merger, the name of the corporation was changed to BMB Munai, Inc. We changed domicile of the corporation from Delaware to Nevada in December 2004.

                                     The Offering

Securities Offered:                 12,854,427 Shares of $0.001 par value
                                    Company common stock.

Use of Proceeds:                    All of the net proceeds from the sale or our
                                    common stock covered by this prospectus will
                                    be received by the selling stockholders who
                                    offer and sell shares of our common stock.
                                    We will not receive any proceeds from the
                                    sale of our common stock offered by the
                                    selling stockholders.

OTC Bulletin Board Symbol:          "BMBM.OB"

                      Summary Financial Information

         The table below provides you historical summary financial data for the fiscal year ended March 31, 2005 and the period from inception, (May 6, 2003)
through March 31, 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. It also provides financial data for, and as of the end of, the nine months ended December 31, 2005 and
2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" included elsewhere in this prospectus. Unless otherwise indicated
all historical financial, reserve and operations information contained in this summary is stated in thousands.

                                                                                                   Nine months ended
                                           Year ended          Period from Inception                 December 31,
                                            March 31,          (May 6, 2003) through       ----------------------------------
                                              2005                March 31, 2004               2005                2004
                                          --------------     --------------------------    --------------     ---------------
                                                                                             (Unaudited)         (Unaudited)
 Statement of Operations Data:
     Revenues                               $     974                $      -                 $ 4,107              $   348

     Total Expenses                         $   4,761                $    787                 $ 9,105              $ 2,852

     Loss from Operations                   $   3,788                $    787                 $ 4,999              $ 2,504
     Net Loss                               $   3,286                $    614                 $ 4,798              $ 2,094
     Basic Loss per Share                   $    0.12                $   0.08                 $  0.15              $  0.08

         The table below sets forth a summary of our consolidated balance sheet data as of March 31, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus. It also provides financial data for, and as of, the end of the nine months ended December 31, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

                                                          March 31, 2005          December 31, 2005
                                                        ------------------      --------------------
                                                                                    (Unaudited)
   Balance Sheet Data:
    Cash and Cash Equivalents                              $     9,990               $  54,294
     Inventories                                           $     3,227               $   3,321
     Prepaid Expenses and Other Assets, Net                $     4,172               $   3,923
     Oil and Gas Properties, Full Cost Method, Net         $    42,802               $  54,774
     Total Assets                                          $    61,872               $ 118,989
     Total Current Liabilities                             $     6,998               $   4,031
     Total Long-Term Liabilities                           $       283               $   1,141
     Total Liabilities and Shareholders' Equity            $    61,872               $ 118,989

                     Summary Historical Reserve and Operating Data

         The following table presents summary information regarding our estimated oil and natural gas reserves as of March 31, 2005. All calculations of estimated proved reserves have been made in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), and, except as otherwise indicated, give no effect to state income taxes. The estimates of proved reserves are based on a reserve report prepared by Chapman Petroleum
Engineering Petroleum Ltd., ("Chapman") our independent petroleum engineers. For additional information regarding our reserves, please read "Business and
Properties - Oil and Natural Gas Reserves" below and note 22 to our 2005 annual consolidated financial statements.

   Reserve Data:

                                                                        Proved Reserves
                                                                     As of March 31, 2005
                                                 --------------------------------------------------------------
                                                   Developed(1)         Undeveloped(2)             Total
                                                 -----------------    --------------------    -----------------
Oil and condensate (MBbls)(3)                              10,580                   2,580               13,160
Natural gas (MMcf)                                              -                       -                    -
   Total BOE (MBbls)                                       10,580                   2,580               13,160

Estimated future net revenue before income
  taxes                                                 $ 182,377                $ 38,038            $ 220,415
Present value of estimated future net cash
  flow before income taxes (discounted 10%
  per annum)(4)                                          $ 68,241                 $ 9,037             $ 77,278
Standardized measure of discounted future
  net cash flows(5)                                                                                    $59,354

(1)  Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.
(2)  Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
(3)  Includes natural gas liquids.
(4)  Estimated future net reserves represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using the average oil and gas prices we were receiving in the Kazakhstan domestic market, as of March 31,
     2005, which was $21.27 per Bbl of oil.
(5)  The standardized measure of discounted future net cash flows represents the present value of future net cash flow less the computed discount.

         The following table presents summary information regarding our historical operating data for the year ended March 31, 2005, and the period from inception (May 6, 2003) to March 31, 2004 and for the nine months ended December
31, 2005 and 2004.

                                                                                                         For the
                                                                           Period from              Nine Months Ended
                                                    For the Year        Inception (May 6,              December 31,
                                                       Ended                 2003) to          -----------------------------
                                                 March 31, 2005         March 31, 2004            2005             2004
                                                 -------------------    -------------------    ------------    -------------
Production:
   Oil and condensate (Bbls)                          68,755                      -               204,163           41,783
   Natural gas liquids (Bbls)                              -                      -                     -                -
   Natural gas (Mcf)                                       -                      -                     -                -
   Barrels of oil equivalent (BOE)                         -                      -                     -                -

Average Sales Price(1)
   Oil and condensate ($ per Bbl)                     $15.17                   $  -                $21.31           $13.33
   Natural gas liquids ($ per Bbl)                         -                      -                     -                -
   Natural gas ($ per Mcf)                                 -                      -                     -                -
   Barrels of oil equivalent ($ per BOE)                   -                      -                     -                -

Average oil and natural gas operating
   expenses including production and ad
   valorem taxes ($ per BOE)(2)                       $ 3.08                   $  -                 $2.64            $6.45

(1)  During the period from inception through the year ended March 31, 2005, the
     Company has not engaged in any hedging activities, including derivatives.
(2)  Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), expensed workover costs and the administrative costs of field production personnel, insurance and production and ad valorem taxes.

                                     RISK FACTORS

         Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities and Exchange Act of 1934, as amended.
Forward-looking statements are identified by words such as "believe,"
"anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of BMB Munai, Inc. and its wholly-owned operating subsidiary, Emir Oil, LLP, on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list. BMB Munai, Inc. and Emir Oil, LLP, are referred to collectively throughout this prospectus as "we," "us," "our" and "ours."

              Risks Relating to the Oil and Natural Gas Industry

         A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations and ability to meet our capital expenditure obligations and financial commitments and implement our business strategy.

         Our business is heavily dependent upon the prices of, and demand for, oil and natural gas production and the level of such production will be subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

         o  the domestic and foreign supply of oil and natural gas;
         o  the price and quantity of imports of crude oil and natural gas:
         o  political conditions and events in other oil-producing and natural gas-producing countries, including embargoes, continued hostilities in the Middle East, Iran, Nigeria and other sustained military campaigns, and acts of terrorism or sabotage;
         o  the actions of the Organization of Petroleum Exporting Countries, or
            OPEC;
         o  domestic government regulation, legislation and policies;
         o  the level of global oil and natural gas inventories;
         o  weather conditions;
         o  technological advances affecting energy consumption;
         o  the price availability of alternative fuels; and
         o  overall economic conditions.

         Any continued and extended decline in the price of crude oil or natural gas will adversely affect:

         o  our revenues, profitability and cash flow from operations;
         o  the value of our proved oil and natural gas reserves;
         o  the economic viability of certain of our drilling prospects;
         o  our borrowing capacity; and
         o  our ability to obtain additional capital.

         In December 2005 we were granted our first export quota from the
Ministry of Energy and Mineral Resources of the Republic of Kazakhstan ("MEMR")
which allowed us to begin exporting oil for sale in the world market in January
2006. We have also been granted export quotas in March and April 2006. Prior to
January 2006, we were limited to selling our test production to the domestic market in Kazakhstan. The price of oil in the domestic market in Kazakhstan is materially lower than the price in the world market. There is no guarantee that the Republic of Kazakhstan will continue to grant us export quotas in the future. In the event we are not granted an export quota in the future, we will be limited to selling our production to the domestic Kazakhstan market, which likely will result in us realizing lower revenue per barrel of oil sold than we would realize in the world market.

         We have not entered into crude oil and natural gas price hedging arrangements on any of our anticipated sales. However, we may in the future enter into such arrangements in order to reduce our exposure to price risks.
Such arrangements may limit our ability to benefit from increases in oil and natural gas prices.

         Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

         The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus.

         In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.
Therefore, estimates of oil and natural gas reserves are inherently imprecise.

         Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

         You should not assume that the present value of future net revenues from our proved reserves referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase, it could have a negative impact on our ability to finance operations; individual properties could cease being commercially viable; affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities.

         A substantial percentage of our proven properties are undeveloped;
therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as "proved developed producing."

         Because a substantial percentage of our proven properties are "proved undeveloped" (approximately 20%), or "proved developed non-producing"
(approximately 65%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

         We will be unable to produce up to 94% of our proved reserves if we are not able to extend our current contract or obtain a new contract from the
Republic of Kazakhstan, which would likely require us to terminate our operations.

         Under our current contract for exploration of hydrocarbons on the
Aksaz, Dolinnoe and Emir fields, we have the right to produce oil and gas only until July 2007, yet 94% of our proved reserves are scheduled to be produced after July 2007. We have the ability to extend our current exploration contract to July 2009. We also have the exclusive right to negotiate a commercial production contract as per the terms of our exploration contract. If, however, we are unable to obtain a commercial production contract prior to the expiration of our exploration contract, we will lose our right to produce the reserves on our current properties. If we are unable to produce those reserves, we will be unable to realize revenues and earnings and to fund operations and we would most likely be unable to continue as a going concern.

         Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

         A "prospect" is a property which, based on available seismic and geological data, we believe shows potential oil or natural gas. Our prospects are in various stages of evaluation and interpretation. There is no way to predict in advance of drilling and completion costs whether a prospect will be economically viable. Even with seismic data and other technologies and the study of producing fields in the same area, we cannot know conclusively prior to drilling whether oil or natural gas will be present or, if present, will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and /or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects. If we drill additional unsuccessful wells, our drilling success rate may decline and we may not achieve our targeted rate of return.

         We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

         We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

         o  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
         o  abnormally pressured formations;
         o  mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
         o  fires and explosions;
         o  personal injuries and death; and
         o  natural disasters.

         Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could adversely affect us.

         We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

         Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

         o  discharge permits for drilling operations;
         o  drilling bonds;
         o  reports concerning operations;
         o  the spacing of wells;
         o  unitization and pooling of properties; and
         o  taxation.

         Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

         Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

         Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of investigatory or remedial obligations or even injunctive relief. Changes in environmental laws and regulations occur frequently; any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as on the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or whether our operations were standard in the industry at the time they were performed.

         Unless we replace our oil and natural gas reserves, our reserves and future production will decline, which would adversely affect our cash flows and income.

         Unless we conduct successful development, exploration and exploitation activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

         If we do not satisfy our commitments to the government of Kazakhstan while we are engaged in exploration and development activities we could lose our rights to the ADE Block and the Extended Territory.

         We have committed to the government of Kazakhstan to make various capital investments and to develop the ADE Block and the Extended Territory in accordance with specific requirements during exploration and development.
Additionally, to undertake commercial production, we will need to apply for and be granted commercial production rights. The requirements of our current license may be inconsistent with the terms of any new licenses we are issued.
Additionally, we may not be able to satisfy all commitments in the future. If we fail to satisfy these commitments our contract may be cancelled. The cancellation of our contract could have a material adverse effect on our business, results of operations and financial condition. Although we would seek waivers of any breaches or seek to renegotiate the terms of our commitments, we cannot assure you that we would be successful in doing so.

         Our activities, and correspondingly, our ability to generate revenue to support operations, could be adversely affected because of inadequate infrastructure in the region where our properties are located.

         Our exploration and development activities could suffer due to inadequate infrastructure in the region. We are working to improve the infrastructure on our properties. Any problem or adverse change affecting our operational infrastructure, or infrastructure provided by third parties, could have a material adverse effect on our financial condition and results of operations. Similarly, if we are unsuccessful in developing the infrastructure on our properties it could have a material adverse effect on our financial conditions and results of operations.

         The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

         Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development and exploration operations. As the price of oil and natural gas increases, the demand for production equipment and personnel will likely also increase, potentially resulting, at least in the near-term, in shortages of equipment and personnel.
In addition, larger producers may be able to secure access to such equipment by offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but this could also significantly increase the cost of producing those reserves, thereby having a negative impact on anticipated net income.

         The unavailability or high price of transportation systems could adversely affect our ability to deliver our production to oil and natural gas markets on terms that would allow us to operate profitably, or at all.

         Because of the location of our properties, the crude oil we produce must be transported by truck or by rail. In the future it will likely also be transported by pipelines. These railways and pipelines are operated by state-owned entities or other third parties, and there can be no assurance that these transportation systems will always be functioning and available, or that the transportation costs will remain at acceptable levels. In addition, any increase in the cost of transportation or reduction in its availability to us could have a material adverse effect on our results of operations. There is no assurance that we will be able to procure sufficient transportation capacity on economical terms, if at all.

         Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

         We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources which are substantially greater than ours, this can be particularly important in the areas in which we operate. Those companies may be able both to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. There is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel or raising additional capital.

                        Risks Relating to Our Business

         The loss of senior management and key personnel could adversely affect
us.

         Our success is dependent on the performance of our senior management and key technical personnel each of whom has extensive experience in the oil and gas industry. The loss of such individuals, in particular, Boris Cherdabayev, our CEO and Chairman of our Board of Directors, or Toluesh Tolmakov, the General
Director of Emir Oil, our wholly-owned subsidiary, could have an adverse effect on our business. We do not have employment agreements in place with our senior management or key employees. We do not currently carry key man insurance for any of our senior management or key employees, nor do we anticipate obtaining key man insurance in the foreseeable future.

         If you purchase shares of our stock, your investment will be subject to the same risks inherent in international operations, including, but not limited to, adverse governmental actions, political risks, and expropriation of assets, loss of revenues and the risk of civil unrest or war.

         We believe that the present policies of the government of the Republic of Kazakhstan are favorable to foreign investment and to exploration and production and we are not aware of any impending changes. While there is a certain amount of bureaucratic "red tape" we have significant experience working in Kazakhstan, and good relationships with government agencies at many levels.

         We, however, remain subject to all the risks inherent in international operations, including adverse governmental actions, uncertain legal and political systems, and expropriation of assets, loss of revenues and the risk of civil unrest or war. Our primary oil and gas properties are located in
Kazakhstan, which until 1990 was part of the Soviet Union. Kazakhstan retains many of the laws and customs of the former Soviet Union, but has and is continuing to develop its own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of our agreements; in the event of dispute, we may have limited recourse within the legal and political system.

                                       10

         If we are successful in establishing commercially producible reserves on our properties, an application will be made for a commercial production contract. We have the exclusive right to negotiate this contract for the ADE
Block and Extended Territory, and the government is required to conduct these negotiations under the "Law of Petroleum." Such contracts are customarily awarded upon determination that the field is capable of commercial rates of production and that we have complied with the other terms of our license and exploration contract. The terms of the commercial production contract will establish the royalty and other payments due to the government in connection with commercial production. At the time the commercial production contract is issued, we will be required to begin repaying the government its historical investment costs of exploration and development of the ADE Block and the
Extended Territory. Our obligation associated with the ADE Block is approximately $6 million. Our obligation associated with the Extended Territory has not yet been determined and is currently being negotiated. If satisfactory terms for commercial production rights cannot be negotiated, it could have a material adverse effect on our financial position.

              Risks Relating to an Investment in Our Securities

         You may have difficulty reselling the shares you acquire in this offering because of the limited trading volume of your common stock.

         Our stock has limited trading volume on the Over-the-Counter Bulletin
Board and is not listed on a national exchange. Moreover, a significant percentage of our outstanding common stock is "restricted" and therefore subject to the resale restrictions set forth in Rule 144 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These factors could adversely affect the liquidity, trading volume, price and transferability of our common shares.

         There are a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

         As of June 14, 2006, 43,245,657 shares of our common stock were outstanding. We are registering 12,854,427 shares of our common stock, pursuant to this prospectus, all of which are already outstanding. Any person acquiring shares of common stock covered by this registration statement, from any party other than an "affiliates," will acquire freely tradable shares without restriction or further registration under federal securities laws. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, and may include statements about our:

         o  business strategy;
         o  reserves;
         o  financial strategy;
         o  production;
         o  uncertainty regarding our future operating results;
         o  plans, objectives, expectations and intentions that are not historical.

         All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the

                                       11

words "could," "believe," "anticipate," "intend," "estimate," "expect,"
"project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk
Factors," "Management's Discussion and Analysis of Financial Condition and
Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                               USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

                           SELLING SECURITY HOLDERS

         The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. Except as may be identified in the footnotes to the table, none of the selling security holders has held any position, office or otherwise had a material relationship with BMB or any of its predecessors or affiliates in the past three years. Percentage of beneficial ownership after the offering is based on 43,245,657 shares of our common stock outstanding as of June 14, 2006. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

                                                              Beneficial Ownership                  Beneficial Ownership
                                                                Before Offering                      After Offering(2)
Name                                         Shares           %            Shares Offered(1)         Shares         %
--------------------------------------     ----------       ------         -----------------       ---------      ------
DKR Saturn Event Driven Holding Fund
  LTD(3)                                   1,079,953         2.5%                1,079,953                0          *
Front Street Investment Management,
  Inc. (4)                                    62,500            *                   62,500                0          *
Douglas M. Lane                               15,000            *                   15,000                0          *
Credifinance Capital Corp. (5)               452,083         1.0%                  452,083                0          *
Firebird Global Master Fund,
  Ltd. (6)                                    88,000            *                   88,000                0          *
Bear Stearns FBO Firebird Global
Master Fund, Ltd. (6)                        150,000            *                  100,000           50,000          *
Vertex One Asset Management, Inc. (7)        300,000            *                  300,000                0          *
Firebird Republics Fund, Ltd. (8)            533,333         1.2%                  533,333                0          *
William McGee                                103,367            *                   93,367           10,000          *
Douglas Francis Roche                          7,060            *                    7,060                0          *
Bradley Peech                                 12,500            *                   12,500                0          *
Stanley Smith                                 45,078            *                   15,176           29,902          *
WTC-CIF Energy Portfolio (nominee:
  Finwell & Co.) (9)                          23,000            *                   15,000            8,000          *
WTC-CIF Energy Portfolio (nominee:
  Landwave & Co.) (10)                       163,000            *                  114,000           49,000          *
Spindrift Partners, L.P. (11)                247,000            *                  141,000          106,000          *
Spindrift Investors (Bermuda) L.P. (12)      317,000            *                  161,000          156,000          *
Aton International Ltd.(13)                1,226,121         2.8%                1,226,121                0          *

                                       12

Roytor & Co. (14)                            200,000            *                  200,000                0          *
Roytor & Co. (15)                            200,000            *                  200,000                0          *
Anthony Richard Brocas Burrows                 4,500            *                    4,500                0          *
Brewin Nominees (Channel Islands)
  Ltd.(16)                                     1,760            *                    1,760                0          *
Brewin Nominees Ltd. (17)                      1,400            *                    1,400                0          *
Giltspur Nominees Ltd.(18)                    58,990            *                   58,990                0          *
Genesis Smaller Companies SICAV
(Nominee: JPMorgan Chase Bank NY)(19)        227,000            *                  227,000                0          *
Genesis Emerging Markets
  Opportunities Fund Ltd. (20)             1,098,000         2.5%                1,098,000                0          *
Global Undervalued Securities Master
  Fund(21)                                   200,000            *                  200,000                0          *
Firebird Avrora Fund, Ltd. (8)               626,190         1.4%                  533,333           92,857          *
Firebird New Russia Fund, Ltd. (8)           125,334            *                  125,334                0          *
Touradji Global Resources Master
  Fund, Ltd. (22)                          2,259,265         5.2%                1,250,000        1,009,265       2.3%
QVT Fund LP(23)                              250,000            *                  250,000                0          *
S.A.C. Capital Associates, LLC(24)           300,000            *                  300,000                0          *
Invesco Taiga(25)                             55,327            *                   55,327                0          *
Eastern Europe and Russian Mother
Equity Fund(26)                              276,632            *                  276,632                0          *
State Street Emerging Markets (210)(27)      177,400            *                  177,400                0          *
AGF Marches Emergents (260) (27)              50,300            *                   50,300                0          *
State Street Active Asie (360) (27)           69,900            *                   69,900                0          *
Olynthus & Co. (9T02) (27)                   133,900            *                  133,900                0          *
Portbird & Co. (N42N) (27)                    47,600            *                   47,600                0          *
Mildbreeze & Co. (DA50) (27)                  40,700            *                   40,700                0          *
Squab & Co. (DU2M) (27)                       35,800            *                   35,800                0          *
Cudd & Co. Nominee for JP Morgan
  Chase Bank(28)                             133,800            *                  133,800                0          *
Cudd & Co. Nominee for JP Morgan
  Chase Bank(29)                              78,500            *                   78,500                0          *
Cudd & Co. Nominee for JP Morgan
  Chase Bank(30)                             399,200            *                  399,200                0          *
Cudd & Co. Nominee for JP Morgan
  Chase Bank(31)                             174,300            *                  174,300                0          *
MTBJ JPM Russia & Eastern Europe
  Fund(32)                                   566,300         1.3%                  566,300                0          *
Cudd & Co. Nominee for JP Morgan
  Chase Bank(33)                           1,740,600         4.0%                1,740,600                0          *
Booth & Co(34)                                55,358            *                   55,358                0          *
*  Less than 1%.

(1)  Represents the number of shares we are required to register pursuant to the registration rights of the selling stockholders.
(2)  Assumes all shares being offered under this prospectus will be sold by the selling stockholders.

                                       13

(3)  DKR Saturn Event Driven Holding Fund, LTD. has informed us that Ron
     Phillips has dispositive and voting power for all of its shares in our
     Company.
(4)  Front Street Investment Management, Inc. has informed us that Frank Mersch has dispositive and voting power for all of its shares in our Company.
(5)  Cedifinance Capital Corp. has informed us that Georges Benarroch has dispositive and voting power for all of its shares in our Company. Mr.
     Benarroch currently serves on our board of directors and is the former CEO of our predecessor company.
(6)  Firebird Global Master Fund, Ltd. has informed us that James Passin has dispositive and voting power for all of its shares in our Company.
(7)  Vertex One Asset Management, Inc. has informed us that John Thiessen has dispositive and voting power for all of its shares in our Company.
(8)  Firebird Republics Fund, Ltd., Firebird Avrora Fund, Ltd., and Firebird New
     Russia Fund, Ltd., have each informed us that Harvey Sawikin and Ian Hague have dispositive and voting power for all of our shares held by each of these funds.
(9)  Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by WTC-CIF Energy Portfolio (nominee: Finwell & Co.).
(10) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by WTC-CIF Energy Portfolio (nominee: Landwave & Co.).
(11) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by Spindrift Partners, L.P.
(12) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by Spindrift Investors (Bermuda) L.P.

(13) Aton International Ltd., has informed us that Charalambos Michaelides has dispositive and voting power for all of its shares in our Company. Aton
     International Ltd., may be deemed to be an affiliate of Aton Securities,
     Inc., a registered broker-dealer.

(14) Roytor & Co. holds these shares for the benefit of RAB Special Situations
     (Master) Fund Limited. RAB Special Situations (Master) Fund Limited has
     informed us that Mr. W.P.S. Richards has dispositive and voting power for all of its shares in our Company.
(15) Roytor & Co. holds these shares for the benefit of RAB Energy Fund Ltd. RAB
     Energy Fund Ltd. has informed us that Gavin Wilson has dispositive and voting power for all of its shares in our Company.
(16) Brewin Nominess (Channel Islands) Ltd. has informed us that Obelisk Trust
     Ltd., Guernsey, has dispositive and voting power for all of its shares in our Company.
(17) Brewin Nominees Ltd. has informed us that Brewin Dolphin Senior Staff
     Pension Scheme has dispositive and voting power for all of its shares in our Company.
(18) Giltspur Nominess Ltd. has informed us that it holds these shares for the benefit of the following persons or entities, each of whom has the dispositive and voting power over the shares of our Company each respectively owns: Mr. R C M Westrup - 2,400 shares; Gabriel Mackintosh -
     2,200 shares; Anthony Mackintosh - 7,400 shares; Mrs. V R MacAndrew - 2,200 shares; Mr. A B Greene - 3,700 shares; Mr. A Bridgewater - 2,200 shares;
     Mr. R J Coverley - 1,500 shares; Mr. D J Clark - 2,000 shares; Mr. J K
     Rylands - 5,440 shares; Mr. J S Bickersteth - 1,500 shares; Mrs.
     Tarrant-Smith - 1,500 shares; Mr. D B E Pike - 2,700 shares; Duet
     Investements Ltd., Monaco - 10,750 shares; and Pension Scheme of E Lebas
     Ltd. - 13,500 shares.

(19) Genesis Fund Managers, LLP ("GFM") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. GFM, in such capacity is deemed to have dispositive and voting power for all of the shares held by Genesis Smaller Companies SICAV (Nominee: JPMorgan Chase
     Bank NY.) While Genesis Smaller Companies SICAV is not affiliated with any registered broker-dealer, GFM may be deemed to be an affiliate of one or more registered broker-dealers through common ownership. GFM is majority owned by Affiliated Managers Group, Inc., a NYSE listed asset management holding company. Affiliated Managers Group, Inc. also owns other asset managers, some of which are registered broker-dealers.
(20) Genesis Asset Managers, LLP ("GAM") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. GAM, in such capacity is deemed to have dispositive and voting power for all of the shares held by Genesis Emerging Markets Opportunities Fund Ltd. While
     Genesis Emerging Markets Opportunities Fund Ltd. is not affiliated with any

                                       14

     registered broker-dealer, GAM may be deemed to be affiliated with one or more registered broker-dealers through common ownership. GAM is majority owned by Affiliated Managers Group, Inc. a NYSE listed asset management holding company. Affiliated Managers Group, Inc. also owns other asset managers, some of which are registered broker-dealers.

(21) Kleinheinz Capital Partners, Inc. ("Kleinheinz") is an investment adviser registered under the Investment Adviser Act of 1940, as amended.
     Kleinheinz, in such capacity, is deemed to have dispositive and voting power for all of the shares held by Global Undervalued Securities Master
     Fund.
(22) Touradji Global Resources Master Funds, Ltd., has informed us that Paul
     Touradji has dispositive and voting power for all of its shares in our
     Company.
(23) QVT Fund LP has informed us that its general manager, QVT Associates GP LLC and its investment manager QVT Financial LP each have dispositive and voting power over all of its shares in our Company.
(24) S.A.C. Capital Associates, LLC, has informed us that pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors") and S.A.C. Capital Management,
     LLC, a Delaware limited liability company ("SAC Capital Management") share dispositive and voting power with respect to the shares held by S.A.C.
     Capital Associates, LLC. Mr. Steven Cohen controls both SAC Capital
     Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC
     Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities held by S.A.C. Capital Associates, LLC.
(25) Invesco Taiga has informed us that Peter Jarvis, the fund manager of
     Invesco Asset Management, has dispositive and voting power for all of its shares in our Company.
(26) Eastern Europe & Russian Equity Mother Fund has informed us that Peter
     Jarvis, the fund manager of Invesco Asset Management, has dispositive and voting power for all its shares in our Company.

(27) Each of State Street Emergents (210), AGF Marches Emergents (260), State
     Street Active Asie (360), Olynthus & Co. (9T02), Mildbreeze & Co. (DA50)
     and Squab & Co. (DU2M) has informed us that State Street Global Advisors, a division of State Street Bank & Trust Company may be deemed the beneficial owner of the shares held by each account because State Street Global
     Advisors has dispositive power for all shares of our Company held by each account. State Street Bank & Trust Company is a wholly-owned subsidiary of
     State Street Corporation. State Street Global Markets, LLC, a registered broker-dealer is also a subsidiary of State Street Corporation. Therefore,
     State Street Global Advisors may be deemed to be an affiliate of State
     Street Global Markets, LLC., a registered broker-dealer.
(28) JP Morgan Chase Bank holds these shares for the benefit of OP Eastern
     European Fund (the "Eastern European Fund"). We have been informed that
     JPMAM (UK) Ltd. ("JPMAM"), an investment adviser registered under the
     Investment Advisers Act of 1940, as amended, acts as the investment adviser to Eastern European Fund. In its capacity as investment adviser to Eastern
     European Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of Eastern European Fund. Eastern
     European Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is
     JPMorgan Chase & Co., a registered broker-dealer.
(29) JP Morgan Chase Bank holds these shares for the benefit of JPM New Europe
     Fund ("New European Fund"). We have been informed that JPMAM (UK) Ltd.
     ("JPMAM"), an investment adviser registered under the Investment Advisers
     Act of 1940, as amended, acts as the investment adviser to New Europe Fund.
     In its capacity as investment adviser to New Europe Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of New Europe Fund. New European Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is JPMorgan Chase & Co., a registered broker-dealer.
(30) JP Morgan Chase Bank holds these shares for the benefit of JPM Emerging
     Europe Equity Fund ("Emerging Europe Fund"). We have been informed that
     JPMAM (UK) Ltd. ("JPMAM"), an investment adviser registered under the
     Investment Advisers Act of 1940, as amended, acts as the investment adviser to Emerging Europe. In its capacity as investment adviser to Emerging
     Europe Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of Emerging Europe Fund. Emerging
     European Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is
     JPMorgan Chase & Co., a registered broker-dealer.
(31) JP Morgan Chase Bank holds these shares for the benefit of JPM Russia Fund
     ("Russia Fund"). We have been informed that JPMAM (UK) Ltd. ("JPMAM"), an investment adviser registered under the Investment Advisers Act of 1940, as amended, acts as the investment adviser to Russia Fund. In its capacity as investment adviser to Russia Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of Russia Fund.
     Russia Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is
     JPMorgan Chase & Co., a registered broker-dealer.

                                       15

(32) MTBJ JPM Russian and Eastern Europe Fund has informed us that JPMAM (UK)
     Ltd. ("JPMAM"), an investment adviser registered under the Investment
     Advisors Act of 1940, as amended, acts as the investment adviser to MTBJ
     JPM Russian and Eastern Europe Fund. In its capacity as investment adviser to MTBJ JPM Russian and Eastern Europe Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of MTBJ
     JPM Russian and Eastern Europe Fund. MTBJ JPM Russian and Eastern Europe
     Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is JPMorgan
     Chase & Co., a registered broker-dealer.
(33) JP Morgan Chase Bank holds these shares for the benefit of JPM Eastern
     Europe Equity Fund ("Eastern Europe Fund"). We have been informed that
     JPMAM (UK) Ltd. ("JPMAM"), an investment adviser registered under the
     Investment Advisers Act of 1940, as amended, acts as the investment adviser to Eastern Europe Fund. In its capacity as investment adviser to Eastern
     Europe Fund, JPMAM may be deemed to have voting and dispositive control over the shares held for the benefit of Eastern Europe Fund. Eastern Europe
     Fund is not affiliated with any registered broker-dealer. Its investment adviser, JPMAM, however, may be deemed to be an affiliate of a registered broker-dealer because the ultimate parent company of JPMAM is JPMorgan
     Chase & Co., a registered broker-dealer.

(34) Booth & Co., holds these shares for the benefit of Baring Asset Management
     New Russia Fund ("Baring"). Baring has informed us that Edward Remington
     Hobbs has dispositive and voting power for all of its shares in our
     Company.

                           PLAN OF DISTRIBUTION

         The selling stockholders ,which as used herein includes donees, pledges, transfers or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

         o  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
         o  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o  an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately negotiated transactions;
         o  short sales effected after the date of this prospectus;
         o  the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
         o  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;
         o  a combination of any such methods of sale; and
         o  any other method permitted pursuant to applicable law.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them; if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule
424(b) (3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their positions, or loan or pledge the common stock to broker-dealers who in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which could result in the creation of one or more derivative securities requiring delivery to such broker-dealer or other financial institution of shares offered by this prospectus, such broker-dealer or other financial institution may resell these shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

                                       16

         The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be
"underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

         Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholders and /or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities which are subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholders had no agreements or understandings, directly or indirectly
,with any person to distribute any such securities. We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which registration statement shall have been declared effective by the SEC. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the
Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933.

         To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, the amount of any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some sates the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

         We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act of 1933 and state securities laws, relating to the registration of the shares offered by this prospectus. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders who may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2)
the date on which the shares may be sold pursuant to Rule 144(k) of the
Securities Act of 1933.

                              LEGAL PROCEEDINGS

         In December 2003, a complaint was filed in the 15th Judicial Court in and for Palm Beach County, Florida, naming, among others, us, Georges Benarroch and Alexandre Agaian, current or former BMB directors, as defendants. The

                                       17

plaintiffs, Brian Savage, Thomas Sinclair and Sokol Holdings, Inc., allege claims of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil, LLP. The parties mutually agreed to dismiss this lawsuit without prejudice.

         In April 2005, Sokol Holdings also filed a complaint in United States
District Court, Southern District of New York alleging that BMB Munai, Inc.,
Boris Cherdabayev, Alexandre Agaian, Bakhytbek Baiseitov, Mirgali Kunayev and
Georges Benarroch wrongfully induced Toleush Tolmakov to breach a contract under which Mr. Tolmakov had agreed to sell to Sokol Holdings 70% of his 90% interest in Emir Oil LLP.

         In October 2005, Sokol Holdings amended its complaint in the U.S.
District Court in New York to add Brian Savage and Thomas Sinclair as plaintiffs and to add Credifinance Capital, Inc., and Credifinance Securities, Ltd.,
(collectively "Credifinance") as defendants in the matter. The amended complaint alleges tortious interference with contract, specific performance, breach of contract, unjust enrichment, breach of fiduciary duty by Georges Benarroch,
Alexandre Agaian and Credifinance, conversion, breach of fiduciary duty by Boris
Cherdabayev, Mirgali Kunayev and Bakhytbek Baisietov, misappropriation of trade secrets, tortious interference with fiduciary duty by Mr. Agaian, Mr. Benarroch and Credifinance and aiding and abetting breach of fiduciary duty by Mr.
Benarroch, Mr. Agaian and Credifinance in connection with a business plan for the development of the Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir
Oil, LLP. The plaintiffs have not named Toluesh Tolmakov as defendant in the action nor have the plaintiffs ever brought claims against Mr. Tolmakov to establish the existence or breach of any legally binding agreement between the plaintiffs and Mr. Tolmakov. The plaintiffs seek damages in an amount to be determined at trial, punitive damages, specific performance and such other relief as the Court finds just and reasonable.

         We have retained the law firm of Bracewell & Giuliani LLP in New York,
New York to represent us in the lawsuit. We moved for dismissal of the amended complaint or for a stay pending arbitration in Kazakhstan. That motion was denied, without prejudice to refiling it, to enable defendants to produce documents to plaintiffs relating to the issues raised in the motion. The motion will be refiled after the completion of the document production.

         In the opinion of management, the resolution of this lawsuit will not have a material adverse effect on our financial condition, results of operations or cash flows.

         In November 2005, we learned that the Company had been added as a defendant in a lawsuit filed by Bank CenterCredit against Optima Systems, LLP,
KazOvoshProm Company, LLP and Intexi LLP and a number of other parties. The lawsuit was filed in the Special Interregional Economic Court of Almaty,
Kazakhstan. Under Kazakh law, it is illegal for a party to purchase stock of a bank with borrowed funds. The lawsuit alleges that Optima Systems, KazOvoshProm
Company and Intexi illegally purchased shares of Bank CenterCredit in open market transactions in the Kazakhstan Stock Market from a number of parties, including BMB Munai, with borrowed funds.

         Bank CenterCredit has delivered a letter to us confirming that we have been joined in this matter to comply with the procedural requirements of Kazakh law and acknowledging our Company acted as a party to the transaction as a good faith seller of shares of the Bank. The Bank further acknowledges that the case has no property or material nature as it relates to BMB Munai. The Bank also guarantees to reimburse us for any expenses we may incur in connection with the litigation.

         In the opinion of management, the resolution of this lawsuit will not have a material adverse effect on our financial condition, results of operations or cash flows.

                                       18

         Other than the foregoing, to the knowledge of management, there is no other material litigation or governmental agency proceeding pending or threatened against the Company or our management.

                 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
                               CONTROL PERSONS

         The following table sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held within the Company. Directors are elected for staggered terms ranging from a period of one to three years and thereafter they serve until their successor is duly elected by the stockholders and qualified. Officers and other employees serve at the will of the Board of Directors.

Name                       Age      Positions with BMB                       Director Since
----                       ---      ------------------                       --------------

Boris Cherdabayev          51       Chairman of the Board of Directors        November 2003
                                      and Chief Executive Officer
Georges Benarroch          57       Director                                  November 2003
Sanat Kasymov              30       Chief Financial Officer
Adam Cook                  32       Secretary
Troy Nilson                40       Director                                  December 2004
Stephen Smoot              50       Director                                  January 2005
Askar Tashtitov            26       President
Valery Tolkachev           37       Director                                  December 2003

         The above individuals will serve as our officers and/or directors. A brief description of their background and business experience follows:

            Boris Cherdabayev. Mr. Cherdabayev joined BMB Holding, Inc., and assumed his current positions in May 2003. From May 2000 to May 2003, Mr.
Cherdabayev served as Director at TengizChevroil, LLP a multination oil and gas company owned by Chevron, ExxonMobil, KazMunayGas and LukOil. From 1998 to May
2000, Mr. Cherdabayev served as a member of the Board of Directors,
Vice-President of Exploration and Production and Executive Director on Services
Projects Development for NOC "Kazakhoil", an oil and gas exploration and production company. From 1983 to 1988, he served as a people's representative at
Novouzen City Council (Kazakhstan) and from 1994 to 1998; he served as a people's representative at Mangistau Oblast Maslikhat (regional level legislative structure) and a Chairman of the Committee on Law and Order. For his
achievements Mr. Cherdabayev has been awarded with a national "Kurmet" order.
Mr. Cherdabayev earned an engineering degree from the Ufa Oil & Gas Institute, with a specialization in "machinery and equipment of oil and gas fields" in
1976. Mr. Cherdabayev also earned an engineering degree from Kazakh Polytechnic
Institute, with a specialization in "mining engineer on oil and gas fields'
development." During his career he also completed an English language program in the USA, the NIAI-D Program (Chevron Advanced Management Program) at Chevron
Corporation offices in San-Francisco, CA, USA, and the CSEP Program (Columbia
Senior Executive Program) at Columbia University, New York, NY USA. Mr.
Cherdabayev is not a director or nominee of any reporting company.

            Georges Benarroch. Mr. Benarroch has been a member of the Investment
Dealer Association of Canada and has served as the president and chief executive officer of Euro Canadian Securities Limited and its successor company,
Credifinance Securities Limited, an institutional investment bank, based in
Toronto, a member of the Toronto Stock Exchange and the Montreal Exchange since
1982. Credifinance Securities Limited has been one of the North American pioneers in providing investment banking and equity research coverage of companies in the Former Soviet Union ("FSU.") Since 1994, Credifinance
Securities Limited has acted as agent and/or underwriter, stock exchange sponsor, and introducing broker for a number of companies operating in the FSU

                                       19

and was instrumental in supporting Hurricane Hydrocarbons (now PetroKazakhstan)
and Transmeridian Exploration through their early stages of development. Mr.
Benarroch is also the president and chief executive officer of Credifinance
Capital Inc. based in Toronto, Canada and Credifinance Capital Corp. based in
Palm Beach, Florida, both companies specialized in proprietary trading, private equity funding and venture capital. Since 1994, he has also served as president and chief executive officer of InterUnion Financial Corporation, a "business bank" which in 1996 created InterUnion Asset Management, a Canadian money management firm with over $1.5 billion under management prior to being sold in
2001. Mr. Benarroch graduated from the Faculte de Droit in Toulouse (France), with a B.Sc. degree from the Universite de Montreal (Canada) in 1970. He received a M.Sc. International Relations and Economic Development from both the
Faculte de Droit de Nice (France) and the Institut des Hautes Etudes
Internationales, in 1972 and 1972 respectively. Mr. Benarroch completed a
Doctorat de Droit (III cycle) at the Universite de Paris (France) in 1974. Mr.
Benarroch is not a director or nominee of any reporting company.

            Sanat Kasymov. Mr. Kasymov graduated from Istanbul University of
Istanbul, Turkey in 1998 where he was awarded a Bachelor's degree in Economics with an emphasis in International Relations. In 2003, Mr. Kasymov passed the
AICPA Uniform CPA Examination. From April 1999 through December 2001 Mr. Kasymov was employed as the Chief Specialist of the Corporate Relations Department of
Demir Kazakhstan Bank. From December 2001 through 2004 Mr. Kasymov was employed at Deloitte & Touche as a Senior Auditor where he became proficient in the application of both international and national accounting (IAS/ US GAAP) and auditing standards (ISA/ US GAAS). From February 2005 to January 2006, when he was appointed as the Company's Chief Financial Officer, Mr. Kasymov served as the Financial Manager of BMB Munai, Inc. Mr. Kasymov is not a director or nominee of any reporting company.

            Troy F. Nilson, CPA. Since February 2001, Mr. Nilson has served as an
Audit Partner with Chisholm, Beirwolf & Nilson, Certified Public Accountants, in
Bountiful, Utah. From December 2000 to February 2001, he served as an Audit
Manager for Crouch, Bierwolf & Associates, Certified Public Accountants, in Salt
Lake City, Utah. Prior to that time, Mr. Nilson served as the Senior Auditor for
Intermountain Power Agency in Salt Lake City, Utah from March 1995 to December
2000. In past five years, Mr. Nilson has extensive public and private company audit, audit review and Securities and Exchange Commission disclosure and reporting experience. Mr. Nilson received licensure as a Certified Public
Accountant in 1997. Mr. Nilson earned a Masters of Science Degree in Business
Information Systems from Utah State University in December 1992, and a Bachelor of Science in Accounting from Utah State University in August 1990. Mr. Nilson is not a director or nominee of any other reporting company.

            Stephen Smoot. During the past five years Mr. Smoot has been self-employed as a consultant in the area of foreign technology development and transfer. Mr. Smoot assisted in forming Caspian Service Group Limited, a wholly-owned subsidiary of EMPS Corporation, in December 1999, and served as
President of Caspian Services from inception until February 2002. Mr. Smoot served as the Interim President of EMPS Corporation from June 2004 until
December 2004. Mr. Smoot is not a director or nominee in any other reporting company.

            Askar Tashtitov. Mr. Tashtitov has been with the Company since 2004, serving in the capacity of financial analyst. Prior to joining the Company, from
2002 to 2004, Mr. Tashtitov was employed by PA Government Services, Inc. Mr.
Tashtitov worked as a management consultant specializing in oil and gas projects. In May 2002, Mr. Tashtitov earned a Bachelor of Arts degree from Yale
University majoring in Economics and History. Mr. Tashtitov is not a director or nominee of any reporting company.

            Valery Tolkachev. Since 1999 Mr. Tolkachev has been employed with Aton
Investment Company in Moscow, Russia. He is currently serving as a Managing
Director of Capital Markets for Aton. From 1991 to 1999, Mr. Tolkachev served in various positions including; broker, analyst, manager and V.P. of Equities

                                       20

Department at MDM Bank, InkomBank, InkomCapital, Tveruniversalbank and TIRAbrok
Company. Mr. Tolkachev graduated with Honors from the High Military School in
Kiev, USSR in 1989. In June 2005 Mr. Tolkachev graduated from the Academy of
National Economy, Moscow Law Faculty and has applied for admission to practice law in Russia. Mr. Tolkachev serves as a director of Caspian Services, Inc., and
Bekem Metals, Inc., both are SEC reporting companies.

            Adam Cook. Mr. Cook graduated from the University of Utah with a B.S.
degree in Business Administration, with a minor in English in 1999. Mr. Cook's work experience includes working for Intermountain Piping Supply (IPS), a polyurethane pipe and fitting supply company and Vinson Supply a Pipe Valve and
Fitting supply company where he held various positions of responsibility including sales and customer support. Mr. Cook also worked at Phillips Petroleum oil refinery located in Woods Cross, Utah, where he worked with a team of laborers to bring several environmental concerns to current standards. From 2000 through 2003, Mr. Cook's principal business activities included working as an independent business consultant to Poulton & Yordan, a Salt Lake City based law firm that specializes in counseling public companies. Since 2003, Mr. Cook has been primarily self-employed providing consulting services to public entities regarding mergers, acquisitions and contract review. Mr. Cook is not a director or nominee of any reporting company.

   Family Relationships

         There are no family relationships among our directors and/or executive officers.

   Involvement in Certain Legal Proceedings

         During the past five years none of our executive officers, directors, promoters or control persons has been involved in any of the following events that could be material to an evaluation of his ability or integrity, including:

         (1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
         (2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
         (3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
         (4) Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity
         Futures Trading Commission to have violated a federal or state securities or commodities law, which judgment has not subsequently been reversed, suspended, or vacated.

   Board Committees

         Our board of directors has established an audit committee, whose principal functions are to assist the board in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee has the sole authority to retain and terminate our independent registered public accounting firm, to approve the compensation paid to our independent registered public accounting firm and to oversee our internal audit function. The audit

                                       21

committee is comprised of two independent directors, Troy Nilson and Valery
Tolkachev, with Mr. Nilson acting as chairman. Our board of directors has determined that Mr. Nilson qualifies as an "audit committee financial expert"
under the rules of the SEC adopted pursuant to the requirements of the
Sarbanes-Oxley Act of 2002. Mr. Nilson and Mr. Tolkachev each qualifies as
"independent" in accordance with the applicable regulations adopted by the SEC.

         Our board of directors has also established a compensation committee.
The compensation committee makes recommendations regarding compensation of the
Company's officers. The compensation of our chief executive officer is recommended to the board (in a proceeding in which our chief executive officer does not participate) by the compensation committee. Our compensation committee is comprised of three independent directors, Troy Nilson, Valery Tolkachev and
Stephen Smoot. The compensation committee also recommends compensation for all other officers to the board for determination.

         We currently do not have a nominating committee. Instead, our independent directors fulfill the role of a nominating committee. When vacancies occur the board will consider director nominees recommended by shareholders, as well as director nominees recommended by a majority of the independent directors.

         Our board may establish other committees from time to time to facilitate our management.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The term "beneficial owner" refers to both the power of investment and the right to buy and sell our shares. It also refers to rights of ownership or the right to receive distributions from the Company and proceeds from the sale of Company shares. Since these rights may be held or shared by more than one person, each person who has a beneficial ownership interest in shares is deemed to be the beneficial owners of the same shares because there is shared power of investment or shared rights of ownership.

         The following table sets forth as of May 12, 2006, the name and the number of shares of our common stock, par value of $0.001 per share, held of record or beneficially by each person who held of record, or was known by us to own beneficially, more than 5% of the 43,245,657 outstanding shares of our common stock, and the name and shareholdings of each director and of all executive officers and directors as group.

Type of                                                         Amount & Nature of                     % of
Security          Name and Address                             Beneficial Ownership                   Class
--------          ----------------                             --------------------                   -----

  Common         Bakhytbek Baiseitov                                 4,267,177(1)                      9.9%
                 100 Shevchenko Street
                 Almaty 480072
                 Republic of Kazakhstan

  Common         Georges Benarroch                                     694,940(2)                      1.6%(6)
                 41A Avenue Road,
                 Toronto, Ontario M5R 2G3, Canada

  Common         Boris Cherdabayev                                   6,294,983(3)                     14.6%(6)
                 202 Dostyk Ave, 4th Floor
                 Almaty 050051
                 Republic of Kazakhstan

                                               22

  Common         Sanat Kasymov                                          10,000                          *
                 202 Dostyk Ave, 4th Floor
                 Almaty 050051
                 Republic of Kazakhstan

  Common         Askar Tashtitov                                        10,000                          *
                 202 Dostyk Ave, 4th Floor
                 Almaty 050051
                 Republic of Kazakhstan

  Common         Troy Nilson                                               -0-                          *
                 533 West 2600 South #250
                 Bountiful, Utah 84010

  Common         Stephen Smoot                                             -0-                          *
                 875 Donner Way, Suite 705
                 Salt Lake City, Utah 84108

  Common         Valery Tolkachev                                      100,000(4)                       *(6)
                 27/6 Pokrovka St.
                 Moscow, Russia

  Common         Toleush Tolmakov                                    2,760,365                         6.4%
                 Daulet Village, Oil Storage Depot
                 Aktau 466200
                 Republic of Kazakhstan

  Common         Touradji Global Resources                           2,259,265(5)                      5.2%
                 Master Fund, Ltd.
                 c/o Spectrum Global Fund Administration (Cayman)
                 Anchorage Center, Second Floor
                 P.O. Box 10243 APO
                 Grand Cayman, Cayman Islands
                 BWI
-----------------------------------------------------------------------------------------------------------

All executive officers and directors                                 7,109,923                        16.2%
as a group (7 persons)
-----------------------------------------------------------------------------------------------------------
                  TOTAL                                             16,396,730                        37.7%
===========================================================================================================

*  Less than 1%.

(1)  Mr. Baiseitov holds 1,714,286 shares in his own name and 2,552,891 shares in the name of MB-Invest LLC, a Kazakhstan limited company, in which Mr.
     Baiseitov holds a 100% interest and therefore may be deemed to have voting and investment power over the shares held by MB-Invest LLC.
(2)  The shares attributed to Mr. Benarroch include: i) 452,083 shares held of record by Credifinance Capital Corp., which are included in this registration statement. Mr. Benarroch is the president of Credifinance
     Capital Corp., and therefore may be deemed to be the beneficial owner of those shares; ii) an immediately exercisable options to acquire 142,857 shares of our common stock held of record in the name of Credifinance
     Securities, Ltd. As the CEO of Credifinance Securities, Ltd., Mr. Benarroch
     may be deemed to be the beneficial owner of those shares; iii) an immediately exercisable option to acquire 68,421 shares of our common stock held of record by Mr. Benarroch; and iv) 31,579 shares of common stock held of record by Mr. Benarroch.

                                       23

(3)  The shares attributed to Mr. Cherdabayev include 3,332,601 shares held of record by Mr. Cherdabayev, 2,552,126 shares held of record by Westfall
     Group Limited FBO Boris Cherdabayev and an immediately exercisable option held by Mr. Cherdabayev to acquire 410,256 shares of our common stock.
(4)  The shares attributed to Mr. Tolkachev include 31,579 shares of common stock held of record by Mr. Tolkachev and an immediately exercisable option held by Mr. Tolkachev to acquire 68,421 shares of our common stock.
(5)  Mr. Paul Touradji is the managing member of Touradji Capital GP LLC, the
     General Partner of Touradji Capital Management, LP. Mr. Paul Touradji is
     the director of Touradji Global Resources Master Fund, Ltd.
(6)  The percentages reflect the increase in the number of common shares that would be issued in connection with the exercise of outstanding options.

         Messers. Cherdabayev, Tashtitov and Kasymov are officers of the
Company. Mr. Tolmakov is an officer of the Company's wholly-owned subsidiary,
Emir Oil, LLC. Messers. Benarroch, Cherdabayev, Nilson, Smoot and Tolkachev are
directors of the Company.

   Change in Control

         To our knowledge, there are no present arrangements or pledges of our securities that may result in a change in control of the Company.

                        DESCRIPTION OF THE SECURITIES

         Description of Common Stock. Our authorized capital stock consists of 100,000,000 shares of common stock with a $0.001 par value and 20,000,000 shares of preferred stock with a $0.001 par value. As of June 14, 2006, we had approximately 43,245,657 common shares outstanding. We have no preferred shares outstanding. Holders of our common shares are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares. During the quarter ended
December 31, 2003, we issued a stock dividend to our shareholders of 50,000 shares. The shares were issued pro-rata to all of our common stockholders on a one share for each 9.8 pre-split shares outstanding. All dividends are subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, our capital requirements and general business conditions. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.

         All common shares have equal voting rights and, when validly issued and outstanding, will have one vote per share on all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the common shares present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors; the minority shareholders will not be able to elect a representative to the Board of Directors.

         Common shares have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Each common share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.

         Description of Preferred Stock. We currently have authorized 20,000,000 shares of preferred stock, $0.001 par value, with no shares issued or outstanding. No rights, privileges or preferences have been designated for our preferred stock. Our Board of Directors is authorized to divide our preferred shares into classes or series and to designate the rights, privileges and preferences of any such class or series of preferred stock by resolution prior to its issuance.

                                       24

         Description of Stock Options. We have adopted and our shareholders have ratified the BMB Munai, Inc., 2004 Stock Incentive Plan (the "Plan") allowing us to offer our key employees, officers, directors, consultants and sales representatives, an opportunity to acquire a proprietary interest in our corporation. The various types of incentive awards which may be provided under the Stock Option Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The total number of common shares reserved and available for distribution under the Plan is 5,000,000. These shares will underlie the options granted by us pursuant to the Plan. In October 2004 we granted stock options to purchase up to 60,000 shares of our common stock to Gary Lerner, who, at the time was serving as our corporate secretary. In July 2005 our Board of Directors approved stock option grants to purchase 820,783 shares of our common stock to certain individuals, including some of our officers and directors, subject to acceptance of those grants by the parties to whom they were granted. In January
2006, we granted stock options to purchase 100,000 shares of our common stock to
Anuar Kulmagambetov, our former CFO. These are the only stock option grants that have been made under the Plan. In April 2006, Mr. Lerner exercised options to purchase 7,200 shares of our common stock. No option shares are being registered under this registration statement

         Option holders are not protected against dilution if we should issue additional shares in the future. Neither the options, nor the shares underlying the option have preemptive rights.

         In the case of any reclassification, change, consolidation, merger, sale or conveyance of our shares to another corporation, we will make adequate provision whereby the registered holder of any outstanding option will have the right to receive and exercise the options immediately prior to the reclassification, change, consolidation, merger, sale or conveyance of our shares.

         Other provisions of the options are set forth below. This information is subject to the provisions of the Plan and the Stock Option Certificates representing the options. The following information is a summary of the BMB
Munai, Inc., 2004 Stock Incentive Plan.

         1.       The shares underlying the options offered pursuant to the Plan are subject to the same rights and restrictions as other shares.

         2.       Once an option is granted, we may not call the option.

         3.       The options may not be sold sooner than six months from the date of the grant of the related award without our prior approval.

         4.       Unless exercised within the time provided for exercise, the options will automatically expire.

         5.       The exercise price per share purchasable under a stock option shall be determined by the Committee at the time of grant and may not be less that 100% of Fair Market Value of the shares, provided however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value of the shares.

         6.       There is no minimum number of shares that must be purchased upon exercise of the option.

         7.       The option holders, in certain instances, are protected
against dilution of their interest represented by the underlying shares upon the occurrence of stock dividends, stock splits, reclassifications and mergers.

         Transfer Agent. Our stock transfer agent is OTC Stock Transfer, Inc., located at 231 East 2100 South, Salt Lake City, Utah 84165, Telephone (801)
485-5555.

                                       25

                    INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of BMB Munai, Inc. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in BMB Munai, Inc.

         The consolidated financial statements included in this prospectus have been audited by BDO Kazakhstanaudit, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The estimated reserve evaluations and related calculations of reserves prepared by Chapman Petroleum Engineering, Ltd., independent petroleum engineering consultants have been referenced in this prospectus in reliance on the authority of said firm.

         Certain legal matters will be passed upon for us by Poulton & Yordan, of Salt Lake City, Utah.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           BUSINESS AND PROPERTIES

   Overview

         We are an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the Republic of Kazakhstan. We hold a contract that allows us to explore and develop approximately 460 square kilometers in western
Kazakhstan. Our contract grants us the right to explore and develop the Aksaz,
Dolinnoe and Emir oil and gas fields, as well as our Extended Territory.

         We are currently in the development stage. We generate revenue, income and cash flow by producing and marketing oil from test production from our oil and natural gas properties. We make significant capital expenditures in our exploration and development activities, which we anticipate will allow us to increase and improve our ability to generate revenue. Our drilling strategy is focused toward enhancing cash flows by drilling developmental wells and increasing proved developed reserves by drilling developmental wells within a proximity of existing wells, (which we believe decreases our likelihood of drilling a dry hole), while at the same time increasing our current production and cash flow. As our cash flow and proved developed reserves grow, we will

                                       26

begin drilling exploratory wells to find new reservoirs or extend known reservoirs. We believe this strategy will result in growth of proved developed reserves, production and financial strength.

         We originally incorporated in Utah in July 1981 under the name Au `n
Ag, Inc. The corporation later changed its domicile to Delaware in February
1994. In April 1994, the corporation changed its name to InterUnion Financial
Corporation. On November 26, 2003, InterUnion executed an Agreement and Plan of
Merger with BMB Holding, Inc., a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of
Kazakhstan. As a result of the merger, the shareholders of BMB Holding, Inc.
obtained control of the corporation. BMB Holding, Inc., was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of BMB Holding, Inc. In connection with the Agreement and Plan of Merger, the name of the corporation was changed to BMB Munai, Inc. We changed domicile of the corporation from Delaware to
Nevada in December 2004.

   Industry and Economic Factors

         We are a development stage company and have not yet generated significant production or revenues from the development of our properties.

         In managing our business, we must deal with many factors inherent in our industry. First and foremost is the fluctuation of oil and gas prices.
Historically, oil and gas markets have been cyclical and volatile, with future price movements, which are difficult to predict. While our revenues are a function of both production and prices, wide swings in commodity prices will likely have the greatest impact on our results of operations. We have no way of predicting those prices nor of controlling them without losing an advantage from a potential upswing. The oil and gas industry has continued to experience high commodity prices in 2005 and 2006, which has positively impacted the entire industry as well as our Company.

         Our operations entail significant complexities. Advanced technologies requiring highly trained personnel are utilized in both exploration and development. Even when the technology is properly used, we still may not know conclusively whether hydrocarbons will be present nor the rate at which they may be produced. Despite our best efforts to limit risk, exploration is a high-risk activity, often times resulting in no discovery of commercially productive reserves. Moreover, operating costs in our industry are substantial.

         Our business, as with other extractive industries, is a depleting one in which each gas equivalent produced must be replaced or our business, and a critical source of future liquidity, will shrink.

   Strategy

         Our goal is to increase stockholder value by investing in oil and natural gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and gas properties and pursuing the acquisition of additional properties. We have and will continue to focus on the following:

         Increasing our Production and Cash Flow. To sustain our operations we need capital. To date, most of our operating capital has come from the sale of our securities. We believe that to increase shareholder value and economic stability, we must increase our revenues through increased production. For this reason, we have focused our efforts on drilling developmental wells strategically located within proved areas with the intent to drill wells with a high probability of success. We believe this strategy will allow us to increase our current production and correspondingly our cash flows.

                                       27

         Developing and Exploiting Existing Properties. We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties. We own interest in 640 gross (640 net)
developed acres, plus 960 gross (960 net) acres of proved undeveloped reserves.
We also own interest in approximately 49,150 gross (49,150 net) unproved, undeveloped acres. Our budgeted capital expenditures for the upcoming fiscal year are about $60 million to $70 million for exploration, development, production and acquisitions. We expect to fund these expenditures with cash on hand and revenue from operations. We believe our export quota and favorable world market prices will allow us to generate sufficient oil and gas revenues to finance the shortfall of $10 million to $20 million in our budget required for our planned exploration, development, production and acquisitions.

         Pursuing Profitable Acquisitions. While our emphasis in fiscal 2006 is anticipated to focus on the further development of our existing properties, we will continue to look for properties with both existing cash flow from production and future development potential. We intend to pursue acquisitions of properties that we believe will provide attractive rates of return on capital invested. We have an experienced team of management professionals who will identify and evaluate acquisition opportunities.

   Oil and Natural Gas Reserves

         The following table sets forth our estimated net proved oil and natural gas reserves and the present value of estimated cash flows related to such reserves as of March 31, 2005. We engaged Chapman to estimate our proved reserves, projected future production, estimated net revenue attributable to our proved reserves, and the present value of such estimated future net revenue as of March 31, 2005. Chapman's estimates are based upon a review of production histories and other geologic, economic, ownership and engineering data provided by us. Chapman has independently evaluated our reserves for the past year. In estimating the reserve quantities that are economically recoverable, Chapman used oil and natural gas prices in effect as of March 31, 2005 without giving effect to hedging activities. In accordance with requirements of the SEC regulations, no price of cost escalation or reduction was considered by Chapman.
The present value of estimated future net revenues before income taxes was prepared using constant prices as of the calculation date, discounted 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserved owned by us. The oil and natural gas reserve data included in this document are only estimates and may prove to be inaccurate.

                                                                          Proved Reserves
                                                 ------------------------------------------------------------
                                                   Developed(1)         Undeveloped(2)            Total
                                                 -----------------    -------------------    ----------------
Oil and condensate (MBbls)(3)                              10,580                  2,580              13,160
Natural gas (MMcf)                                              -                      -                   -
   Total BOE (MBbls)                                       10,580                  2,580              13,160

Estimated future net revenue before income
taxes (M$)                                              $ 182,377               $ 38,038           $ 220,415

Present value of estimated future net cash
  flow before income taxes (discounted
  10% per annum) (M$)(4)                                 $ 68,241                $ 9,037             $77,278
Standardized measure of discounted future net                                                        $59,354
cash flows(5)

(1)  Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.
(2)  Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
(3)  Includes natural gas liquids.
(4)  Estimated future net reserves represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using the average oil and gas prices we had been receiving in the Kazakhstan domestic market, as of March
     31, 2005, which was $21.27 per Bbl of oil.

                                       28

(5)  The standardized measure of discounted future net cash flows represents the present value of future net cash flow less the computed discount.

         The reserve data set forth herein represent estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers on the same property often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimates, and such revisions may be material. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including current prices, production levels and costs that may not actually be incurred or realized.

         No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the SEC.

         In accordance with SEC regulations, the Chapman Report used oil and natural gas prices in effect at March 31, 2005. The prices used in calculating the estimated future net revenue attributable to proved reserves do not necessarily reflect market prices for oil and natural gas production subsequent to March 31, 2005. There can be no assurance that all of the proved reserves will be produced and sold within the periods indicated, that the assumed prices will actually be realized for such production or that existing contracts will be honored or judicially enforced.

   Production

         All of our six wells are currently in workover, testing or test production. According to the laws of the Republic of Kazakhstan, we are required to test every prospective object on our properties separately, this includes the completion of well surveys on different modes with various choke sizes on each horizon. This testing can take up to three months per horizon.

         In the course of well testing, when the transfer from object to object occurs, the well must be shut in; oil production ceases for the period of mobilization/ demobilization of workover rig, pull out of hole, run in hole, perforation, packer installation time, etc. This has the effect of artificially diminishing production rates.

         Based on the testing we have completed, which represents production from only one interval per well at a time, the overall daily production rate from our six wells ranges from 441 bpd to 2,100 bpd, depending on choke sizes, well bore conditions, etc. Because this only accounts for one zone per well, this is not representative of the cumulative total production rate from all of the tested intervals in each of the wells.

         Following is a brief description of the current production status of each of our six wells.

Aksaz -1

         This well is currently under workover and is not producing. Prior to workover, four producing intervals were tested. The single interval test production rates in Aksaz-1 using a 10 mm diameter choke was 139 bpd with paraffin buildup and 252 bpd without paraffin buildup.

                                       29

Aksaz - 4

         Drilling of this well was completed in August 2005. Two producing intervals have been tested. Current production rates from single interval testing using a 6 mm diameter choke ranges from 25 to 40 bpd with paraffin buildup and 220 bpd without paraffin buildup.

Dolinnoe - 1

         Currently this well is not producing. We recently completed hydraulic fracturing and acid treatment of this well and are preparing for additional acid treatment of the well. This well is currently under inflow stimulation. We tested two producing intervals in this well prior to workover. We intend to test additional intervals in this well. Prior to workover, production during single interval testing using a 6 mm diameter choke was 114 bpd with paraffin buildup and 189 bpd without paraffin buildup.

Dolinnoe - 2

         Currently this well is under workover operations and is not producing.
The workover operations, including hydraulic fracturing and acid treatment are aimed at increasing production from this well. If necessary, we may also engage in horizontal or deviated drilling from existing wellbores. Prior to workover, we had tested six producing intervals. Prior to workover, production during single interval testing using a 4 mm diameter choke was 126 bpd with paraffin buildup.

Dolinnoe - 3

         This well is currently producing. We have tested two producing intervals and intend to test additional intervals as required under our exploration contract. Current production from single interval testing using a 4 mm diameter choke was 378 bpd with paraffin build up. Using an 8 mm diameter choke production was 1,260 bpd with paraffin build up.

Emir - 1

         This well is not currently producing. We have completed workover operation on this well and the well is currently under inflow stimulation. We plan to conduct directional drilling in this well to improve production. Prior to the workover four producing intervals were tested. Single interval production from this well prior to workover was 40-50 bpd.

   Cost Information

         Capitalized Costs

         Capitalized costs and accumulated depletion, depreciation and amortization relating to our oil and natural gas producing activities, all of which are conducted in the Republic of Kazakhstan, are summarized below.

                                                          As of                     As of                     As of
                                                     March 31, 2005            March 31, 2004           December 31, 2005
                                                ----------------------    ----------------------     ---------------------

Developed oil and natural gas properties              $ 43,031,811                $6,495,186               $55,958,107
Unevaluated oil and natural gas properties                       -                         -                         -
Accumulated depletion, depreciation and
  Amortization                                            (229,406)                        -                (1,184,125)
                                                ----------------------    ----------------------     ---------------------
Net capitalized cost                                   $42,802,405                $6,495,186               $54,773,982
                                                ======================    ======================     =====================

                                       30

   Exploration, Development and Acquisition Capital Expenditures

         The following table sets forth certain information regarding the total costs incurred associated with exploration, development and acquisition activities.

                                                 As of                          As of                         As of
                                             March 31, 2005                March 31, 2004               December 31, 2005
                                    ---------------------------    --------------------------     --------------------------
Acquisition costs:
    Unproved properties                      $          -                  $          -                   $          -
    Proved properties                          20,788,119                     1,713,119                     20,788,119
Exploration costs                               3,373,092                     2,659,872                      4,787,913
Development costs                              18,809,627                     2,102,195                     29,463,571
                                    ---------------------------    --------------------------     --------------------------
   Subtotal                                    42,970,838                     6,475,186                     55,039,603
Asset retirement costs                             60,973                        20,000                        918,504
                                    ---------------------------    --------------------------     --------------------------
    Total costs incurred                     $ 43,031,811                  $  6,495,186                   $ 55,958,107
                                    ===========================    ==========================     ==========================

   Oil and Natural Gas Volumes, Prices and Operating Expense

         The following table sets forth certain information regarding production volumes, average sales prices and average operating expense associated with our sale of oil and natural gas for the periods indicated.

                                                                       Period from
                                                 For the Year         Inception (May 6,        Nine months ended
                                                     Ended                2003) to                December 31,
                                                 March 31, 2005       March 31, 2004         2005              2004
                                            ---------------       ---------------     ------------     -----------
   Production:
   Oil and condensate (Bbls)                       68,755                  -               204,163           41,783
   Natural gas liquids (Bbls)                           -                  -                     -                -
   Natural gas (Mcf)                                    -                  -                     -                -
   Barrels of oil equivalent (BOE)                      -                  -                     -                -

   Average Sales Price(1)
   Oil and condensate ($ per Bbl)                  $15.17                  -               $ 21.31           $13.33
   Natural gas liquids ($ per Bbl)                      -                  -                     -                -
   Natural gas ($ per Mcf)                              -                  -                     -                -
   Barrels of oil equivalent ($ per BOE)                -                  -                     -                -

   Average oil and natural gas operating
   expenses including production and ad
   valorem taxes ($ per BOE)(2)                    $ 3.08               $  -                $ 2.64            $6.45

(1)  During the period from inception through the year ended March 31, 2005, the
     Company has not engaged in any hedging activities, including derivatives.
(2)  Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), expensed workover costs and the administrative costs of field production personnel, insurance and production and ad valorem taxes.

   Drilling Activity

         The following table sets forth our drilling activity for the period from inception (May 6, 2003) through March 31, 2004, for the fiscal year ended
March 31, 2005 and for the nine months ended December 31, 2005. In the table,
"Gross" refers to the total wells in which we have a working interest or back-in working interest after payout and "Net" refers to gross wells multiplied by our working interest therein.

                                       31

                              As of March 31, 2005         As of March 31, 2004            As of December 31, 2005
                           -------------------------    -------------------------     --------------------------------
                              Gross          Net          Gross           Net            Gross               Net
                           ------------    ---------    ----------     ----------     -------------     --------------
   Exploratory:
    Productive                       -            -             -              -                 -                  -
    Non-productive                   -            -             -              -                 -                  -
       Total                         -            -             -              -                 -                  -

   Development:
    Productive                       5            5             -              -                 6                  6
    Non-productive                   -            -             -              -                 -                  -
       Total                         -            -             -              -                 -                  -
   Grand Total                       5            5             -              -                 6                  6

   Productive Wells

         The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of December 31, 2005.

                                           Company-operated                Non-operated                     Total
                                      --------------------------    -------------------------    ---------------------------
                                       Gross           Net           Gross          Net           Gross           Net
                                      ---------    -------------    --------    -------------    --------    ---------------

Oil                                          6                6           -                -           6                  6
Natural Gas                                  -                -           -                -           -                  -
                                      ---------    -------------    --------    -------------    --------    ---------------
     Total                                   6                6           -                -           6                  6
                                      =========    =============    ========    =============    ========    ===============

   Recent Developments

         During our fourth fiscal quarter 2006 we continued testing and development works on Dolinnoe-1, Dolinnoe-2, Dolinnoe-3, Emir-1, Aksaz-1 and
Aksaz-4 wells.

         We performed mini formation fracturing with hydrochloric acid treatment at the Dolinnoe-2 well during the quarter. In January 2006 we undertook perforating works to join certain oil bearing horizons within the well.

         While testing various intervals of the Dolinnoe-3 well, we determined that the current interval from which solid production rates occurred is 24 meters, but only 17 meters were perforated. After perforation of the 17meters a blowout occurred and we could not run in hole with the pipe. As a result we killed the well by squeezing mud into the formation to avoid an open flush.
While cleaning out the bottomhole zone, barite and carbomix contained in the drilling mud had settled at the hole bottom due to high formation temperature.
This sediment caused the oil well tubing to become stuck. Mud cuttings samples indicated that carbomix accounted for approximately 30% of the mud cuttings. We conducted acid treatment for dissolution of the settlements. Subsequent walking up and down operations were successful and we have been successful at cleaning out the bottomhole zone. After perforation we will lower tubing and start testing again in order to determine the proper rate. In the course of continued
testing and development works on the Dolinnoe-3 well, we will also continue geophysical studies aimed at identifying additional productive intervals.

         During our fourth fiscal quarter, we continued testing and development operations at the Emir-1 well. Based on logging, four prospective objects were identified and perforated and all 4 objects were tested. This well is awaiting a service rig to perform workover.

         During the fourth fiscal quarter we completed works on the Aksaz-4 well. The Aksaz-4 well is currently in test production and is producing crude oil.

                                       32

         During our third fiscal quarter we completed construction of drilling sites and approach roads for two wells, the Kariman - 1 and Dolinnoe - 6 wells.
We also completed the well pad at Dolinnoe - 6. At the Kariman - 1 well we are re-entering an existing non-producing well from Soviet times. In 1967 this well was drilled to a depth of 3,067 meters and cased to a depth of 1,661 meters. We have commenced drilling at the Kariman -1. We intend to drill this well to a depth of 3,800 meters. The Dolinnoe - 6 well is a new well. During the period we also paved 800 meters of delivery line to the Aksaz group unit.

         In December 2005 the Government assigned our Company an export quota as a result of our previous application. This export quota allowed us to export up to 29,200 barrels of oil to the world markets in January 2006 and to realize world market prices on those barrels of oil we sold. We have subsequently been granted quotas to export up to 21,900 and 14,600 barrels of oil in March and
April 2006, respectively. As the world market price is currently considerably higher than the domestic market price, we anticipate this will result in us realizing higher revenue per barrel of oil sold under our export quota as compared to the oil we sell in the Kazakhstan domestic market.

   Outlook

         During the third fiscal quarter of 2006 we raised an additional
$52,189,207 through a private placement of our common stock to qualified institutional buyers in the United States and to non-U.S. persons. These funds will be used to continue our exploration and development activities. During the
2006 calendar year, we plan to drill a total of four exploratory and developmental wells in the Extended Territory. We are also planning to drill an additional four developmental wells in the Dolinnoe oilfield of the ADE Block.
Development activities under our present business plan also include re-processing and re-interpretation of seismic data and construction of additional electric lines and oil collection units, and test and research operations at the Extended Territory.

         Additionally, during the fiscal year ending March 31, 2007 year we plan to conduct horizontal and directional drilling at two of our existing wells to increase rate of production and revenue.

         During the next calendar year, we also will continue workover and research operations on the existing six wells in the ADE Block.

         Our outlook as described above is subject to change based upon factors that include, but are not limited to, drilling results, availability of drilling rigs, commodity prices, access to capital and other factors referred to in
"Forward Looking Statements."

         We seek to increase our proven reserves through continued exploration and development of our properties, as well as the acquisition of other properties with exploration and production potential.

         For us to operate profitability and grow in the future we need to significantly increase production. Our revenue, profitability and future growth may be influenced by factors beyond our control, such as the economy, political change and potential regulatory changes, as well as competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, results of operations, the quantities of oil and natural gas reserves that we can economically produce, the markets into which we can sell our oil and our access to additional capital. In a worst case scenario, future drilling operations could be largely unsuccessful, oil and gas prices could sharply decline and we could lose our access to the world oil markets; any of these or other factors beyond our control could cause us to modify or substantially curtail our exploration and development plans, potentially reducing our earnings, our cash flow and most likely the trading price of our securities.

                                       33

   Our Properties

         We currently own a 100% interest in a license to use subsurface mineral resources and a hydrocarbon exploration contract issued by the ROK in 1999 and
2000, respectively (collectively referred to herein as the "license" or the
"contract"). The original contract granted its holder the right to engage in exploration and development activities in an area of approximately 200 square kilometers referred to as the ADE Block. The ADE Block is located onshore in
Kazakhstan in the Mangistau Oblast, approximately 50 kilometers from the city of
Aktau, a seaport on the Caspian Sea. The ADE Block is comprised of three fields, the Aksaz, Dolinnoe and Emir fields. When initially granted, the exploration and development stage of the contract had a five year term. The time for exploration and development has since been extended to July 9, 2007, and we have the right to seek a two-year extension of our exploration contract. To move from the exploration and development stage to the commercial production stage, we must make application to the ROK before July 9, 2007; or we may apply to extend our exploration contract an additional two years with the application for a commercial production license to be made prior to the expiration of the two-year extension.

         During the fiscal year ended March 31, 2005, our exploration contract was expanded to include an additional 260 square kilometers of land adjacent to the ADE Block, which we refer to as the Extended Territory. The Extended
Territory is governed by the terms of the original contract.

                                       34

RUSSIA
Petropavlovsk
Qostanay
(Kostanay)
Oral
(Ural'sk)
Aqtöbe
(Aktyubinsk)
ASTANA
Pavlodar
Semey
(Semipalatinsk)
Öskemen
(Ust'-Kamenogorsk)
Qaraghandy
(Karaganda)
Atyraū
(Atyrau)
Lake Balkhash
Aral Sea
Baykonur Cosmodrome
Bayqongyr (Baykonyr)
Qyzylorda
(Kyzylorda)
CHINA
Almaty
Taraz
Shymkent
Caspian Sea
AZERBAIJAN
UZBEKISTAN
KYRGYZSTAN
TURKMENISTAN

ARMAN
KALAMKAS
KARAZHANBAS
Karazhanbas North
Buzachi North
North West Buzachi Contract Area
Contract Area B
Mangyshlak Bay
Tyubedzhik
Zhangurshi
Mangyshlak Peninsula
Skalistoye Morye South
Aksaz - Dolinnoe - Emir
Zhanaozen Contract Area
AKKAR NORTH
ATAMBAI-SARTOBE
ALATOBE
PRIDOROZH
AIRANTAKIR
BEKTURLI
BURMASHA
ASHIAGAR
KARAGIYE NORTH
ZHETIBAI
ZHETIBAI SOUTH
ASAR
KARAMANDIBAS
ZHETIBAI EAST
UZEN
TASBULAT
DIMASHA
TENGE
Mangyshlak Basin Contract Area
Caspian Sea

EMIR
AKSAZ
DOLINNOE
1:50000

LEGEND

- OIL WELL
- SUSPENDED GAS WELL
- FAULT LINES
- AREA ASSIGNED OIL RESERVES
- AREA OF ADDITIONAL RESOURCE POTENTIAL

BMB MUNAI, INC.

ADE BLOCK (LICENSE AREA)

MANGISTAU OBLAST, KAZAKHSTAN

ORIENTATION MAP

JUNE 2005 JOB No. 3864 FIGURE No. 1

                                       35

         Under the terms of our contract we have the right to gather and sell all oil and natural gas we produce in test production until the expiration of our exploration contract, or its extension, with the revenue from such sales belonging to BMB. We intend to continue to apply for export quotas in the future because we realize significantly higher prices in the world market than the domestic market price in Kazakhstan. If we are not granted future export quotas, we will continue to sell our oil in the Kazakhstan domestic market.

         To maintain our contract during the exploration and development stage we are required to meet minimum annual capital expenditures in the exploration and development of the ADE Block and the Extended Territory. The following table shows the minimum capital expenditures we are required to make during the 2006 calendar year and for the period from January 1, 2007 through July 9, 2007.

                  Year              Minimum Capital Expenditure
                  ----              ---------------------------

                  2006                      $6,000,000
                  2007                      $4,500,000

         If we apply for the two-year extension of our exploration contract, we will be required to make additional minimum capital expenditures during the extension period to maintain our rights under the exploration contract.

         Under our contract, we must apply to the ROK for commercial production rights prior to the expiration of our contract, or its extension. The terms of our commercial production rights and royalty rates will be negotiated at the time we move to commercial production. During exploration and development stage, we have the right to produce and sell oil and natural gas at a royalty rate of
2%. When we move to commercial production, the negotiated royalty rates vary depending on reserves and production rates. Royalty rates are established by the taxing authorities of the ROK and are based on production; the rate increases on a sliding scale. Current royalty rates range from 2% to 6%. Commercial production rights may also require that up to 20% of our oil production be sold to the Kazakhstan domestic market at considerably lower prices than we received in the world export markets, as discussed above.

         Under our contract, we have the exclusive right to apply for and negotiate a commercial production contract. The government is required to negotiate the terms of these rights in good faith in accordance with the Law of
Petroleum of Kazakhstan. As long as we establish commercially producible reserves and have fulfilled our obligations during exploration and development, the government is required to grant us production rights. We have not yet applied for commercial production rights because we enjoy certain economic advantages during exploration and development as discussed herein.

         During the fiscal year ended March 31, 2005 we re-entered one well in the Aksaz field, re-entered one well and drilled two new wells in the Dolinnoe field and re-entered one well in the Emir field. Each of these wells was successfully completed and is in testing, test production or additional workover. These wells accounted for 100% of our total production during the year. Because we were not granted the Extended Territory until December 2004, we did not engage in any exploration or development activities in the Extended
Territory during the fiscal year ended March 31, 2005.

Title to Properties

         We hold an exploration contract from the Republic of Kazakhstan that grants us the right for exploration and test production of hydrocarbons on the
ADE Block and the Extended Territory. Our rights to these properties will terminate in July 2007 unless we extend our current exploration contract or are granted a commercial production contract.

Marketing

         Currently all of our test production is being sold to one client. We anticipate that once we move to commercial production we will market our production to third parties consistent with industry practices.

                                       36

         There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the availability, proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas productions and sales.

Sales to Major Customers

         We are now exporting all of our test production for sale in the world market. Currently, all of our production is being sold to one client, Euro-Asian
Oil AG.

         In the exploration, development and production business, production is normally sold to relatively few customers. Our customers are concentrated in the oil and gas industry, and revenue can be materially affected by current economic conditions and the price of certain commodities such as natural gas and crude oil the cost of which is passed through to the customer. However, based on the current demand for natural gas and crude oil and the fact that alternate purchasers are readily available, we believe that the loss of Euro-Asian Oil AG would not have a long-term material adverse effect on our operations.

Competition

         Hydrocarbons exploration is highly competitive. Competition in
Kazakhstan and Central Asia includes other junior hydrocarbons exploration companies, mid-size producers and major exploration and production companies. We compete for additional exploration and production properties with these companies who in many cases may have greater financial resources and larger technical staff than we do.

         We believe we have an advantage over our competitors: our executive management and our board of directors have vast domestic and international experience and have been working in Kazakhstan and Russia for up to 30 years.
They have developed relationships with the Kazakhstan government, its departments and ministries at many levels. We also employ experienced national and foreign specialists at senior levels in our operating subsidiary, Emir Oil,
LLP.

         We face significant competition for capital from other exploration and production companies and industry sectors. At times, other industry sectors may be more in favor with investors, limiting our ability to obtain necessary capital.

Government Regulation

         Our operations are subject to government controls and regulations at various levels in both the United States and in Kazakhstan. We attempt to comply with all legal requirements in the conduct of our operations and employ business practices which we consider to be prudent under the circumstances in which we operate. It is not possible for us to separately calculate the costs of compliance with environmental and other governmental regulations as such costs are an integral part of our operations.

         In Kazakhstan, legislation affecting the oil and gas industry is under constant review for amendment and expansion in scope. Pursuant to such legislative review, various governmental departments and agencies have issued extensive rules and regulations affecting the oil and gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations can have a significant impact on the industry by increasing the cost of doing business and, consequentially, can adversely affect our profitability.
Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

                                       37

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         This discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and capital resources during the period from inception (May 6, 2003) through March 31, 2004 and the fiscal year ended March 31, 2005 and for the three month and nine month periods ended December 31, 2005 and 2004. This discussion should be read in conjunction with the consolidated financial statements and footnotes to the consolidated financial statements included in this registration statement.

Forward-Looking Statements

         Certain of the statements contained in herein as well as in all parts of this document including, but not limited to, those relating to our drilling plans, future expenses, changes in wells operated and reserves, future growth and expansion, future exploration, future seismic data, expansion of operations, generation of new prospects, successful acquisition of a commercial production license, review of outside generated prospects and acquisitions, additional reserves and reserve increases, management of our asset base, expansion and improvement of capabilities, integration of new technology into operations, availability of credit facilities, new prospects and drilling locations, future capital expenditures and working capital, sufficiency of future working capital, borrowings and capital resources and liquidity, projected cash flows from operations, future commodity prices, expectations of timing, the outcome of legal proceedings, satisfaction of contingencies, the impact of any change in accounting policies on our financial statements, the number, timing or results of any wells, the plans for timing, interpretation and results of new or existing seismic surveys or seismic data, future production or reserves, future acquisitions of leases, lease options or other land rights, management's assessment of internal control over financial reporting, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts contained in this report are forward-looking statements.
When used in this document, words like "expect," "project," "estimate,"
"believe," "anticipate," "intend," "budget," "plan," "forecast," "predict,"
"may," "should," "could," "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices
(including regional basis differentials) of natural gas and oil, results for future drilling and marketing activity, future production and costs and other factors detailed herein and in our other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Results of Operations

         This section includes a discussion of our results of operations for the period from inception (May 6, 2003) through March 31, 2004 and the fiscal year ended March 31, 2005, as well as for the three-month and nine-month periods ended December 31, 2005 and 2004.

         The following table sets forth selected operating data for the periods indicated:

                                       38

                                                              For the period from
                                                               inception (May 6,             For the nine months
                                      For the year ended         2003) through                ended December 31,
                                        March 31, 2005           March 31, 2004             2005              2004
                                      -------------------    -----------------------    -------------     -------------
Revenues:
   Oil and gas sales                           $ 973,646                 $        -       $4,106,765         $ 347,891

Expenses:
   Oil and gas operating(1)                      404,626                          -          509,289           168,181
   Depletion                                     229,406                          -        1,116,673                 -
   Depreciation and amortization                  66,451                      4,758          100,122            49,103
   General and administrative                  4,060,962                    781,757        7,379,267         2,634,332

Net Production Data:
   Oil (Bbls)                                     68,755                          -          204,163            41,783
   Natural gas liquids (Bbls)                          -                          -                -                 -
   Natural gas (Mcf)                                   -                          -                -                 -
   Barrels of oil equivalent (BOE)                     -                          -                -                 -

Average Sales Price:                                                                               -                 -
   Oil (per Bbl)                                   15.17                          -            21.31             13.33
   Natural gas (per Mcf)                               -                          -                -                 -
   Equivalent price (per BOE)                          -                          -                -                 -

Expenses ($ per BOE):
   Oil and gas operating(1)                         3.08                          -             2.64              6.45
   Depletion(2)                                     3.58                          -             6.31              1.88

(1)  Includes transportation cost, production costs and ad valorem taxes.
(2)  Represents depletion of oil and gas properties only.

         Fiscal Year ended March 31, 2005 compared to the period from Inception
         (May 6, 2003) to March 31, 2004

Revenue and Production

         The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the year ended
March 31, 2005 and the period from inception (May 6, 2003) to March 31, 2004.

                                                                                  Fiscal 2005 compared to the
                                                                                   Period from inception (May
                                                                                   6, 2003) through March 31,
                                                                                             2004
                                                                For the Period    -----------------------------
                                         For the Fiscal         from Inception         $                %
                                           Year ended              Through          Increase        Increase
                                         March 31, 2005         March 31, 2004     (Decrease)      (Decrease)
                                        ------------------    ------------------- -------------    ------------

Production volumes:
  Natural gas (Mcf)                                     -                      -             -               -
  Natural gas liquids (Bbls)                            -                      -             -               -
  Oil and condensate (Bbls)                        68,755                      -        68,755             N/A
  Barrels of oil equivalent (BOE)                       -                      -             -               -

                                       39

Average Sales Price(1)
  Natural gas ($ per Mcf)                               -                      -             -               -
  Natural gas liquids ($ per Bbl)                       -                      -             -               -
  Oil and condensate ($ per Bbl)                 $   15.17                     -           N/A             N/A
  Barrels of oil equivalent
    ($ per BOE)                                         -                      -             -               -

Operating Revenue:
  Natural gas                                           -                      -             -               -
  Natural gas liquids                                   -                      -             -               -
  Oil and condensate                             $973,646                      -      $973,646             N/A
  Gain on hedging and derivatives(2)                    -                      -             -               -

(1)  At times, we may produce more barrels than we sell in a given period. The average sales price is calculated based on the average sales price per barrel sold, not per barrel produced.
(2)  We did not engage in hedging transactions, including derivatives during the fiscal year ended March 31, 2005, or the period from inception to March 31,
     2004.

         Revenues. We generate revenue under our contract from the sale of oil and natural gas recovered during test production. During the year ended March
31, 2005, we realized revenue from oil and gas sales of $973,646 compared to $0 during the year ended March 31, 2004. In the period from inception through March
31, 2004, we had no production and no sales; we were just beginning operations and seeking to acquire rights to oil and gas properties. We anticipate revenues will continue to increase in the upcoming fiscal year. However, it is unclear the rate at which our production and corresponding revenues may increase.

         Our revenue is sensitive to changes in prices received for our products. Our production is sold at the prevailing market price in Kazakhstan, which fluctuates in response to many factors that are outside our control.
Imbalances in the supply and demand for oil can have a dramatic effect on the prices we receive for our production. Political instability, the economy, weather and other factors outside our control could have an impact on both supply and demand.

Costs and Operating Expenses

         Oil and Gas Operating Expenses. During the fiscal year ended March 31,
2005, we incurred $404,626 in oil and gas operating expenses. We had no similar expense during the period from May 6, 2003, to March 31, 2004 because we were not engaged in oil and gas production. We expect oil and gas operating expenses to continue to increase in the upcoming fiscal year. However, it is unclear the rate at which our oil and gas operating expenses may increase in the upcoming fiscal year.

         General and Administrative Expenses. General and administrative expenses during the fiscal year ended March 31, 2005 were $4,060,962 compared to
$781,757 during the period from inception on May 6, 2003 through March 31, 2004.
This represents a 419% increase in general and administrative expenses. This significant increase is attributable to a 208% increase in payroll and other compensation, a 284% increase in professional fees, a 781% increase in business trip expenses, a 359% increase in taxes, a 2,049% increase in rent, a 992%
increase in transportation, a 5,016% increase in insurance expense, a 2,152%
increase in communication expenses and a 979% increase in other expenses. During the 2005 fiscal year we accrued a $250,000 obligation required under our work program to contribute to the Astana Fund, a government fund used to fund construction and development of Astana, Kazakhstan - the capital of the Republic of Kazakhstan. This was a one-time obligation. This amount was paid by us subsequent to our fiscal year end. Additionally, we established bad debt reserves in the amount of $129,051 on advances for inventory purchases during the fiscal year ended March 31, 2005. The significant increase in general and administrative expenses is largely the result of hiring more personnel to

                                       40

operate our business, using services of technicians, engineers, accountants and lawyers, as well as incurring other general corporate expenses. We anticipate general and administrative expenses will increase in the upcoming fiscal year.
However, we do not expect general and administrative expenses to increase at such a significant rate in the upcoming year. We anticipate increases in revenue, operating costs and selling costs will outpace the increase in general and administrative expenses in the upcoming year.

         In April 2005 we elected to relocate our U.S. office to Salt Lake City.
Consequently we plan to sublease our office space in New York City to another company. We also reduced the number of employees we have in our U.S. office. We believe these measures will reduce our rent, taxes and other relevant expenses in the upcoming fiscal year.

         Loss from Operations. As a result of significantly increasing expenses which were only partially offset by revenue from oil and gas sales, during the fiscal year ended March 31, 2005 we realized a loss from operations of
$3,787,799 compared to a net loss from operations of $786,515 during the period from May 6, 2003 to March 31, 2004. Until such time as revenue from oil and gas sales exceeds expenses we will continue to generate operating losses. At this time, it is unclear when we will generate sufficient oil and gas to offset our expenses.

         Other Income. During the fiscal year ended March 31, 2005 we realized total other income of $501,830 compared to $254,717 for the period from May 6,
2003 to March 31, 2004. This 97% increase in other income is largely attributable to $428,572 increase in exchange gain resulting from fluctuations of foreign currency rates against the U.S. Dollar, a $165,699 increase in realized gain on dealing securities and interest income of $17,799 compared to interest payments of $84,007; this was partially offset by a $501,174 decrease in realized and unrealized gains on marketable securities. During the 2005 fiscal year we raised approximately $27 million through the sale of our securities in private placement transactions. At times during the year, we had funds that were not being used in operations which we invested in marketable securities. We anticipate the funds held in marketable securities will be used to fund our operations and therefore expect gains from marketable securities, both realized and unrealized, to decrease in the next twelve months.

         Net Loss. During the fiscal year ended March 31, 2005 we realized a net loss of $3,286,312 compared to a net loss of $613,782 for the period from inception, May 6, 2003 through March 31, 2004. As discussed above this net loss is largely the result of our engaging in active exploration and development activities and operations for the entire 2005 fiscal year, whereas we were not engaged in active operations for much of the prior fiscal period. We will continue to realize net losses from operations until such time as revenues generated from oil and gas production and sales and other income offset our expenses. At this time, it is unclear when, or if, that may occur.

         Three months ended December 31, 2005, compared to the three months ended December 31, 2004

Revenue and Production

         The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the three months ended December 31, 2005 and the three months ended December 31, 2004.

                                       41

                                                                                           Three months ended
                                                                                           December 31, 2005
                                                                                       to the three months ended
                                                                                           December 31, 2004
                                                                                     -------------------------------
                                              For the three         For the three          $                %
                                              months ended          months ended       Increase          Increase
                                            December 31, 2005     December 31, 2004   (Decrease)        (Decrease)
                                            ------------------    ------------------ --------------    -------------
Production volumes:
  Natural gas (Mcf)                                         -                     -              -                -
  Natural gas liquids (Bbls)                                -                     -              -                -
  Oil and condensate (Bbls)                            92,342                14,426         77,916             540%
  Barrels of Oil equivalent (BOE)                           -                     -              -                -

Average Sales Price(1)
  Natural gas ($ per Mcf)                                   -                     -              -                -
  Natural gas liquids ($ per Bbl)                           -                     -              -                -
  Oil and condensate ($ per Bbl)                      $ 22.08               $ 13.67         $ 8.41              62%
  Barrels of Oil equivalent
    ($ per BOE)                                             -                     -              -                -

Operating Revenue:
  Natural gas                                               -                     -              -                -
  Natural gas liquids                                       -                     -              -                -
  Oil and condensate                              $ 2,058,792              $ 55,904    $ 2,002,888           3,583%
  Gain on hedging and derivatives(2)                        -                     -              -                -

(1)  At times, we may produce more barrels than we sell in a given period. The average sales price is calculated based on the average sales price per barrel sold, not per barrel produced.
(2)  We did not engage in hedging transactions, including derivatives during the three months ended December 31, 2005, or the three months ended December
     31, 2004.

         Revenues. We generate revenue under our contract from the sale of oil and natural gas recovered during test production. During the three months ended
December 31, 2005 and 2004, 100% of our revenue was generated from the sale of crude oil. During the three months ended December 31, 2005 we realized revenue from oil sales of $2,058,792 compared to $55,904 during the three months ended
December 31, 2004. This increase in revenues is primarily the result of several factors. During the three months ended December 31, 2005, the number of producing wells had doubled from three to six as compared to the three months ended December 31, 2004. Moreover, one of the new wells, Dolinnoe-3, constituted about 76% of total production during the three months ended December 31, 2005, this resulted in an average monthly production rate increase of 274% compared to the average monthly production rate of wells during the three months ended
December 31, 2004. Additionally oil sale prices were approximately 62% higher during the three months ended December 31, 2005 than in the three months ended
December 31, 2004. We anticipate production will continue to increase in the upcoming fiscal quarters as a result of drilling new wells. During the third quarter 2005 we were granted an export quota to export and sell up to 29,200 barrels of oil during January 2006. We anticipate this will lead to an increase in revenue from oil sales in January 2006 because the price per barrel of oil in

                                       42

the world markets is higher than the price per barrel of oil in the domestic market in Kazakhstan, where we have been selling our oil. We have also received export quotas to export up to 21,900 barrels of oil in March 2006 and 14,600 barrels of oil in April 2006.

Costs and Operating Expenses

         The following table presents details of our expenses for the three months ended December 31, 2005 and 2004:

                                             For the three months ended         For the three months ended
                                                 December 31, 2005                   December 31, 2004
                                           -------------------------------     ------------------------------
Expenses:
   Oil and gas operating(1)                                     $ 242,582                           $ 83,933
   General and administrative                                   1,497,515                          1,239,050
   Depletion                                                      451,029                                  -
   Amortization and depreciation                                   35,316                             21,917
                                           -------------------------------     ------------------------------
Total                                                         $ 2,226,442                        $ 1,344,900
                                           ===============================     ==============================
Expenses ($ per BOE):
   Oil and gas operating(1)                                          2.60                              20.52
   Depletion (2)                                                     5.22                               5.36

(1)  Includes transportation cost, production cost and ad valorem taxes.
(2)  Represents depletion of oil and gas properties only.

         Oil and Gas Operating Expenses. During the three months ended December
31, 2005 we incurred $242,582 in oil and gas operating expenses compared to
$83,933 during the three months ended December 31, 2004. Oil and gas operating expenses increased due to increased production. During the third fiscal quarter
2006 production volume increased by 77,916 barrels or 540% compared to the three months ended December 31, 2004. Such increase led to hiring more production and maintenance personnel which resulted in payroll increases of 238% during the third fiscal quarter 2006 compared to the fiscal third quarter 2005. We also incurred transportation expenses of $155,966 during the three months ended
December 31, 2005 compared to $59,563 during the three months ended December 31,
2004. Transportation expenses during the three months ended December 31, 2005 increased by 162% as a direct result of significant increases in production in this period compared to the three months ended December 31, 2004. We transport oil from our fields to the storage facility we use. As a result of the increased production, we rented more oil tank trucks, used more gasoline, enlarged the tank field and incurred more overhead expenses. We expect oil and gas operating expense continue to increase in the upcoming fiscal quarter as revenue continues to increase.

         General and Administrative Expenses. General and administrative expenses during the three months ended December 31, 2005 were $1,497,515 compared to $1,239,050 during the three months ended December 31, 2004. This represents a 21% increase in general and administrative expenses. This increase is attributable to a 92% increase in payroll and other compensation to employees, which is largely the result of hiring personnel to operate our business and increased travel expenses. While we anticipate general and administrative expenses will continue to increase, we expect increases in revenue to outpace increases in general and administrative expenses in upcoming quarters.

         Loss from Operations. During the three months ended December 31, 2005 we realized loss from operations of $167,650 compared to a loss from operations

                                       43

of $1,288,996 during the three months ended December 31, 2004. As described above, this change is directly attributable to the 3,583% increase in revenue we realized during the three months ended December 31, 2005 compared to the comparable period 2004.

         Other Income. During the three months ended December 31, 2005 we realized total other income of $114,708 compared to total other income of
$451,333 for the three months ended December 31, 2004. This decrease in other income is largely attributable to a decrease in foreign exchange gain in the amount of $270,889 resulting from fluctuations in foreign currency rates against the U.S dollars and decrease in our interest income in the amount of $89,983.
This decrease was partially offset by an increase in unrealized gain on marketable securities of $58,063.

         Net Loss. During the three months ended December 31, 2005 we realized a net loss of $52,942 compared to a net loss of $844,413 for the three months ended December 31, 2004. As stated above, this change is the direct result of a
3,583% increase in revenue.

         Nine months ended December 31, 2005, compared to the nine months ended
December 31, 2004

Revenue and Production

         The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the nine months ended December 31, 2005 and the nine months ended December 31, 2004.
                                                                                           Nine months ended
                                                                                           December 31, 2005
                                                                                        to the nine months ended
                                                                                           December 31, 2004
                                              For the nine          For the nine     -------------------------------
                                              months ended          months ended           $                %
                                            December 31, 2005     December 31, 2004    Increase          Increase
                                            ------------------    ------------------ --------------    -------------
Production volumes:
  Natural gas (Mcf)                                         -                     -              -                -
  Natural gas liquids (Bbls)                                -                     -              -                -
  Oil and condensate (Bbls)                           204,163                41,783        162,380             389%
  Barrels of Oil equivalent (BOE)                           -                     -              -                -

Average Sales Price(1)
  Natural gas ($ per Mcf)                                   -                     -              -                -
  Natural gas liquids ($ per Bbl)                           -                     -              -                -
  Oil and condensate ($ per Bbl)                      $ 21.31               $ 13.33         $ 7.98              60%
  Barrels of Oil equivalent
    ($ per BOE)                                             -                     -              -                -

                                       44

Operating Revenue:
  Natural gas                                               -                     -              -                -
  Natural gas liquids                                       -                     -              -                -
  Oil and condensate                              $ 4,106,765             $ 347,891    $ 3,758,874           1,080%
  Gain on hedging and derivatives(2)                        -                     -              -                -

(1)  At times, we may produce more barrels than we sell in a given period. The average sales price is calculated based on the average sales price per barrel sold, not per barrel produced.
(2)  We did not engage in hedging transactions, including derivatives during the nine months ended December 31, 2005, or the nine months ended December 31,
     2004.

         Revenues. During the nine months ended December 31, 2005 we realized revenue from oil and gas sales of $4,106,765 compared to $347,891 during the nine months ended December 31, 2004. Our revenue for the nine months ended
December 31, 2005 increased by 1,080% compared to the revenue for the nine months ended December 31, 2004. This increase in revenues is primarily the result of two factors. First, we performed works related to the perforation of a productive stratum which led to a significant flow of oil and gas at Dolinnoe-3 well. As a result during the nine months ended December 31, 2005 oil production increased by about 389% comparing to total production during the nine months ended December 31, 2004. Second, oil prices in the domestic market in Kazakhstan increased 60% during the nine months ended December 31, 2005 compared to nine months ended December 31, 2004. We anticipate production will continue to increase in upcoming quarters. Also, during the third fiscal quarter 2005 we were granted an export quota from the Government of Kazakhstan that allows us to export up to 29,200 barrels of oil during January 2006. During the fourth fiscal quarter 2006, we were also granted export quotas to export up to 21,900 barrels of oil in March 2006 and 14,600 barrels of oil in April 2006. We anticipate this will lead to an increase in revenue from oil sales during our fourth fiscal quarter of 2006 because the world market price of oil is considerably higher than the domestic market price in Kazakhstan.

Costs and Operating Expenses

         The following table presents details of our expenses for the nine months ended December 31, 2005 and 2004:

                                             For the nine months ended           For the nine months ended
                                                 December 31, 2005                   December 31, 2004
                                           -------------------------------     ------------------------------
Expenses:
   Oil and gas operating(1)                                     $ 509,289                          $ 168,181
   General and administrative                                   7,379,267                          2,634,332
   Depletion                                                    1,116,673                                  -
   Amortization and depreciation                                  100,122                             49,103
                                           -------------------------------     ------------------------------
Total                                                         $ 9,105,351                        $ 2,851,616
                                           ===============================     ==============================
Expenses ($ per BOE):
   Oil and gas operating(1)                                          2.64                               6.45
   Depletion (2)                                                     6.31                               1.88

(1)  Includes transportation cost, production cost and ad valorem taxes.
(2)  Represents depletion of oil and gas properties only.

                                       45

         Oil and Gas Operating Expenses. During the nine months ended December
31, 2005, we incurred $509,289 in oil and gas operating expenses compared to
$168,181 during the nine months ended December 31, 2004. Oil and gas operating expenses increased due to increased production. During the nine months ended
December 31, 2005 production volume increased by 162,380 barrels or 389%
compared to the nine months ended December 31, 2004. Such increase led to hiring more production and maintenance personnel and a corresponding payroll increase or 250% during the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004. Increased production also led to a 216% increase in the royalty paid to the Government during the nine months ended December 31,
2005 compared to nine months ended December 31, 2004. As discussed above, increased production also resulted in a $250,231 or 303% increase in transportation expenses during the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004. We expect oil and gas operating expenses to continue to increase in the upcoming fiscal quarter as revenue continues to increase.

         General and Administrative Expenses. General and administrative expenses during the nine months ended December 31, 2005 were $7,379,267, a 180%
increase, compared to $2,634,332 during the nine months ended December 31, 2004.
This significant increase is attributable to a 481% increase in payroll and other compensation and a 46% increase in professional services fees. During our second fiscal quarter 2006 we granted restricted stock and stock options to directors, officers and key employees of the Company. Fair value of stock and stock options was recognized in our consolidated financial statements as compensation expense. The total amount of compensation expense recognized as a result of the stock and option grants was $3,916,229. Additionally during the nine months ended December 31, 2005 we hired more administrative personnel to operate our business, using services of technicians, engineers, accountants and lawyers, as well as incurring other general corporate expenses. We do not expect general and administrative expenses to increase at such a significant rate in the upcoming periods. We anticipate increases in revenue will outpace the increase in general and administrative expenses in upcoming quarters.

         Loss from Operations. During the nine months ended December 31, 2005 we realized a loss from operations of $4,998,586 compared to a loss from operations of $2,503,725 during the nine months ended December 31, 2004. We realized a
1,080% increase in revenue during the nine months ended December 31, 2005 compared to the comparable period 2004. This increase was offset by a 106%
increase in oil and gas operating expenses and a 180% increase in general and administrative expenses, which resulted in a 68% increase in loss from operations during the period ended December 31, 2005 compared to the period ended December 31, 2004. Until such time as revenue from oil and gas sales exceed expenses we will continue to generate operating losses. At this time, we believe current production rates and oil prices are such that we are now able to generate sufficient revenue from oil sales to offset our expenses. If, however, current production levels or oil prices were to decrease, we might be unable to offset all of our operating expenses with revenue from production and could experience additional losses from operations.

         Other Income. During the nine months ended December 31, 2005 we realized total other income of $200,582 compared to total other income of
$416,406 for the nine months ended December 31, 2004. This decrease in other income is largely attributable to decrease in foreign exchange gain in the amount of $597,711 resulting from fluctuations in foreign currency rates against the U.S. dollar and a decrease in interest income of $74,060 that was partially offset by the net increase in realized and unrealized gains and losses on marketable securities of $465,878.

         Net Loss. During the nine months ended December 31, 2005 we realized a net loss of $4,798,004 compared to a net loss of $2,094,069 for the nine months ended December 31, 2004. Notwithstanding the significant increase in revenue resulting from increased oil and gas production during the period ended December

                                       46

31, 2005 net loss increased significantly. This is largely attributable to 180%
increase in general and administrative expenses. During the nine months ended
December 31, 2005 our general and administrative expenses increased by
$4,744,935 compared to the nine months ended December 31, 2004. While expenses have risen significantly in past quarters, we do not expect such significant expense increases in upcoming quarters. We also anticipate that we will continue to realize significant increases in revenue as our production levels continue to increase. Based on these expectations, we anticipate that we will begin to realize net income in upcoming fiscal quarters.

Liquidity and Capital Resources

         Funding for our activities has historically been provided by funds raised through the sale of our common stock. From inception on May 6, 2003 through December 31, 2005, we have raised $99,955,924 ($96,626,926 net) through the sale of our common stock and proceeds from the issuance of convertible debt.
As of December 31, 2005, we had cash and cash equivalents of $54,293,874. We anticipate our capital resources in the upcoming quarters will be generated by revenue from the sale of oil and gas recovered during the production.

         Our need for capital, in addition to funding our ongoing operations, is primarily related to the exploration and development of our properties as required under our contract, and the potential acquisition of additional oil and gas properties. For the period from inception on May 6, 2003 through December
31, 2005, we have incurred capital expenditures of $55,958,107 for exploration, development and acquisition activities including: a $19,075,000 non-cash transaction for acquisition of the remaining 30% interest of our minority interest partner in Emir Oil LLP in exchange for 3,500,000 shares of restricted
Company common stock; $112,613 for capitalized depreciation related to support equipment and facilities used in exploration and development activities; and
$918,504 non-cash transactions for accrual of asset retirement obligation.

Cash Flows

         During fiscal 2005 and the period from inception (May 6, 2003) through
March 31, 2004 and the nine months ended December 31, 2005 and 2004, cash was primarily used to fund operations. See below for additional discussion and analysis of cash flow.

                                                                  Period from            For the nine           For the nine
                                                                  inception to           months ended           months ended
                                                Fiscal 2005      March 31, 2004       December 31, 2005       December 31, 2004
                                                -----------      --------------       -----------------       -----------------
Net cash used in operating activities           $ (1,415,004)       $(3,445,339)         $ (2,892,292)           $(5,884,204)

Net cash used in investing activities            (18,001,879)        (6,564,180)          (12,616,108)           (12,490,787)

Net cash provided by financing activities         27,280,160         12,135,874            59,812,642             17,311,906
                                                  -----------        -----------         ------------           ------------

NET INCREASE/(DECREASE) IN CASH AND CASH         $ 7,863,277        $ 2,126,355          $ 44,304,242           $(1,063,085)
                                                 ============       ============         =============          ============
EQUIVALENTS

         We continually evaluate our capital needs and compare them to our capital resources. Our budgeted capital expenditures for the upcoming fiscal year are about $60 million to $70 million for exploration, development, production and acquisitions. We believe our export quota and favorable world market prices will allow us to generate sufficient oil and gas revenues to finance the shortfall of $10 million to $20 million in our budget for planned exploration, development, production and acquisitions. Through the nine months ended December 31, 2005, we have spent $12 million in exploration, development and production. We have funded these expenditures primarily from cash on hand

                                       47

and oil sales revenue. We anticipate a significant increase in our revenue during the upcoming quarter. As discussed herein, we have been granted export quotas to sell up to 29,200 barrels of crude oil during January 2006, 21,900 barrels of crude oil in March 2006 and 14,600 barrels of crude oil in April 2006 in the world markets, which should allow us to realize world market price which is considerably higher than the domestic market price in Kazakhstan.

         Certain operating cash flows are denominated in local currency and are translated into U.S. dollars at the exchange rate in effect at the time of the transaction. Because of the potential for civil unrest, war and asset expropriation, some or all of these matters, which have an impact on operating cash flow, may affect our ability to meet our short-term cash needs.

Contractual Obligations and Contingencies

         The following table lists our significant commitments at December 31,
2005:

                                                                       Payments Due By Period
                                              --------------------------------------------------------------------------
Contractual obligations                           Total        Less than 1     1-3 years       4-5 years      After 5
                                                                  year                                         years
                                              --------------- -------------- --------------- -------------- ------------
Capital Expenditure Commitment(1)                $10,500,000     $6,000,000     $ 4,500,000              -            -
Due to the Government of the
  Republic of Kazakhstan(2)(3)                   $ 5,994,200              -     $ 5,994,200              -            -
Due to Reservoir Consultants                     $   500,000     $  278,000     $   222,000              -            -
Liquidation Fund                                 $   918,504              -     $   918,504              -            -
Office Lease                                     $    89,380     $   82,505     $     6,875              -            -
                                                   ---------      ---------       ---------  -------------    ---------

    Total                                        $18,002,084     $6,360,505     $11,641,579              -            -
                                                 ===========     ==========     ===========  =============    =========

(1)  Under the terms of our contract with the ROK, we are required to spend a total of at least $10.5 million dollars in exploration, development and improvements within the ADE Block, as extended during the term of the license, including $6 million in the 2006 calendar year and $4.5 million in the 2007 calendar year. If we fail to do so, we may be subject to the loss of our exploration license.
(2)  In connection with our acquisition of the oil and gas contract covering the
     ADE Block, we are required to repay the ROK for historical costs incurred by it in undertaking geological and geophysical studies and infrastructure improvements. The repayment terms of this obligation will not be determined until such time as we apply for and are granted commercial production rights by the ROK. Under our contract, if we wish to commence commercial production, we must apply for such right prior to the expiration of our exploration and development rights in July 2007, unless we extend our current exploration contract to July 2009. We are legally entitled to receive commercial production rights and have the exclusive right to negotiate such with the ROK, and the ROK is required to conduct the negotiations under the Law of Petroleum in Kazakhstan. Although we can apply for commercial production rights at any time, we enjoy certain benefits under our contract that currently make it more economically advantageous for us to continue exploration and development activities at this time. At this time, we anticipate that we will apply for a two extension of our exploration license during the first half of the 2007 calendar year. This would give us an additional two years to explore and prove up our properties before we apply for commercial production rights.
     Should we decide not to pursue a commercial production contract, under either our current exploration contract or an extension thereof, we can relinquish the ADE Block to the ROK in satisfaction of this obligation.
(3)  As with the ADE Block, we will also be required to repay the ROK its historical costs for access to and use of geological and geophysical data gathered and infrastructure improvement previously made by the ROK within the Extended Territory. We are presently negotiating the amount and terms of this obligation with the ROK. This approximately $6 million obligation represents only our repayment obligation with respect to the ADE Block, and not the Extended Territory.

                                       48

Off-Balance Sheet Financing Arrangements

         As of December 31, 2005, we had no off-balance sheet financing arrangements.

Critical Accounting Policies

         We have identified the accounting policies below as critical to our business operations and the understanding of our financial statements. The impact of these policies and associated risks are discussed throughout
Management's Discussion and Analysis and Plan of Operations where such policies affect our reported and expected financial results. A complete discussion of our accounting policies is included in Note 2 of the Notes to Consolidated Financial
Statements.

         Development Stage

         We are a development stage company and have not yet commenced our primary revenue generating activities, which is the commercial production and sale of oil and natural gas. Our ability to realize the carrying value of our assets is dependent upon being able to produce and sell oil from our properties.
Our Consolidated Financial Statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have accumulated losses totaling $3,900,094 and have incurred some amount of debt in the development phase of our operations. To fully develop our properties and achieve positive cash flow, we will require additional funding. The Consolidated
Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities which might be necessary should we be unable to continue in existence.

         Foreign Exchange Transactions

         Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S. dollar at the rates of exchange prevailing at the balance sheet dates. Any gains or losses arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the Consolidated
Statements of Income.

         Full Cost Method of Accounting

         We follow the full cost method of accounting for our costs of acquisition, exploration and development of oil and gas properties.

         Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of each quarter.

         Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, if revisions to proved oil and gas reserves occur, or if properties are sold for less than the discounted present value of the related proved oil and gas reserves.

                                       49

Recently Issued Accounting Pronouncements

         In May 2005, the FASB issued Statement No. 154, "Accounting Changes and
Error Corrections", a replacement of APB Opinion 20, "Accounting Changes" and
FASB Statement 3, "Reporting Accounting Changes in Interim Financial
Statements." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FASB Statement No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. Management does not expect FASB
Statement No. 154 to have an impact to the Company's consolidated financial position or consolidated results of operations and cash flows.

         In March 2005, the FASB issued an interpretation of Statement No. 143,
"Accounting for Asset Retirement Obligations". This interpretation clarifies that the term "conditional asset retirement obligation " as used in the
Statement No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event.
Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred - generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exist. Statement No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This interpretation also clarifies when an entity would have sufficient information to reasonable estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years after December
15, 2005. Management does not expect FASB interpretation to the Statement No.
143 to have an impact to the Company's consolidated financial position or consolidated results of operations and cash flows.

Effects of Inflation and Pricing

         The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs. Material changes in prices have an impact on the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, continued high prices for oil and natural gas could result in increases in the cost of material, services and personnel.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The transactions described below were carried out on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties in arm's length negotiations; however, because the transactions were with parties that may be deemed to be affiliates, it is possible that we would have obtained different terms from a truly unaffiliated third-party.

                                       50

         On May 2, 2003, we obtained a short-term loan in the amount of
$2,000,000 from BMB Munai, LLC and Alexandre Agaian, who, at the time, was an officer and director of the Company, to finance the acquisition of a 70%
interest in Emir Oil. On November 26, 2003, this debt was converted to 571,429 shares of our common stock.

         On September 15, 2003, we obtained a short-term loan from Caspian
Services Group, Limited, a shareholder, and a related party through Mirgali
Kunayev who, at the time was a director of both Caspian Services Group and BMB
Munai, Inc. The loan in the amount of $500,000 was for a period of six months, bearing interest at 16.5% per annum. The loan was fully repaid on November 26,
2003.

         During 2004 and 2005, we retained the services of several entities, including TatArka, LLP, KazMorGeofizika CJSC, PE Kunayeva and PE Blinder to
provide us with geophysical research, drilling and other services. Each of these entities may be deemed to be affiliated with BMB through Mirgali Kunayev, who served as a BMB director from November 2003 through January 13, 2005, and continues to be a BMB shareholder. Mr. Kunayev was or is an officer and/or director of TatArka LLP and KazMorGeofizica CJSC at the time these services were rendered or contracted for. Mr. Kunayev's sister owns PE Kunayeva and a relative of Mr. Kunayev owns PE Blinder. In connection with these services, as of dates set forth below, we have made the following payments:

                                                     For the period from inception            For the nine
                           For the year ended        May 6, 2003 through March 31,            months ended
                             March 31, 2005                      2004                      December 31, 2005
                         ------------------------   --------------------------------    -------------------------
TatArka LLP                     $  403,613                    $2,619,807                      $2,150,562
KazMorGeoFizika CJSC            $  181,536                    $   33,180                      $        -
PE Kunayeva                     $   51,271                    $        -                      $   27,011
PE Blinder                      $        -                    $        -                      $   27,011
                            ------------------         -------------------------          --------------------
   Total                        $  636,420                    $2,652,987                      $2,204,584
                            ==================         =========================          ====================

         During 2004 and 2005 we leased land, oil storage facilities and office and warehouse space in Aktau, Kazakhstan from Term Oil Ltd. We recently negotiated a five-year extension of this lease. The basic terms of the new lease are unchanged, including the monthly rental payment, which did not increase. We expect to continue to lease these facilities for full term of our agreement with
Term Oil Ltd., which now expires on December 31, 2009. During the fiscal year ended March 31, 2005 and 2004 we paid Term Oil Ltd. $218,428 and $12,817, respectively for the use of these facilities. During the nine months ended
December 31, 2005 we paid Term Oil $219,631. Toleush Tolmakov, a BMB shareholder and director of Emir Oil is the owner of Term Oil Ltd.

         During fiscal 2004 and 2005 both we and our subsidiary, Emir Oil, maintained bank accounts with Bank CenterCredit. During the fiscal year ended
March 31, 2005 and the period from inception through March 31, 2004 we paid Bank
CenterCredit $19,777 and $5,381 respectively for banking services provided.
Bakhytbek Baiseitov, a BMB shareholder and former director, is the Chairman of the Board of Directors of Bank CenterCredit.

         During 2004 and 2005 Zhanaozen Repair and Mechanical Plant Ltd supplied construction materials for our exploration and development activities. During the fiscal year ended March 31, 2005 and the period from inception through March
31, 2004 we paid Zhanaozen Repair and Mechanical Plant Ltd $116,403 and $66,065
respectively for materials supplied. During the nine months ended December 31,
2005 we paid Zhanaozen Repair and Mechanical Plant Ltd $22,399 for inventory supply. Adilbay Tolmakov, brother of Toleush Tolmakov, a BMB shareholder and director of Emir Oil, is a 38% shareholder of Zhanaozen Repair and Mechanical
Plant Ltd.

                                       51

         During the quarter ended September 30, 2005, we provided an interest-free loan in the amount of $15,000 to an employee. The employee was not an executive officer or director of the Company.

         Additional information regarding transactions with related parties is disclosed in Note 18 to our Consolidated Financial Statements for the fiscal year ended March 31, 2005.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

            Our shares are currently traded on the Over-the-Counter Bulletin
Board ("OTCBB") under the symbol BMBM. As of May 12, 2005, we had approximately
620 shareholders of record holding 43,245,657 shares of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We believe that, in addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock.

        Of the issued and outstanding common stock, approximately 9,553,445 are free trading; the balance are "restricted securities" as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission.

         The published high and low bid quotations from April 1, 2003 through
March 31, 2006, furnished to us by Pink Sheets, LLC, are included in the chart below. These quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not represent actual transactions.

                                                High              Low
                                                ----              ---
Fiscal year ending March 31, 2006

First Quarter                                   $5.30             $4.01
Second Quarter                                  $8.15             $4.65
Third Quarter                                   $7.50             $6.00
Fourth Quarter                                  $9.70             $6.70

Fiscal year ending March 31, 2005

First Quarter                                   $5.75             $3.80
Second Quarter                                   7.65              3.00
Third Quarter                                    7.05              3.00
Fourth Quarter                                   5.40              4.60

Fiscal year ending March 31, 2004

First Quarter                                   $0.31             $0.15
Second Quarter                                   1.20              0.31
Third Quarter (Oct 1 thru Dec 11)                1.90              0.60
Third Quarter (Dec. 12 thru Dec. 31,
  after 1 share for 10 reverse split)            7.00              1.05
Fourth Quarter                                   8.00              1.75

         As of June 14, 2006, the average of the high and low sales price for our common stock was $6.85.

                                       52

Securities for Issuance Under Equity Compensation Plans

         As of May 12, 2006, shares of our common stock were subject to issuance upon the exercise of outstanding options or warrants as set forth below.

------------------------- --------------------------- --------------------------- ------------------------------------
Plan category             Number of securities        Weighted-average            Number of securities
                          to be issued  upon          exercise price of           remaining available for future
                          exercise of                 outstanding                 issuance under equity
                          outstanding options,        options, warrants           compensation plans
                          warrants and rights         and rights                  (excluding securities reflected in
                                                                                  column (a) and restricted stock
                                                                                  grants made  under the plan)
                                   (a)                          (b)                             (c)
------------------------- --------------------------- --------------------------- ------------------------------------
Equity compensation
plans approved by
security holders                  973,583                     $4.98                         4,019,217
------------------------- --------------------------- --------------------------- ------------------------------------
Equity compensation
plans not approved by
security holders                  142,857                     $3.50                               -0-
------------------------- --------------------------- --------------------------- ------------------------------------
Total                           1,116,440                     $4.79                         4,019,217
------------------------- --------------------------- --------------------------- ------------------------------------

         On November 19, 2003 we granted an option to Credifinance Securities
Limited for services rendered by Credifinance as our agent in connection with private placements made by us in November 2003. Georges Benarroch, a Company director, is also the CEO of Credifinance and may be deemed to be a related party. The option grants Credifinance the right to purchase up to 142,857 shares of our common stock at an exercise price of $3.50 per share. The option expires on November 26, 2008. The option provides for adjustments to the number of shares and/or the price per share to protect the holder against dilution in the event of mergers, reorganizations and similar events. The option also requires that in the event we determine to make a registered public offering during the term of the option, we shall use our best efforts to include the common shares underlying the options in the registration statement.

         In October 2004 we agreed to grant stock options under our 2004 Stock
Incentive Plan to Gary Lerner, our former corporate secretary, to purchase
60,000 shares of our common stock. The options have an exercise price of $4.00 per share and expire in October 2009. In April 2006, Mr. Lerner exercised options to purchase 7,200 shares of our common stock.

         On July 18, 2005 our Board of Directors approved stock option grants and restricted stock awards under our 2004 Stock Incentive Plan subject to acceptance of those grants by the parties to whom they were granted. The total number of options and restricted stock grants was 820,783 and 469,217, respectively. The options are exercisable at a price of $4.75, the closing price of the Company's common stock on the OTCBB on July 18, 2005. The options will expire five years from the grant date. Of the restricted stock grants, 389,217 vested immediately. The remaining shares will vest to the three individuals to

                                       53

whom they were granted in equal amounts upon the one year, two year and three year anniversaries of their employment with the Company. Among the parties receiving stock options and restricted stock grants were the following executive officers and directors:

Name                                 Positions with Company             Options Granted           Restricted Stock Granted
--------------------------------     --------------------------      ----------------------    -------------------------------

Boris Cherdabayev                    CEO and Director                        410,256                      189,744
Anuar Kulmagambetov                  Former CFO                              232,632                      107,368
Georges Benarroch                    Director                                 68,421                       31,579
Valery Tolkachev                     Director                                 68,421                       31,579

         In January 2006, we entered into a separation agreement with our former
CFO, Anuar Kulmagambetov, to issue Mr. Kulmagambetov 50,000 restricted common shares and granting him an option to purchase up to 100,000 restricted common shares of the Company at $7.40 per share expiring five years from the date of grant.

                          EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by us during the period from inception (May 6, 2003) through the end of the 2004 fiscal year and for the 2005 fiscal year to our chief executive officer, former chief executive officer and other most highly-compensated executive officers.

                                             SUMMARY COMPENSATION TABLE

                                      Annual Compensation                        Long Term          Compensation
                                                                                  Awards               Payouts
                                                                           Restricted             LTIP
Name & Principal                                         Other Annual       Stock      Options    Payout    All Other
Position                Year       Salary     Bonus       Compensation      Awards     /SARs #      ($)     Compensation
----------------------- ------- ----------- ----------- ----------------- ----------- ---------- --------- ----------------
Alexandre Agaian        2005      $230,122     $-0-           $-0-           $-0-        --        $-0-         $-0-
Former CEO,             2004       168,463      -0-            -0-            -0-        --         -0-          -0-
Former President
Former Director(1)

Boris Cherdabayev       2005       200,558      -0-            -0-            -0-        --         -0-          -0-
CEO, President and      2004        10,000   105,000           -0-            -0-        --         -0-          -0-
Director

Anuar Kulmagambetov     2005       185,667      -0-            -0-            -0-        --         -0-          -0-
Former CFO(2)           2004        10,000   105,000           -0-            -0-        --         -0-          -0-

Georges Benarroch       2005           -0-      -0-          12,500           -0-        --         -0-          -0-
Director, Former        2004           -0-      -0-            -0-            -0-        --         -0-          -0-
President, Former
CEO(3)

(1)  Mr. Agaian was the president, co-chief executive officer and a director of the Company from November 2003 to July 2005.
(2)  Mr. Kulmagambetov served as our chief financial officer from November 2003 to January 2006.
(3)  Mr. Benarroch was the president and chief executive officer of InterUnion during the period when InterUnion was conducting no active operations prior to its merger with BMB Holding. Mr. Benarroch resigned as president and chief executive officer of the Company at the time of the merger.

Compensation of Directors

         All our outside directors are compensated with a stipend of $25,000 per year plus $1,000 for each directors meeting attended in person, plus airfare and hotel expense. No director receives a salary as a director.

Employment Contracts and Termination of Employment and Change-in-Control
Arrangements

         We currently have no employment contracts with any of our named executive officers. In July 2005 Alexandre Agaian, former President/Co-CEO and director, received $116,861 in cash and a restricted stock grant of 70,526 common shares in connection with his separation from the Company. In January
2006, we entered into a separation agreement with Anuar Kulmagambetov, our former CFO, pursuant to which we agreed to pay Mr. Kulmagambetov $123,776 in cash, granted him a restricted stock grant of 50,000 common shares and an option to purchase up to 100,000 restricted common shares at $7.40 per share. Except as stated above, in the past three years no other executive officer has received any amounts in connection with his resignation, retirement, or other termination. No executive officer received any amounts in the last three years in connection with a change in control of the Company of a change in the executive officer's responsibilities after a change in control.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                   WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

         You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange
Commission's public reference room at 100 F. Street, N.E., Washington, D.C.
20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the
Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange
Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, http://www.sec.gov.

         We are subject to the information and reporting requirements of the
Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm, and make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange
Commission.

         You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange
Commission.

                                       54

                      INDEX TO FINANCIAL STATEMENTS

Report of BDO Kazakhstanaudit, Independent Registered
  Public Accounting Firm                                                    F-1

Consolidated Balance Sheets as of March 31, 2005                            F-2

Consolidated Statements of Loss for the year ended March 31, 2005
  and the period from inception (May 6, 2003) to March 31, 2004             F-3

Consolidated Statements of Shareholders' Equity for the year ended March 31, 2005 and the period from inception (May 6,
  2003) to March 31, 2004                                                   F-4

Consolidated Statements of Cash Flow for the year ended March 31,
  2005 and the period from inception (May 6, 2003) to March 31, 2004        F-5

Notes to Consolidated Financial Statements for the year ended
  March 31, 2005 and the period from inception (May 6, 2003) to
  March 31, 2004                                                            F-6

Consolidated Balance Sheets as of December 31, 2005 and March 31,
  2005 (audited)                                                           F-24

Unaudited Consolidated Statements of Loss for the three months ended December 31, 2005 and 2004, for the nine months ended
  December 31, 2005 and 2004, and the period from inception (May
  6, 2003) to December 31, 2005                                            F-25

Unaudited Consolidated Statements of Cash Flows for the nine months ended December 31, 2005, the nine months ended December
  31, 2004 and the period from inception (May 6, 2003) to
  December 31, 2005                                                        F-26

Notes to Unaudited Consolidated Financial Statements for the nine months ended December 31, 2005 and 2004 and the period from
  inception (May 6, 2003) to December 31, 2005                             F-27

                                       55

             Report of Independent Registered Public Accounting Firm

The Board of Directors
BMB Munai, Inc.

We have audited the accompanying consolidated balance sheet of "BMB Munai" Inc.
(a company in the development stage) as of March 31, 2005, and the related consolidated statements of loss, shareholders' equity, and cash flows for the year ended March 31, 2005 and for the period from inception (May 6, 2003)
through March 31, 2004. These financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted an audit in accordance with the Standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BMB Munai, Inc. at
March 31, 2005 and the consolidated results of its operations and its cash flow for the year ended March 31, 2005 and for the period from inception (May 6,
2003) through March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 23, the accompanying consolidated financial statements as of and for the year ended March 31, 2005, and for the period from inception (May
6, 2003) through March 31, 2005, have been restated to correct errors in the accounting for oil and gas properties.

/s/ BDO Kazakhstanaudit, LLP

June 13, 2005, except for Note 23, which date is
as of April 12, 2006 Almaty, Kazakhstan

                                      F-1

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED BALANCE SHEET
AS OF MARCH 31

----------------------------------------------------------------------------------------------------------
                                                                              Notes          2005
                                                                                          (Restated)
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                     6       $  9,989,632
    Marketable securities                                                         7            788,921
    Trade accounts receivable                                                                  132,400
    Inventories                                                                   8          3,227,411
    Prepaid expenses, net                                                         9          4,172,291
                                                                                          ------------
       Total current assets                                                                 18,310,655
                                                                                          ------------

NON-CURRENT ASSETS
    Oil and gas properties, full cost method, net                                11         42,802,405
    Other fixed assets, net                                                      12            683,459
    Intangible assets, net                                                       13             14,435
    Restricted cash                                                              14             60,973
                                                                                          ------------
       Total non-current assets                                                             43,561,272
                                                                                          ------------

TOTAL ASSETS                                                                              $ 61,871,927
                                                                                          ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                             18       $  5,844,639
    Due to reservoir consultants                                                 14            278,000
    Taxes payable                                                                              333,063
    Due to Astana Fund                                                           10            250,000
    Accrued liabilities and other payables                                                     291,969
                                                                                          ------------
       Total current liabilities                                                             6,997,671
                                                                                          ------------

LONG TERM LIABILITIES
    Due to reservoir consultants                                                 14            222,000
    Liquidation fund                                                             14             60,973
    Deferred income tax liabilities                                               5                343
                                                                                          ------------
       Total long term liabilities                                                             283,316
                                                                                          ------------

COMMITMENTS AND CONTINGENCIES                                                    19                  -

SHAREHOLDERS' EQUITY
    Share capital                                                                16             30,514
    Additional paid-in capital                                                   16         58,460,520
    Deficit accumulated during the development stage                                        (3,900,094)
                                                                                          ------------
       Total shareholders' equity                                                           54,590,940
                                                                                          ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $ 61,871,927
                                                                                          ============
See notes to the consolidated financial statements.

                                                     F-2

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF LOSS
---------------------------------------------------------------------------------------------------------------------------

                                                                                                          Period from
                                                                                    Period from             inception
                                                                                     inception            (May 6, 2003)
                                                             Year ended March      (May 6, 2003)             through
                                                  Notes          31, 2005             through            March 31, 2005
                                                                (Restated)        March 31, 2004           (Restated)

REVENUES                                              4         $    973,646           $        -          $    973,646

EXPENSES
    Production                                                       427,103                    -               427,103
    Selling                                                          206,929                    -               206,929
    General and administrative                                     4,060,962              781,757             4,842,719
    Amortization and depreciation                                     66,451                4,758                71,209
                                                             ------------------   ------------------    ------------------
Total expenses                                                     4,761,445              786,515             5,547,960
                                                             ------------------   ------------------    ------------------
LOSS FROM OPERATIONS                                              (3,787,799)            (786,515)           (4,574,314)

OTHER INCOME (EXPENSE)
    Realized gain on marketable securities                           185,067               19,368               204,435
    Unrealized gain (loss) on marketable
       securities                                                   (252,767)             248,407                (4,360)
    Foreign exchange gain, net                                       499,521               70,949               570,470
    Interest income, net                                              17,799              (84,007)              (66,208)
    Other income, net                                                 52,210                    -                52,210
                                                             ------------------   ------------------    ------------------
Total other income (expenses)                                        501,830              254,717               756,547
                                                             ------------------   ------------------    ------------------
LOSS BEFORE INCOME TAXES                                          (3,285,969)            (531,798)           (3,817,767)

INCOME TAX EXPENSE                                    5                 (343)                   -                  (343)
                                                             ------------------   ------------------    ------------------
LOSS BEFORE MINORITY INTEREST                                     (3,286,312)            (531,798)           (3,818,110)

MINORITY INTEREST                                     15                   -              (81,984)              (81,984)
                                                             ------------------   ------------------    ------------------
NET LOSS                                                        $ (3,286,312)          $ (613,782)         $ (3,900,094)
                                                             ==================   ==================    ==================

WEIGHT AVERAGE COMMON SHARES OUTSTANDING
                                                      17          26,948,437            7,398,240
LOSS PER COMMON SHARE (BASIC AND DILUTED)
                                                      17        $      0.122           $    0.083
                                                             ==================   ==================

See notes to the consolidated financial statements.

                                                             F-3

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
                                        Notes   Number of     Share capital     Additional        Deficit            Total
                                                 shares                          paid-in        accumulated
                                                                                 capital         during the
                                                                                                development
                                                                                                   stage
                                              --------------  --------------  ---------------  ---------------  ----------------
    At May 6, 2003 (Inception date)                491,655        $    492      $       (492)    $          -     $          -

        Stock dividends                             50,000              50               (50)               -                -
        Common stock issued during
           the merger                           14,285,844          14,286           (14,286)               -                -
        Conversion of debt to common
           stock                                   571,428             571         1,999,429                -        2,000,000
        Common stock issued in
           private placement                     4,830,494           4,830         9,931,044                -        9,935,874
        Options exercised                          200,000             200           199,800                -          200,000
        Net loss for the period                          -               -                 -         (613,782)        (613,782)
                                              --------------  --------------  ---------------  ---------------  ----------------
    At March 31, 2004                           20,429,421          20,429        12,115,445         (613,782)      11,522,092

        Common stock issued in
           exchange of 30% shares of
           Emir Oil LLC                   16     3,500,000           3,500        19,071,500                -       19,075,000
        Common stock issued in
           private placement              16     6,584,340           6,585        27,273,575                -       27,280,160
        Common stock issued for
           subscription                   16     1,101,000           1,101         5,503,899                -        5,505,000
        Subscription receivable           16    (1,101,000)         (1,101)       (5,503,899)               -       (5,505,000)
        Net loss for the year                            -               -                 -       (3,286,312)      (3,286,312)
        (Restated)
                                              --------------  --------------  ---------------  ---------------  ----------------
    At March 31, 2005                           30,513,761        $ 30,514      $ 58,460,520     $ (3,900,094)    $ 54,590,940
                                              ==============  ==============  ===============  ===============  ================

See notes to the consolidated financial statements.

                                                              F-4

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF CASH FLOW
---------------------------------------------------------------------------------------------------------------------------
                                                                                          Period from       Period from
                                                                                           inception         inception
                                                                                         (May 6, 2003)     (May 6, 2003)
                                                                         Year ended         through           through
                                                             Notes     March 31, 2005    March 31, 2004    March 31, 2005
                                                                          (Restated)                         (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                 $ (3,286,312)     $  (613,782)     $ (3,900,094)
Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation, depletion and amortisation                                  295,857            4,758           300,615
    Provision for doubtful accounts                                           129,051                -           129,051
    Minority interest                                         15              (82,134)          82,134                 -
    Deferred income tax liabilities                            5                  343                -               343
    Unrealized gain on dealing securities                                     252,767         (248,407)            4,360
Changes in operating assets and liabilities
    Decrease / (increase) in dealing securities                             1,837,448       (2,630,729)         (793,281)
    Increase in accounts receivable                                          (132,400)               -          (132,400)
    Increase in inventories                                                (3,043,527)        (183,884)       (3,227,411)
    Increase in prepaid expenses                                           (3,758,022)        (522,148)       (4,280,170)
    Increase in accounts payable and other accruals                         6,371,925          750,726         7,122,651
                                                                       ---------------- ----------------  ---------------
Net cash used in operations                                                (1,415,004)      (3,361,332)       (4,776,336)

Interest paid                                                                       -          (84,007)          (84,007)
                                                                       ---------------- ----------------  ---------------
Net cash used in operating activities                                      (1,415,004)      (3,445,339)       (4,860,343)
                                                                       ---------------- ----------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of oil and gas properties                                 (17,411,861)      (6,253,186)      (23,665,047)
    Acquisition of other fixed assets                                        (536,700)        (264,411)         (801,111)
    Acquisition of intangible assets                                          (12,345)          (5,411)          (17,756)
    Restricted cash                                                           (40,973)         (20,000)          (60,973)
    Deposits                                                                        -          (21,172)          (21,172)
                                                                       ---------------- ----------------  ---------------
Net cash used in investing activities                                     (18,001,879)      (6,564,180)      (24,566,059)
                                                                       ---------------- ----------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from sale of common stock                        16           27,280,160        9,935,874        37,216,034
    Proceeds from short-term financing                                              -          500,000           500,000
    Repayment of short-term financing                                               -         (500,000)         (500,000)
    Proceeds from issuance of convertible debt                                      -        2,000,000         2,000,000
    Proceeds from exercise of common stock options                                  -          200,000           200,000
                                                                       ---------------- ----------------  ---------------
Net cash provided by financing activities                                  27,280,160       12,135,874        39,416,034
                                                                       ---------------- ----------------  ---------------

        NET CHANGE IN CASH AND CASH EQUIVALENTS                             7,863,277        2,126,355         9,989,632

     CASH AND CASH EQUIVALENTS at beginning of year                         2,126,355                -                 -
                                                                       ---------------- ----------------  ---------------
CASH AND CASH EQUIVALENTS at end of year                       6         $  9,989,632      $ 2,126,355      $  9,989,632
                                                                       ================ ================  ===============

Non cash transactions:
    Conversion of debt into common stock                      16         $          -      $ 2,000,000
    Accrual of liabilities to Astana Fund                     10         $    250,000      $         -
    Acquisition of 30% of Emir Oil LLP by issuance of
      3,500,000 shares of common stock                        16         $ 19,075,000      $         -

See notes to the consolidated financial statements.

                                                              F-5

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      BMB Munai, Inc. (the "Company") was incorporated in Utah in July 1981. The
      Company later changed domicile to Delaware on February 7, 1994. Prior to
      November 26, 2003, the Company existed under the name InterUnion Financial
      Corporation ("InterUnion"). The Company changed domicile from Delaware to
      Nevada in December 2004.

      On November 26, 2003, InterUnion executed an Agreement and Plan of Merger
      (the "Agreement") with BMB Holding, Inc ("BMB"), a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB have obtained control of the Company. BMB was treated as the acquiror for accounting purposes. A new board of directors was elected that is comprised primarily of the former directors of BMB
      Holding, Inc.

      The Company's financial statements presented are a continuation of BMB, and not those of InterUnion Financial Corporation, and the capital structure of the Company is now different from that appearing in the historical financial statements of InterUnion Financial Corporation due to the effects of the recapitalization.

      The Company owns one hundred percent (100%) interest in Emir Oil LLP
      ("Emir Oil" or "Emir"). Emir Oil is a Limited Liability Partnership formed under the laws of the Republic of Kazakhstan for the sole purpose of acquiring the oil and gas exploration license AI No. 1552 (the "License")
      and Contract No. 482 for Exploration of Hydrocarbons in
      Aksaz-Dolinnoe-Emir oil fields, located in blocks XXXVI-10-C (Partially),
      F (Partially) XXXVI-11-A (Partially),
      D n (Partially) (the "Contract"), in the Republic of Kazakhstan.

      The Company has a Representative office in Almaty, the Republic of
      Kazakhstan.

      The Company has minimal operations to date and is considered to be in the development stage. The Company began test production at one well in May
      2004 and at two wells in December 2004. In the first quarter of 2005 the
      Company completed drilling of one well.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation

      The Company's consolidated financial statements present the consolidated results of BMB Munai, Inc., and Emir Oil LLP, its 100% owned subsidiary
      (hereinafter collectively referred to as the "Company"). All significant inter-company balances and transactions have been eliminated from the
      Consolidated Financial Statements.

      Emir Oil has a fiscal year ending December 31, which is different from
      Company's fiscal year end. All transactions of Emir Oil from the date of its purchase by BMB (June 7, 2003) through March 31, 2005 are reflected in the Consolidated Financial Statements and Notes to the Consolidated
      Financial Statements.

      These consolidated financial statements are prepared in accordance with
      United States Generally Accepted Accounting Principles ("US GAAP").

                                      F-6

      Emir Oil maintains its accounting records in Kazakhstan Tenge and prepares separate statutory financial statements in accordance with accounting legislation in the Republic of Kazakhstan. Statutory accounting principles and procedures in Kazakhstan differ from accounting principles generally accepted under US GAAP. Accordingly, the accompanying Consolidated
      Financial Statements, which include Emir Oil's statutory accounting records, reflect adjustments necessary for such financial statements to be presented in accordance with US GAAP.

      Use of estimates

      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the Consolidated
      Financial Statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and affect the results reported in these Consolidated Financial Statements.

      Licences and contracts

      Emir Oil is the operator of the Aksaz, Dolinnoe and Emir oil and gas fields in western Kazakhstan (the "ADE Block", the "ADE Fields"). The
      Government of the Republic of Kazakhstan (the "Government") initially issued the license to Zhanaozen Repair and Mechanical Plant on April 30,
      1999. On September 23, 2002, the license was assigned to Emir Oil. On June
      9, 2000, the contract for exploration of the Aksaz, Dolinnoe and Emir oil and gas fields was entered into between the Agency of the Republic of
      Kazakhstan on Investments and the Zhanaozen Repair and Mechanical Plant.
      On September 23, 2002, the contract was assigned to Emir Oil. On September
      10, 2004 the Government extended duration of the Contract for exploration and License for seven years to June 9, 2007. On December 7, 2004 the
      Government assigned to Emir Oil exclusive right to explore the additional territory during the remaining term of the License. The Company is legally entitled to receive this commercial production contract and has an exclusive right to negotiate this Contract and the Government is obligated to conduct these negotiations under the Law of Petroleum in Kazakhstan. If no terms can be negotiated, the Company has a right to produce and sell oil, including export oil, under the Law of Petroleum for the term of its existing contract through June 9, 2007.

      Foreign currency translation

      Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S.
      dollar at the rates of exchange prevailing at the balance sheet dates. Any gains or losses arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the
      Consolidated Statements of Income.

      Share-Based Compensation

      The Company accounts for options granted to non-employees at their fair value in accordance with FAS 123, Accounting for Stock-Based Compensation.
      Under FAS No. 123, stock-based compensation is determined as the fair value of the equity instruments issued. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. Stock options were granted to the "selling agents" in the private equity placement transactions and have been offset to the proceeds as a cost of capital.

      The Company has a stock option plan as described in Note 16. Compensation expense for options granted to employees is determined based on their fair values at the time of grant, the cost of which is recognized in the
      Consolidated Statement of Income over the vesting periods of the respective options.

      Risks and uncertainties

      The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market oil and gas.
      Currently exports from the Republic of Kazakhstan are primarily dependent on transport routes either via rail, barge or pipeline, through Russian territory. Domestic markets in the Republic of Kazakhstan might not permit world market price to be obtained. However, management believes that over the life of the project, transportation options will be improved by further increases in the capacity of the transportation options.

                                      F-7

      Recognition of revenue and cost

      Revenue and associated costs from the sale of oil are charged to the period when goods were shipped or when ownership title transferred.
      Produced but unsold products are recorded as inventory until sold. As of
      March 31, 2005 the production unit of the Company - Emir Oil had test production sales at Kazakhstan domestic market price which is considerably lower than world market prices.

      Income taxes

      The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the liability method, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

      Cash and cash equivalents

      The Company considers all demand deposits and money market accounts purchased with an original maturity of three months or less to be cash and cash equivalents. The fair value of cash and cash equivalents approximates their carrying amounts due to their short-term maturity.

      Marketable securities

      Marketable securities consist of short term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. The Company records these marketable securities as trading securities and any change in the fair market value is recorded in earnings.

      Trade accounts receivable and prepaid expenses

      Accounts receivable and prepaid expenses are stated at their net realizable values after deducting provisions for uncollectable amounts.
      Such provisions reflect either specific cases or estimates based on evidence of collectability. The fair value of accounts receivable and prepaid expense accounts approximates their carrying amounts due to their short-term maturity.

      Inventories

      Inventories of equipment for development activities, tangible drilling materials required for drilling operations, spare parts, diesel fuel, and various materials for use in oil field operations are recorded at the lower of cost and net realizable value. Under the full cost method inventory is transferred to oil and gas properties when used in exploration, drilling and development operations in oilfields.

      Inventories of crude oil are recorded at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads, which have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

      Oil and gas properties

      The Company follows the full cost method of accounting for its costs of acquisition, exploration and development of oil and gas properties.

                                      F-8

      Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of each quarter.

      Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

      All geological and geophysical studies, with respect to the ADE Block have been capitalized as part of the oil and gas properties.

      The Company's oil and gas properties primarily include the value of the license and other capitalized costs under this method of accounting.

      Costs of acquiring unproved leases shall be evaluated for impairment until such time as the leases are proved or abandoned. In addition, if the sums of expected undiscounted cash flows are less than net book value, unamortized costs at the field level will be reduced to a fair value.

      Depreciation, depletion and amortization of producing properties is computed using the unit-of-production method based on estimated proved recoverable reserves.

      Other fixed assets

      Other fixed assets are valued at the historical cost adjusted for impairment loss less accumulated depreciation. Historical cost includes all direct costs associated with the acquisition of the fixed assets.

      Depreciation of other fixed assets is calculated using the straight line method based upon the following estimated useful lives:

               Constructions                           7-10 years
               Machinery and equipment                 6-10 years
               Vehicles                                 3-5 years
               Office equipment                         3-5 years
               Other                                    2-7 years

      Maintenance and repairs is charged to expenses as incurred. Renewals and betterments are capitalized.

      Other fixed assets of the Company are evaluated for impairment. If the sums of expected undiscounted cash flows are less than net book value, unamortized costs of other fixed assets will be reduced to a fair value.

      Intangible assets

      Intangible assets include accounting and other software. Amortization of intangible assets is calculated using straight line method upon estimated useful life ranging from 3 to 4 years.

                                      F-9

      Restricted cash

      Restricted cash includes funds deposited in a Kazakhstan bank and is restricted to meet possible environmental obligations according to the regulations of the Republic of Kazakhstan. The fair value of these funds approximates their carrying amounts as amount and conditions of deposited funds governed by the Government of the Republic of Kazakhstan (see Note
      14).

      Comparative figures

      The presentation of certain amounts for previous year has been reclassified to conform to the presentation adopted for the current year.

      Recent accounting pronouncements

      In June 2004, the FASB issued an exposure draft of a proposed statement,
      "Fair Value Measurements" to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current US GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15,
      2005. The Company is reviewing The Exposure Draft to determine the potential impact, if any, on its Consolidated Financial Statements.

      In November 2004, the EITF ratified Issue No. 03-13, "Applying the
      Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the
      Impairment or Disposal of Long-Lived Assets, in Determining Whether to
      Report Discontinued Operations." The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i)
      expects to have no continuing "direct" cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Company's Consolidated Financial Statements.

      In December 2004, the FASB issued Statement 153, "Exchanges of
      Non-monetary Assets", an amendment of APB Opinion 29, "Accounting for
      Non-monetary Transactions." This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15,
      2005 and will not impact the Company's financial position or results of operations, and cash flows.

      In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based
      Payment" (No. 123R). The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees. The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period. The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments. The Company will be required to comply with this pronouncement for periods beginning after December 15,
      2005.

                                      F-10

3.    ACQUISITION

      On June 7, 2003, BMB acquired a 70% equity interest in Emir Oil for
      $1,300,000. On May 24, 2004, the Company agreed to purchase the remaining
      30% interest of its minority interest partner in Emir Oil in exchange for
      3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir
      Oil (see Note 16). The aggregate purchase price was determined to be
      $19,075,000 using a price of the Company's common shares on OTCBB on
      August 6, 2004 of $5.45 per share. The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated
      Balance Sheet.
      The results of Emir's operations have been included in the Consolidated
      Financial Statements since June 7, 2003. Emir had no operations prior to its acquisition by BMB. Emir holds an oil and gas contract for the ADE
      Block. Based on its ownership of Emir Oil, the Company is required to fund the exploration and development efforts of Emir Oil (see Note 19).

4.    REVENUES

      Revenues represent sales of oil and gas during the test of exploration wells within the domestic market of the Republic of Kazakhstan. Price for oil and gas in a domestic market of the Republic of Kazakhstan is substantially lower than world market prices.

5.    INCOME TAXES

      The income tax charge in the income statement comprised:

                                                                                      2005
       Current tax expense                                                     $               -
       Deferred tax expense                                                                  343

                                                                               -------------------
                                                                               $             343
                                                                               ===================

      Relationship between tax expenses and accounting loss for the years ended March 31 are explained as follows:

                                                                                      2005                   2004

       Loss before income taxes and minority interest                             $ (3,285,969)            $ (531,798)
                                                                               -------------------    -------------------
       Expected tax provision                                                         (504,227)              (129,027)
       Add tax effect of:
          Permanent differences                                                        495,397                (70,973)
          Change in valuation allowance                                                  9,173                200,000
                                                                               -------------------    -------------------
                                                                                  $        343             $        -
                                                                               ===================    ===================

         Deferred taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those measured by tax laws and regulations. The components of deferred tax assets and deferred tax liabilities are as follows:

                                                                                      2005                   2004
       Deferred tax assets
          Loss carryforward                                                            $ 209,173              $ 200,000
                                                                               -------------------    -------------------

       Deferred tax liabilities:
          Unrealised interest income                                                         343                      -

       Valuation allowance                                                              (209,173)              (200,000)

                                                                               -------------------    -------------------
       Net deferred tax liability                                                      $     343              $       -
                                                                               ===================    ===================

                                      F-11

6.    CASH AND CASH EQUIVALENTS

         As of March 31 cash and cash equivalents included:

                                                                                       2005

       Cash at bank, US Dollars                                                       $ 9,982,103
       Cash at bank, foreign currency                                                       7,529
                                                                                -------------------
                                                                                      $ 9,989,632
                                                                                ===================

      As of March 31, 2005 the Company pledged cash in amount of $15,567 to collateralize payment to oil drilling and service company for drilling services.

 7.   MARKETABLE SECURITIES

      Marketable securities as of March 31 were as follows:

                                                                                       2005

       Bonds                                                                          $   418,952
       Shares                                                                             369,969
                                                                                -------------------
                                                                                      $   788,921
                                                                                ===================

      As of March 31, 2005 the Company pledged all marketable securities to collateralize payment to oil drilling and service company for drilling services.

8.    INVENTORIES

      Inventories as of March 31 were as follows:

                                                                                      2005

       Construction material                                                         $ 3,103,555
       Purchased semi products                                                            59,706
       Crude oil produced                                                                  7,735
       Other                                                                              56,415
                                                                               --------------------
                                                                                     $ 3,227,411
                                                                               ====================

9.    PREPAID EXPENSES, NET

      Prepaid expenses as of March 31 were as follows:

                                                                                      2005

       Advances for material                                                         $ 2,301,074
       VAT recoverable                                                                 1,217,751
       Advances for services                                                             589,944
       Other                                                                             192,573

      Reserves against uncollectible advances and prepayments                           (129,051)
                                                                               --------------------
                                                                                     $ 4,172,291
                                                                               ====================

                                      F-12

10.   DUE TO ASTANA FUND

      In 2004 the Government of the Republic of Kazakhstan imposed a liability in the amount of $250,000 to make cash contributions to the Astana Fund.
      The Astana Fund is a government fund used by the Government of the
      Republic of Kazakhstan to accumulate cash for construction and development of Astana, Kazakhstan, the new capital of the Republic of Kazakhstan.

11.   OIL AND GAS PROPERTIES, NET

      Oil and gas properties as of March 31 were as follows:

                                                                                      2005

       Subsoil use right                                                            $ 20,788,119
       Cost of drilling wells                                                          9,334,021
       Professional services received in exploration and development activities        4,798,314
       Material and fuel used in exploration and development activities                2,891,765
       Infrastructure development costs                                                1,231,391
       Geological and geophysical                                                        653,571
       Other capitalized costs                                                         3,334,630

      Accumulated depreciation, depletion and amortization                              (229,406)
                                                                               --------------------
                                                                                    $ 42,802,405
                                                                               ====================

12.   OTHER FIXED ASSETS, NET

                                 Constructions    Machinery
                                 and equipment     equipment       Vehicles        Office          Other          Total
                               ----------------  ------------ -------------- ----------------  ------------  -------------
      Cost
      at April 1, 2004              $ 62,583      $ 114,650        $ 46,450       $ 33,286        $ 7,442      $ 264,411
       Additions                      23,622        119,550         266,757         95,697         31,074        536,700
       Disposals                           -              -               -              -            (95)           (95)
                               ----------------  ------------ -------------- ----------------  ------------  -------------
      at March 31, 2005               86,205        234,200         313,207        128,983         38,421        801,016
                               ------------------------------ -------------- ---------------------------------------------

      Accumulated depreciation
      at April 1, 2004                     -          1,261           2,289          1,039            169          4,758
       Charge for the period          10,789         17,025          56,577         22,795          5,708        112,894
       Disposals                           -              -               -              -            (95)           (95)
                               ----------------  ------------ -------------- ----------------  ------------  -------------
      at March 31, 2005               10,789         18,286          58,866         23,834          5,782        117,557
                               ----------------  ------------ -------------- ----------------  ------------  -------------

      Net book value at March
        31, 2004                      62,583        113,389          44,161         32,247          7,273        259,653
                               ================  ============ ============== ================  ============  =============

      Net book value at March
        31, 2005                    $ 75,416      $ 215,914       $ 254,341      $ 105,149       $ 32,639      $ 683,459
                               ================  ============ ============== ================  ============  =============

      In accordance with FAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, depreciation related to support equipment and facilities used in exploration and development activities in amount of $
      49,764 was capitalized to oil and gas properties.

13.   INTANGIBLE ASSETS, NET

                                                      2005
      Cost
      Beginning balance                                 $  5,411
       Additions                                          12,345
                                                 ----------------
      Ending balance                                      17,756

      Accumulated depreciation
      Beginning balance                                        -

                                      F-13

      Amortization for the period                          3,321
                                                 ----------------
      Ending balance                                       3,321
                                                 ----------------
      Net book value                                    $ 14,435
                                                 ================

14.   LONG TERM LIABILITIES

      a) Due to reservoir consultants

      The amount of $222,000 due to reservoir consultants represents a part of
      $700,000 contract with PGS Reservoir Consultants payable during 2006. The
      Company paid to PGS Reservoir Consultants $200,000 during 2004 and will pay $278,000 in 2005.

      b) Liquidation fund

      Under the laws of the Republic of Kazakhstan, the Company is obligated to set aside funds for required environmental remediation. As of March 31,
      2005 the Company contributed $60,973 to the Liquidation Fund.

15.   MINORITY INTEREST

      Minority interest represents interest of 30% shareholder of Emir Oil. On
      May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir Oil (see Notes 3 and
      16).

                                                                   2005

      Beginning balance                                              $ 82,134
       Share of minority for net loss                                       -
       Share capital portion of minority                                    -
       Recovery of minority interest after purchase of
         remaining interest                                           (82,134)
                                                                 -------------
      Ending balance                                                 $      -
                                                                 =============

 16.  SHARE AND ADDITIONAL PAID IN CAPITALS

      Common and preferred stock as of March 31 are as following:

                                                   2005                  2004
      Preferred stock, $0.001 par value
       Authorised                                20,000,000           20,000,000
       Issued and outstanding                             -                    -

      Common stock, $0.001 par value
       Authorised                               100,000,000          100,000,000
       Issued and outstanding                    30,513,761           20,429,421

      Reverse merger

      During the year ended March 31, 2004, the Company completed a reverse merger with BMB Holding, Inc. Additionally the Company:

      a) Completed a private placement for the total amount of $11,113,562.
      b) Converted a $2,000,000 debt to the shareholders of BMB Holding, Inc.
         into equity.
      c) Issued 200,000 shares of stock upon exercise of stock option worth
         $200,000.
      d) Completed a 10 for 1 reverse stock split.

                                      F-14

      Acquisition

      On May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir Oil (see Note
      3). The aggregate purchase price was determined to be $19,075,000 using a price of the Company's common shares on OTCBB on August 6, 2004 of $5.45 per share. The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated Balance Sheet.

      Private placements

      On July 2, 2004, the Company sold an aggregate of 4,584,340 common shares of the Company at $4.00 per share in a private placement offering. The
      Company received $17,311,906 net of the agent fees and out of pocket expenses.

      On March 9, 2005, the Company sold an aggregate of 2,000,000 common shares of the Company at $5.00 per share in a private placement offering. The
      Company received $9,968,254 net of the agent fees and out of pocket expenses.

      On March 31, 2005, the Company issued for subscription an aggregate of
      1,101,000 common shares of the Company at $5.00 per share in a private placement offering.

      Common stocks sold at private placements as of March 31 are as following:

                                              Number of        Share price        Gross amount       Net amount
                                             shares sold                             raised           received
      2004
       First private placement                    4,830,494    $ 2.15-$ 2.50        $ 11,113,562      $  9,935,874
                                           -----------------                    ----------------- ------------------
                                                  4,830,494                           11,113,562         9,935,874

      2005
       Second private placement                   4,584,340           $ 4.00          18,337,360        17,311,906
       Third private placement (first
          closing)                                2,000,000           $ 5.00          10,000,000         9,968,254
       Third private placement (second
          closing)                                1,101,000           $ 5.00                   -                 -
                                           -----------------                    ----------------- ------------------
                                                  7,685,340                           28,337,360        27,280,160

                                                 12,515,834                         $ 39,450,922      $ 37,216,034
                                           =================                    ================= ==================

      The offerings were made only to accredited investors in the United States under Regulation D and pursuant to Regulation S to non U.S. Persons.

      Share-Based Compensation

      On November 19, 2003, the Company granted options to the placement agent for services rendered in connection with a private placement of the
      Company's common stock in November 2003. The first option granted the placement agent the right to purchase up to 200,000 common shares of the
      Company at an exercise price of $1.00 per share. The placement agent exercised this option and purchased 200,000 shares for $200,000 on
      December 15, 2003. The second option grants the placement agent the right to purchase up to 142,857 common shares of the Company at an exercise price of $3.50 per share. This option expires on November 26, 2008.

      In December 2003, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agent the right to purchase up to 275,050 shares of the
      Company's common stock at an exercise price of $2.15 and 208,000 shares of the Company's common stock at an exercise price of $2.50 per share. The warrants expire at the end of June 2005.

      On July 2004, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 458,434 shares of the
      Company's common stock at an exercise price of $4.00 per share. The warrants expire at the first quarter of 2006 calendar year.

                                      F-15

      During the year ended March 31, 2005 the Board of Directors (the "Board")
      of the Company approved an incentive stock option plan (the "plan") under which directors, officers and key personnel may be granted options to purchase common shares of the Company. The Company has reserved 5,000,000 common shares for issuance upon the exercise of options granted under the terms of the plan. The Board determines the exercise price of each option, provided that no option shall be granted with an exercise price at a discount to market. The vesting periods established under the plan and the term of the options are set by the Board. During the third quarter of the year ended March 31, 2005 the Company granted stock options to its corporate secretary for the past services rendered. These options grant the employee the right to purchase up to 60,000 shares of the Company's common stock at an exercise price of $4.00 per share. The options expire in five years from the date of grant. Granted options vest immediately.
      Compensation expense for options granted to a corporate secretary is determined based on their fair values at the time of grant, the cost of which in the amount of $81,000 is recognized in the Consolidated Statement of Income and Consolidated Balance Sheet.

      Stock options and warrants outstanding and exercisable as of March 31 are:

                                                                                                     Weighted
                                                                                   Number         Average Exercise
                                                                                 of shares             price
                                                                            -----------------    -----------------
       As of March 31, 2003                                                             -              $    -

          Granted                                                                 825,907                2.19
          Exercised                                                              (200,000)               1.00
                                                                              --------------       -------------
       As of March 31, 2004                                                       625,907                2.57

          Granted                                                                 518,434                4.00
                                                                              --------------       -------------
       As of March 31, 2005                                                     1,144,341              $ 3.22
                                                                              ==============       =============

      Stock options and warrants as of March 31, 2005 are:

                         Options and Warrants outstanding                      Options and Warrants exercisable
      ----------------------------------------------------------------------  ------------------------------------
          Range of          Options and         Weighted         Weighted       Options and     Weighted Average
       exercise price         Warrants          Average          Average          Warrants       Exercise Price
                            Life (years)     Exercise Price    Contractual
      ------------------  -----------------  --------------- ---------------------------------- ------------------

       $ 2.15 - $ 4.00        1,144,341          $ 3.22            2.20           1,144,341           $ 3.22

      The estimated fair value of the stock options and warrants issued were determined using Black-Scholes option pricing model with the following assumptions:

                                                                                         2005            2004

       Risk-free interest rate                                                            3.20%          2.00%
       Expected option life                                                              1 year         3 years
       Expected volatility in the price of the Company's common shares                     76%            246%
       Expected dividends                                                                  0%             0%

       Weighted average fair value of options and warrants granted
          during the year                                                                $ 2.22         $ 3.81

                                      F-16

17.   EARNINGS PER SHARE (BASIC AND DILUTED)

      The calculation of the basic and diluted earnings per share is based on the following data:

                                                                                  2005                 2004
      Numerator
      Net loss for basic and diluted loss per share                              3,286,312              613,782

      Denominator
      Weighted average number of common shares for the purposes of
        basic and diluted earnings per share                                    26,948,437            7,398,240
                                                                             ----------------     ----------------
      Loss per share (basic and diluted)                                           $ 0.122              $ 0.083
                                                                             ================     ================

      The effect of the stock warrants and stock options is anti-dilutive.

18.   RELATED PARTY TRANSACTIONS

                                                                                      2005                 2004

       Accounts payable                                                            $ 503,045            $ 103,231
       Prepaid expenses                                                              150,841                    -

       Services rendered                                                             610,336            2,724,433
       Operating lease of land, premises and warehouses                              218,428               12,817

       Loans received and repaid                                                           -            2,500,000
       Guarantees received                                                           600,000                    -

      On September 15, 2003 BMB Holding, Inc. obtained a short-term financing for covering expenses related to the reverse merger and private placement from one of its shareholders, Caspian Services Group, Ltd. The loan in the amount of $500,000 was for a term of six months with the annual interest rate of 16.5%. This loan was repaid in full on November 26, 2003 from the proceeds of the private placement.

      On May 25, 2004 the Company received a letter of guarantee for drilling of exploratory wells from KazMorGeofizika CJSC. The letter of guarantee in the amount of $1,000,000 for the period of drilling works was issued to the supplier of drilling works and closed on February 15, 2005. On
      February 15, 2005 the Company received a letter of guarantee in the amount of $600,000 from KazMorGeofizika CJSC for drilling of another exploratory well.

19.   COMMITMENTS AND CONTINGENCIES

      Historical investments by the Government of the Republic of Kazakhstan

      The Government of the Republic of Kazakhstan made historical investments in the ADE Block in total amount of $ 5,994,200. When the Company applies for and is granted commercial production rights for the ADE Block, the
      Company will be required to begin repaying these historical investments to the Government of the Republic of Kazakhstan. The terms of repayment will be negotiated at the time the Company applies for commercial production rights.

      Capital Commitments

      Under the terms of its oil and gas contract, Emir Oil is required to spend a total of $32 million in exploration and development activities on the
      ADE Block. To retain its rights under the contract, the Company must spend a minimum of $9.3 million in 2005, $6 million in 2006 and $4.5 million in
      2007. The failure to make these minimum capital expenditures could result in the loss of the contract.

      Operating Environment

      The Company's principal business unit, Emir Oil, operates within the
      Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Company's assets and operations could be at risk in the event of negative changes in the political and business environment.

                                      F-17

      Government taxes and legislation in the Republic of Kazakhstan

      The local and national tax environment in the Republic of Kazakhstan is subject to change and inconsistent application, interpretation and enforcement. Non-compliance with Kazakhstan laws and regulations can lead to imposition of penalties and interest.

      Environmental matters

      The Company believes it is currently in compliance with all existing
      Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future.

      Pension and retirement plans

      Employees of the Company receive pension benefits in accordance with the laws and regulations of the respective countries. As of March 31, 2005 and
      2004 the Company was not liable for any supplementary pensions, post-retirement, health care, insurance benefits or retirement indemnities to its current or former employees.

      Other matters

      In December 2003, a lawsuit was filed in Florida naming the Company as one of the defendants. The claim of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development
      Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil. The plaintiffs seek unspecified compensatory and exemplary damages.

      In April 2005, Sokol Holdings, Inc., filed a complaint in United States
      District Court, Southern District of New York alleging that the Company wrongfully induced Mr. Tolmakov, Director of Emir Oil, to breach a contract under which Mr. Tolmakov had agreed to sell to Sokol 70% of his
      90% interest in Emir Oil LLP. Sokol Holdings, Inc. seeks damages in an unspecified amount exceeding $75,000 to be determined at trial, punitive damages, specific performance in the form of an order compelling BMB to relinquish its interest in Emir and the underlying interest in the ADE fields to Sokol Holdings, Inc. and such other relief as the court finds just and reasonable.

      The Company is confident that the matters shall be resolved in the
      Company's favor. The Company has retained legal counsels to protect its interests. In the opinion of the Company's management and legal counsels, the resolution of those lawsuits will not have a material adverse effect on Company's financial condition, results of operations or cash flows.

20.   FINANCIAL INSTRUMENTS

      The nature of the Company's operations exposes the Company to fluctuations in commodity prices, foreign currency exchange rates, credit risk and country risk. The Company recognizes these risks and manages operations in a manner such that exposure to these risks minimized to the extent practical.

      As of March 31, 2005 marketable securities of $788,921 are held in short term repurchase agreements for securities issued by Kazakhstan banks and
      Kazakhstan financial institutions. As of March 31, 2005 cash and cash equivalents include deposits in Kazakhstan banks in the amount $9,090,276.
      As of March 31, 2005 the Company made advance payments to Kazakhstan companies and budget in the amount $4,301,342. As of March 31, 2005 trade accounts receivable of $132,400 are with the Kazakhstan oil processing plant. Restricted cash reflected in the long-term assets consists of
      $60,973 deposited in a Kazakhstan bank and restricted to meet possible environmental obligations according to the regulations of Kazakhstan.
      Furthermore, the primary asset of the Company is Emir Oil; an entity formed under the laws of the Republic Kazakhstan.

                                      F-18

21.   SUBSEQUENT EVENTS

      On March 31, 2005, the Company issued for subscription an aggregate of
      1,101,000 common shares of the Company at $5.00 per share in a private placement offering. Pursuant to the offering closing on April 12, 2005 the
      Company raised total proceeds of $5,505,000 (see Note 16).

      On April 12, 2005, the Company granted warrants to placement agents in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 110,100 shares of the
      Company's common stock at an exercise price of $5.00 per share. The warrants expire on April 11, 2006.

      In May and June 2005 a party exercised stock warrants for 275,050 shares at the exercise price of $2.15 and stock warrants for 109,030 shares at the exercise price of $2.50.

      On May 27, 2005 the Company made a cash contribution of $250,000 to Astana
      Fund as a part of the social program of investing activity of the Company
      (see Note 10).

                                      F-19

22.   SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION
      DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited)

      This footnote provides unaudited information required by SFAS No. 69,
      "Disclosures about Oil and Natural Gas Producing Activities." The
      Company's oil and natural gas properties are located in the Republic of
      Kazakhstan, which constitutes one cost center.

      Capitalized Costs - Capitalized costs and accumulated depletion, depreciation and amortization relating to our oil and natural gas producing activities, all of which are conducted in the Republic of
      Kazakhstan, are summarized below:

                                                                   2005                           2004
                                                        ---------------------------    ---------------------------

      Developed oil and natural gas properties                       $ 43,031,811                   $ 6,495,186
      Unevaluated oil and natural gas properties                                -                             -
      Accumulated depletion, depreciation and
         amortization                                                    (229,406)                            -
                                                        ---------------------------    ---------------------------
      Net capitalized cost                                           $ 42,802,405                   $ 6,495,186
                                                        ===========================    ===========================

      Costs Incurred - Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below:

                                                                   2005                           2004
                                                        ---------------------------    ---------------------------
      Acquisition costs:
          Unproved properties                                         $          -                    $         -
          Proved properties                                             20,788,119                      1,713,119
      Exploration costs                                                  3,373,092                      2,659,872
      Development costs                                                 18,809,627                      2,102,195
                                                        ---------------------------    ---------------------------
         Subtotal                                                       42,970,828                      6,475,186
      Asset retirement costs                                                60,973                         20,000
                                                        ---------------------------    ---------------------------
          Total costs incurred                                        $ 43,031,811                    $ 6,495,186
                                                        ===========================    ===========================

      Results of Operations - Results of operations for the Company's oil and natural gas producing activities are summarized below:

                                                                                          For the period from
                                                            For the year ended          inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                        ---------------------------    ---------------------------

      Oil and natural gas revenues                                 $ 973,646                      $ -

      Operating expenses:
         Oil and natural gas operating expenses
            and ad valorem taxes                                     197,697                        -
         Production taxes                                                  -                        -

                                      F-20

         Accretion expense                                                 -                        -
         Depletion expense                                           229,406                        -
                                                             ---------------------        ---------------------
         Results of operations from oil and gas
            producing activities                                   $ 546,543                      $ -
                                                             =====================        =====================

      Reserves - Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data demonstrate with reasonable certainty to be, recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the periods presented are based on estimates prepared by Chapman Petroleum Engineering
      Ltd., independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the SEC.

      The Company's net ownership in estimated quantities of proved oil and natural gas reserves, and changes in net proved reserves, all of which are located in the Republic of Kazakhstan, are summarized below:

                                                                               Natural Gas
                                                                                  (Mcf)
                                                         ---------------------------------------------------------
                                                                                          For the period from
                                                            For the year ended        inception (May 6, 2003) to
                                                              March 31, 2005              March 31, 2004 (1)
                                                         -------------------------    ----------------------------
      Proved developed and undeveloped
         reserves
            Beginning of the year                                               -                               -

                                      F-21

            Revisions of previous estimates                                     -                               -
            Purchase of oil and gas properties                                  -                               -
            Extensions and discoveries                                          -                               -
            Sales of natural gas properties                                     -                               -
            Production                                                          -                               -
                                                         -------------------------    ----------------------------
            End of year                                                         -                               -
                                                         =========================    ============================

      Proved developed reserves at year end                                     -                               -
                                                         =========================    ============================
-------------------
(1) The Company acquired the ADE Block during the period from inception through
    March 31, 2004. During that period, however, the Company had insufficient geological and engineering data to demonstrate proved reserves with reasonable certainty during that period.

                                                                 Oil, Condensate and Natural Gas Liquids
                                                                                 (MBbls)
                                                         ---------------------------------------------------------
                                                                                          For the period from
                                                            For the year ended        inception (May 6, 2003) to
                                                              March 31, 2005              March 31, 2004 (1)
                                                         -------------------------    ----------------------------
      Proved developed and undeveloped
         reserves
            Beginning of the year                                               -                               -
            Revisions of previous estimates                                     -                               -
            Purchase of oil and gas properties                                  -                               -
            Extensions and discoveries                                 13,228,755                               -
            Sales of natural gas properties                                     -                               -
            Production                                                     68,755                               -
                                                         -------------------------    ----------------------------
            End of year                                                13,160,000                               -
                                                         =========================    ============================

      Proved developed reserves at year end                            10,580,000                               -
                                                         =========================    ============================
-------------------
(1) The Company acquired the ADE Block during the period from inception through
    March 31, 2004. During that period, however, the Company had insufficient geological and engineering data to demonstrate proved reserves with reasonable certainty during that period.

      Standardized Measure - The Standardized Measure of Discounted Future Net
      Cash Flows relating to the Company's ownership interests in proved oil and natural gas reserves for the period from inception (May 6, 2003) through
      March 31, 2004 and for the fiscal year ended March 31, 2005 are shown below:

                                                                                         For the period from
                                                            For the year ended          inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                        ---------------------------    ---------------------------
      Future cash inflows                                            $ 274,607,000                            $ -
      Future oil and natural gas operating
         expenses                                                       46,442,000                              -
      Future development costs                                           7,750,000                              -
      Future income tax expense                                         43,216,000                              -
                                                        ---------------------------    ---------------------------
      Future net cash flows                                            177,199,000                              -
      10% discount factor                                              117,845,000                              -
                                                        ---------------------------    ---------------------------
      Standardized measure of discounted future
         net cash flows                                               $ 59,534,000                            $ -
                                                        ===========================    ===========================

      Our standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of SFAS 69. Future cash inflows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future oil and natural gas production and development costs are computed by estimating the expenditures to be incurred in producing and developing the proved oil and natural gas reserves at year end, based on year end costs and assuming continuation of existing economic condition.

      Future income tax expenses are calculated by applying appropriate year end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves.
      Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. The
      Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company's oil and natural gas properties.

                                      F-22

      Changes in Standardized Measure - Changes in Standardized Measure of
      Discounted Future Net Cash Flows relating to proved oil and gas reserves are summarized below:

                                                                                          For the period from
                                                           For the year ended            inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                       ----------------------------    ---------------------------
      Changes due to current year operations:
         Sales of oil and natural gas, net of oil
         and natural gas operating expenses                                      -                              -
         Sales of oil and natural gas properties                                 -                              -
         Purchase of oil and gas properties                                      -                              -
         Extensions and discoveries                                  $ 228,165,000                              -
      Changes due to revisions of standardized                                   -                              -
         variables
         Prices and operating expenses                                           -                              -
         Revisions to previous quantity estimates                                -                              -
         Estimated future development costs                              7,750,000                              -
         Income taxes                                                   43,216,000                              -
         Accretion of discount                                         117,854,000                              -
         Production rates (timing) and other                                     -                              -
                                                       ----------------------------    ---------------------------
      Net Change                                                        59,534,000                              -
      Beginning of year                                                          -                              -
                                                       ----------------------------    ---------------------------
      End of year                                                     $ 59,534,000                            $ -
                                                       ============================    ===========================

      Sales of oil and natural gas, net of oil and natural gas operating expenses are based on historical pre-tax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after tax basis.

23.   RESTATEMENT OF FINANCIAL STATEMENTS

      In response to comments raised by the staff of the Securities and Exchange
      Commission, the Company commenced a re-evaluation of its estimated proved reserves. Based on the Company's internal review, and after consultation with the Audit Committee of the Company's Board of Directors and
      independent registered public accounting firm, on March 22, 2006, the
      Company determined it was necessary to restate its Consolidated Balance
      Sheet as of March 31, 2005, Consolidated Statements of Loss for the year ended March 31, 2005 and for the period from inception (May 6, 2003) to
      March 31, 2005 and the Supplementary disclosure information on oil and natural gas exploration development and production activities to
      Consolidated Financial Statements for the year ended March 31, 2005.

      The primary effect of the correction discussed above resulted in the
      Company reducing the long-term asset "Oil and Gas Properties, Full Cost
      Method, Less Accumulated Depreciation" by $161,954 on its Consolidated
      Balance Sheet as of March 31, 2005 and additional accrual of depletion expense by $161,954 on its Consolidated Statement of Loss for the year ended March 31, 2005 and for the period from inception (May 6, 2003) to
      March 31, 2005. The correction also resulted in the Company reducing its proved developed reserves of natural gas by $15,917,000, proved developed reserves of oil, condensate and natural gas liquids by $3,034,000 and its standardized measure of discounted future net cash flows by $15,164,000.

                                      F-23

      Following is a summary of the effects of these adjustments on the
      Company's Consolidated Balance Sheet as of March 31, 2005 and Consolidated
      Statements of Loss for the year ended March 31, 2005 and the period from inception (May 6, 2003) to March 31, 2005:

           Balance sheet/Statement of loss items                As restated             As previously reported

      March 31, 2005
      Oil and Gas Properties, Full Cost Method,
         Less Accumulated Depreciation                         $ 42,802,405                   $ 42,964,359
      Total non-current assets                                   43,561,272                     43,723,226
      Total assets                                               61,871,927                     62,033,881
      Deficit accumulated during the development
         stage                                                   (3,900,094)                    (3,738,140)
      Total shareholders' equity                                 54,590,940                     54,752,894
      Total liabilities and shareholders' equity                 61,871,927                     62,033,881

      For the year ended March 31, 2005:
      Production expenses                                      $   (427,103)                  $  (265,149)
      Total expenses                                             (4,761,445)                   (4,599,491)
      Loss from operations                                       (3,787,799)                   (3,625,845)
      Loss before income taxes                                   (3,285,969)                   (3,124,015)
      Loss before minority interest                              (3,286,312)                   (3,124,358)
      Net loss                                                   (3,286,312)                   (3,124,358)
      Loss per common share (basic and diluted)                       0.122                         0.116

      For the period from inception
         (May 6, 2003) to March 31, 2005:
      Production expenses                                       $  (427,103)                  $  (265,149)
      Total expenses                                             (5,547,960)                   (5,386,006)
      Loss from operations                                       (4,574,314)                   (4,412,360)
      Loss before income taxes                                   (3,817,767)                   (3,655,813)
      Loss before minority interest                              (3,818,110)                   (3,656,156)
      Net loss                                                   (3,900,094)                   (3,738,140)

      Following is a summary of the effects of this revision on the Company's
      Supplementary disclosure information on oil and natural gas exploration development and production activities to Consolidated Financial Statements for the year ended March 31, 2005:

                      Disclosure item                            As restated              As previously reported

      March 31, 2005:
      Proved developed reserves of natural gas                        -                         15,917,000
      Proved developed reserves of oil, condensate
         and natural gas liquids                                 10,580,000                     13,614,000
      Standardized measure of discounted future
         net cash flows                                          99,921,000                    115,085,000

                                      F-24

BMB MUNAI, INC.
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------------------
                                                                    Notes         December 31, 2005         March 31, 2005
                                                                                      (Restated)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                       $  54,293,874            $  9,989,632
    Marketable securities                                                                 670,905                 788,921
    Trade accounts receivable                                                             800,584                 132,400
    Inventories                                                       3                 3,321,055               3,227,411
    Prepaid expenses and other assets, net                            4                 3,922,709               4,172,291
                                                                            ----------------------- -----------------------
       Total current assets                                                            63,009,127              18,310,655
                                                                            ----------------------- -----------------------

LONG TERM ASSETS
    Oil and gas properties, full cost method, net                     6                54,773,982              42,802,405
    Other fixed assets, net                                           7                   994,013                 683,459
    Intangible assets, net                                                                 56,102                  14,435
    Restricted cash                                                                       155,973                  60,973
                                                                            ----------------------- -----------------------
       Total long term assets                                                          55,980,070              43,561,272
                                                                            ----------------------- -----------------------

TOTAL ASSETS                                                                        $ 118,989,197            $ 61,871,927
                                                                            ======================= =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                $   3,038,460            $  5,844,639
    Due to reservoir consultants                                                          278,000                 278,000
    Taxes payable                                                                         401,926                 333,063
    Due to Astana Fund                                                5                         -                 250,000
    Accrued liabilities and other payables                                                313,092                 291,969
                                                                            ----------------------- -----------------------
       Total current liabilities                                                        4,031,478               6,997,671
                                                                            ----------------------- -----------------------

LONG TERM LIABILITIES
    Due to reservoir consultants                                                          222,000                 222,000
    Liquidation fund                                                                      918,504                  60,973
    Deferred income tax liabilities                                                           343                     343
                                                                            ----------------------- -----------------------
       Total long term liabilities                                                      1,140,847                 283,316
                                                                            ----------------------- -----------------------

COMMITMENTS AND CONTINGENCIES                                        10                         -                       -

SHAREHOLDERS' EQUITY
    Share capital                                                     8                    42,005                  30,514
    Additional paid in capital                                        8               122,311,011              58,460,520
    Deficit accumulated during the development stage                                   (8,536,144)             (3,900,094)
                                                                            ----------------------- -----------------------
       Total shareholders' equity                                                     113,816,872              54,590,940
                                                                            ----------------------- -----------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $ 118,989,197            $ 61,871,927
                                                                            ======================= =======================

See notes to the consolidated financial statements.

                                                               F-25

BMB MUNAI, INC.
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF LOSS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Period from
                                                                                                                      inception
                                                                                                                    (May 6, 2003)
                               Three months ended   Three months ended  Nine months ended   Nine months ended          through
                                December 31, 2005   December 31, 2004   December 31, 2005   December 31, 2004    December 31, 2005
                                   (Restated)                              (Restated)                                 (Restated)

REVENUES                           $ 2,058,792        $    55,904         $ 4,106,765         $   347,891            $ 5,080,411

EXPENSES
  Oil and gas operating                242,582             83,933             509,289             168,181                913,915
  General and administrative         1,497,515          1,239,050           7,379,267           2,634,332             12,221,986
  Depletion                            451,029                  -           1,116,673                   -              1,184,125
  Amortization and depreciation         35,316             21,917             100,122              49,103                171,331
                                ------------------  ----------------- -------------------  ------------------   --------------------
Total expenses                       2,226,442          1,344,900           9,105,351           2,851,616             14,491,357
                                ------------------  ----------------- -------------------  ------------------   --------------------

LOSS FROM OPERATIONS                  (167,650)        (1,288,996)         (4,998,586)         (2,503,725)            (9,410,946)

OTHER INCOME (EXPENSE)
  Realized gain on marketable
    securities                               -                 46             181,688              58,944                386,123
  Unrealized gain / (loss) on
    marketable securities               62,729              4,666              55,190            (287,944)                50,830
  Foreign exchange gain /
    (loss), net                         58,450            329,339            (65,686)             532,025                504,784
  Interest income / (expense),
    net                                 36,348            126,331              48,370             122,430                (17,838)
  Other income / (expense), net        (42,819)            (9,049)            (18,980)             (9,049)                33,230
                                ------------------  ----------------- -------------------  ------------------   --------------------
Total other income                     114,708            451,333             200,582             416,406                957,129
                                ------------------  ----------------- -------------------  ------------------   --------------------

LOSS BEFORE INCOME TAXES               (52,942)          (837,663)         (4,798,004)         (2,087,319)            (8,453,817)

INCOME TAX EXPENSE                           -             (6,750)                  -              (6,750)                  (343)
                                ------------------  ----------------- -------------------  ------------------   --------------------
LOSS BEFORE MINORITY INTEREST          (52,942)          (844,413)         (4,798,004)         (2,094,069)            (8,454,160)
                                ------------------  ----------------- -------------------  ------------------   --------------------

MINORITY INTEREST                            -                  -                   -                   -               (81,984)
                                ------------------  ----------------- -------------------  ------------------   --------------------
NET LOSS                           $   (52,942)       $  (844,413)        $(4,798,004)        $(2,094,069)           $(8,536,144)
                                ==================  ================= ===================  ==================   ====================

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                       33,426,080         28,513,761          32,676,428          25,128,792
LOSS PER COMMON SHARE (BASIC
  AND DILUTED)                     $   (0.0016)       $   (0.0030)        $   (0.1468)          $ (0.0833)

See notes to the consolidated financial statements.

                                                                F-26

BMB MUNAI, INC.
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 Period from
                                                                           Nine months      Nine months            inception
                                                                Notes         ended           ended             (May 6, 2003)
                                                                           December 31,     December 31,            through
                                                                              2005              2004          December 31, 2005
                                                                           (Restated)                              (Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $ (4,798,004)    $ (2,094,069)          $ (8,536,144)
Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation, depletion and amortization                                1,216,795           49,103              1,355,456
    Provision for doubtful accounts                                                 -                -                129,051
    Deferred income tax expense                                                     -                -                    343
    Stock based compensation expense                              8         3,876,658                -              3,876,658
    Stock issued for services                                     8           172,682                -                172,682
    Unrealized gain / (loss) on marketable securities                          55,190        (287,944)                 50,830
Changes in operating assets and liabilities
    Decrease / (increase) in marketable securities                             62,826        2,390,263               (721,735)
    Increase in trade accounts receivable                                    (668,184)               -               (800,584)
    Increase in inventories                                                   (93,644)      (3,169,371)            (3,321,055)
    Decrease / (increase) in prepaid expenses and other assets                249,582       (4,265,281)            (4,030,588)
    (Decrease) / increase in liabilities                                   (2,966,193)       1,495,595              4,242,485
    Rent deposit                                                                    -           (2,500)               (21,172)
                                                                       ---------------- -----------------  ---------------------
Net cash used in operating activities                                      (2,892,292)      (5,884,204)            (7,603,773)
                                                                       ---------------- -----------------  ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in short term loan receivable                                        -         (370,987)                     -
    Acquisition of oil and gas properties                         6       (12,016,813)     (11,292,383)           (35,851,990)
    Acquisition of other fixed assets                             7          (445,607)        (775,016)            (1,246,622)
    Acquisition of intangible assets                                          (58,688)         (12,344)               (76,444)
      Restricted cash                                                         (95,000)         (40,057)              (155,973)
                                                                       ---------------- -----------------  ---------------------
Net cash used in investing activities                                     (12,616,108)     (12,490,787)           (37,331,029)
                                                                       ---------------- -----------------  ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of common stock                                     57,410,892       17,311,906             94,626,926
    Proceeds from short-term financing                                              -                -                500,000
    Repayment of short-term financing                                               -                -               (500,000)
    Proceeds from issuance of convertible debt                                      -                -              2,000,000
    Proceeds from exercise of common stock options and warrants             2,401,750                -              2,601,750
                                                                       ---------------- -----------------  ---------------------
Net cash provided by financing activities                                  59,812,642       17,311,906             99,228,676
                                                                       ---------------- -----------------  ---------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                    44,304,242      (1,063,085)             54,293,874
CASH AND CASH EQUIVALENTS at beginning of period                            9,989,632        2,126,355                      -
                                                                       ---------------- -----------------  ---------------------
CASH AND CASH EQUIVALENTS at end of period                               $ 54,293,874     $  1,063,270           $ 54,293,874
                                                                       ================ =================  =====================

Significant non cash transactions:
      Oil and gas properties liquidation fund                            $    857,531     $     60,973           $    918,504
    Conversion of debt into common stock                                            -                -           $  2,000,000
    Accrual of liabilities to Astana Fund                                           -                -           $    250,000
    Acquisition of 30% of Emir Oil LLP by issuance of
      3,500,000 shares of common stock                                              -     $ 19,075,000           $ 19,075,000

See notes to the consolidated financial statements.

                                                              F-27

BMB MUNAI, INC.
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      BMB Munai, Inc. (the "Company") was incorporated in Utah in July 1981. The
      Company later changed its domicile to Delaware on February 7, 1994. Prior to November 26, 2003, the Company existed under the name InterUnion
      Financial Corporation ("InterUnion"). The Company changed its domicile from Delaware to Nevada in December 2004.

      On November 26, 2003, InterUnion executed an Agreement and Plan of Merger
      (the "Agreement") with BMB Holding, Inc ("BMB"), a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB obtained control of the Company. BMB was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of BMB Holding, Inc.

      The Company's consolidated financial statements presented are a continuation of BMB, and not those of InterUnion Financial Corporation, and the capital structure of the Company is now different from that appearing in the historical financial statements of InterUnion Financial
      Corporation due to the effects of the recapitalization.

      The Company has a representative office in Almaty, the Republic of
      Kazakhstan.

      The Company has minimal operations to date and is considered to be in the development stage.

2.    SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial information included herein is unaudited, except for the balance sheet as of March 31, 2005, which is derived from the Company's audited consolidated financial statements for the year ended
      March 31, 2005. However, such information includes all adjustments
      (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods. The consolidated results of operations for the interim period are not necessarily indicative of the consolidated results to be expected for an entire year.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-QSB
      Report pursuant to certain rules and regulations of the Securities and
      Exchange Commission. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in our March 31, 2005 Form 10-KSB Report.

      The accounting principles applied are consistent with those as set out in the Company's annual Consolidated Financial Statements for the year ended
      March 31, 2005.
      Basis of consolidation

      The Company's consolidated financial statements present the consolidated results of BMB Munai, Inc., and its wholly owned subsidiary, Emir Oil LLP
      (hereinafter collectively referred to as the "Company"). All significant inter-company balances and transactions have been eliminated from the
      Consolidated Financial Statements.

      All transactions of Emir Oil from the date of its purchase by BMB (June 7,
      2003) through December 31, 2005 are reflected in the Consolidated
      Financial Statements and Notes to the Consolidated Financial Statements.

                                      F-28

      Use of estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the Consolidated
      Financial Statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and affect the results reported in these Consolidated Financial Statements.

      Foreign currency translation

      Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S.
      dollars at the rates of exchange prevailing at the balance sheet dates.
      Any gains or losses arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the Consolidated Statements of Operations.

      Share-based compensation

      The Company accounts for options granted to non-employees at their fair value in accordance with FAS No. 123, Accounting for Stock-Based
      Compensation. Under FAS No. 123, share-based compensation is determined as the fair value of the equity instruments issued. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. Stock options granted to the "selling agents" in the private equity placement transactions have been offset to the proceeds as a cost of capital. Stock options and stocks granted to other non-employees are recognized in the
      Consolidated Statements of Operations.

      The Company has a stock option plan as described in Note 8. Compensation expense for options and stocks granted to employees is determined based on their fair values at the time of grant, the cost of which is recognized in the Consolidated Statements of Operations over the vesting periods of the respective options.

      Risks and uncertainties

      The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market oil and gas.
      Currently exports from the Republic of Kazakhstan are primarily dependent on transport routes either via rail, barge or pipeline, through Russian territory. Domestic markets in the Republic of Kazakhstan historically and currently do not permit world market price to be obtained. However, management believes that over the life of the project, transportation options will be improved by further increases in the capacity of the transportation options.

      Recognition of revenue and cost

      Revenue and associated costs from the sale of oil are charged to the period when goods were shipped or when ownership title transferred.
      Produced but unsold products are recorded as inventory until sold. As of
      December 31, 2005 the production unit of the Company - Emir Oil had test production sales at Kazakhstan domestic market price, which is considerably lower than world market prices.

      Income taxes

      The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the liability method, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

                                      F-29

      Cash and cash equivalents

      The Company considers all demand deposits and money market accounts purchased with an original maturity of three months or less to be cash and cash equivalents. The fair value of cash and cash equivalents approximates their carrying amounts due to their short-term maturity.

      Marketable securities

      Marketable securities consist of short-term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. The Company records these marketable securities as trading securities and any change in the fair market value is recorded in earnings.

      Trade accounts receivable and prepaid expenses

      Accounts receivable and prepaid expenses are stated at their net realizable values after deducting provisions for uncollectable amounts.
      Such provisions reflect either specific cases or estimates based on evidence of collectability. The fair value of accounts receivable and prepaid expense accounts approximates their carrying amounts due to their short-term maturity.

      Inventories

      Inventories of equipment for development activities, tangible drilling materials required for drilling operations, spare parts, diesel fuel, and various materials for use in oil field operations are recorded at the lower of cost and net realizable value. Under the full cost method, inventory is transferred to oil and gas properties when used in exploration, drilling and development operations in oilfields.

      Inventories of crude oil are recorded at the lower of cost or net realizable value. Cost comprises direct materials and, where applicable, direct labor costs and overhead, which has been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

      Oil and gas properties

      The Company follows the full cost method of accounting for its costs of acquisition, exploration and development of oil and gas properties.

      Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of the period.

      Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

      All geological and geophysical studies, with respect to the ADE Block, have been capitalized as part of the oil and gas properties.

      The Company's oil and gas properties primarily include the value of the license and other capitalized costs.

      Costs of acquiring unproved leases shall be evaluated for impairment until such time as the leases are proved or abandoned. In addition, if the sums of expected undiscounted cash flows are less than net book value, unamortized costs at the field level will be reduced to fair value.

                                      F-30

      Depletion of producing properties is computed using the unit-of-production method based on estimated proved recoverable reserves.

      Other fixed assets

      Other fixed assets are valued at the historical cost adjusted for impairment loss less accumulated depreciation. Historical cost includes all direct costs associated with the acquisition of the fixed assets.

      Depreciation of other fixed assets is calculated using the straight-line method based upon the following estimated useful lives:

         Buildings and improvements                    7-10 years
         Machinery and equipment                       6-10 years
         Vehicles                                       3-5 years
         Office equipment                               3-5 years
         Other                                          2-7 years

      Maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized.

      Other fixed assets of the Company are evaluated for impairment. If the sums of expected undiscounted cash flows are less than net book value, unamortized costs of other fixed assets will be reduced to a fair value.

      In accordance with SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", depreciation related to support equipment and facilities used in exploration and development activities in the amount of $112,613 was capitalized to oil and gas properties.

      Intangible assets

      Intangible assets include accounting and other software. Amortization of intangible assets is calculated using straight-line method upon estimated useful life ranging from 3 to 4 years.

      Restricted cash

      Restricted cash includes funds deposited in a Kazakhstan bank and is restricted to meet possible environmental obligations according to the regulations of the Republic of Kazakhstan.

      Comparative figures

      The presentation of certain amounts for the previous periods has been reclassified to conform to the presentation adopted for the current quarter.

      Recent accounting pronouncements

      In May 2005, the FASB issued Statement No. 154, "Accounting Changes and
      Error Corrections", a replacement of APB Opinion 20, "Accounting Changes"
      and FASB Statement No. 3, "Reporting Accounting Changes in Interim
      Financial Statements." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB
      Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.
      FASB Statement No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. Management does not exspect FASB Statement
      No. 154 to have an impact on the Company's consolidated financial position or consolidated results of operations and cash flows.

                                      F-31

3.    INVENTORIES

      Inventories as of December 31, 2005 and March 31, 2005 were as follows:

                                                                                  December 31, 2005       March 31, 2005

       Construction material                                                          $ 3,150,024           $ 3,103,555
       Spare parts                                                                         98,515                59,706
       Crude oil produced                                                                   5,543                 7,735
       Other                                                                               66,973                56,415
                                                                                    ---------------    ------------------
                                                                                      $ 3,321,055           $ 3,227,411
                                                                                    ===============    ==================

4.    PREPAID EXPENSES AND OTHER ASSETS, NET

      Prepaid expenses and other assets, net, as of December 31, 2005 and March
      31, 2005 were as follows:

                                                                                  December 31, 2005        March 31, 2005

       Advances for services                                                          $ 2,048,436             $ 589,944
       VAT recoverable                                                                  1,145,306             1,217,751
       Advances for material                                                              575,671             2,301,074
       Other                                                                              282,347               192,573

      Reserves against uncollectible advances and prepayments                            (129,051)             (129,051)
                                                                                    ---------------    ------------------
                                                                                      $ 3,922,709           $ 4,172,291
                                                                                    ===============    ==================

5.    DUE TO ASTANA FUND

      In 2004 the Government of the Republic of Kazakhstan imposed a liability in the amount of $250,000 to make cash contributions to the Astana Fund.
      The Astana Fund is a government fund used by the Government of the
      Republic of Kazakhstan to accumulate cash for construction and development of Astana, the new capital of the Republic of Kazakhstan. On May 27, 2005 the Company made a cash contribution of $250,000 to Astana Fund.

6.    OIL AND GAS PROPERTIES, FULL COST METHOD, NET

      Oil and gas properties, full cost method, net, as of December 31, 2005 and
      March 31, 2005 were as follows:

                                                                                  December 31, 2005       March 31, 2005

       Subsoil use rights                                                            $ 20,788,119          $ 20,788,119
       Cost of drilling wells                                                          13,735,673             9,334,021
       Professional services received in exploration and development
          activities                                                                    8,285,364             4,798,314
       Material and fuel used in exploration and development activities                 5,750,773             2,891,765
       Infrastructure development costs                                                 1,404,817             1,231,391
       Geological and geophysical                                                       1,026,140               653,571
       Other capitalized costs                                                          4,967,221             3,334,630

      Accumulated depletion                                                            (1,184,125)             (229,406)
                                                                           ----------------------------------------------
                                                                                     $ 54,773,982          $ 42,802,405
                                                                           ==============================================

                                      F-32

7.    OTHER FIXED ASSETS, NET

                                Constructions      Machinery       Vehicles        Office          Other          Total
                                                 and equipment                    equipment
                               ---------------  --------------  ------------  ---------------  ------------  -------------
      Cost
      at April 1, 2005             $  86,205      $ 234,200       $ 313,207      $ 128,983       $ 38,421     $  801,016
       Additions                      63,067        279,413           7,858         42,488         53,899        446,725
       Disposals                           -              -               -           (349)          (769)        (1,118)
                               ---------------  --------------  ------------  ---------------  ------------  -------------
      at December 31, 2005           149,272        513,613         321,065        171,122         91,551      1,246,623
                               ---------------  --------------  ------------  ---------------  ------------  -------------

      Accumulated depreciation
      at April 1, 2005                10,789         18,286          58,866         23,834          5,782        117,557
       Charge for the period           9,124         20,971          68,154         15,243         22,105        135,597
       Disposals                           -              -               -           (349)          (195)          (544)
                               ---------------  --------------  ------------  ---------------  ------------  -------------
      at December 31, 2005            19,913         39,257         127,020         38,728         27,692        252,610
                               ---------------  --------------  ------------  ---------------  ------------  -------------

      Net book value at March
        31, 2005                      75,416        215,914         254,341        105,149         32,639        683,459
                               ===============  ==============  ============  ===============  ============  =============

      Net book value at
        December 31, 2005          $ 129,359      $ 474,356       $ 194,045      $ 132,394       $ 63,859     $  994,013
                               ===============  ==============  ============  ===============  ============  =============

      In accordance with FAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, depreciation related to support equipment and facilities used in exploration and development activities in amount of $
      112,613 was capitalized to oil and gas properties.

8.    SHARE AND ADDITIONAL PAID IN CAPITAL

      Common and preferred stock as of December 31, 2005 and March 31, 2005 are as follows:

                                                                                 December 31, 2005         March 31, 2005
            Preferred stock, $0.001 par value
            Authorized                                                                20,000,000             20,000,000
            Issued and outstanding                                                             -                      -

            Common stock, $0.001 par value
            Authorized                                                               100,000,000            100,000,000
            Issued and outstanding                                                    42,004,705             30,513,761

      Reverse merger

      During the period ended March 31, 2004, the Company completed a reverse merger with BMB Holding, Inc. Additionally the Company:

      a) Completed a private placement for the total amount of $11,113,562.
      b) Converted a $2,000,000 debt to the shareholders of BMB Holding, Inc.
         into equity.
      c) Issued 200,000 shares of stock upon exercise of stock option worth
         $200,000.
      d) Completed a 10 for 1 reverse stock split.

                                      F-33

      Acquisition

      On May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil LLP in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir Oil LLP. The aggregate purchase price was determined to be $19,075,000 using a price of the Company's common shares on OTCBB on August 6, 2004 of $5.45 per share.
      The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated Balance Sheets.

      Private placements

      On July 2, 2004, the Company sold an aggregate of 4,584,340 common shares of the Company at $4.00 per share in a private placement offering. The
      Company received $17,311,906 net of the agent fees and out of pocket expenses.

      On March 9, 2005, the Company sold an aggregate of 2,000,000 common shares of the Company at $5.00 per share in a private placement offering. The
      Company received $9,968,254 net of the agent fees and out of pocket expenses.

      On March 31, 2005, the Company sold an aggregate of 1,101,000 common shares of the Company at $5.00 per share in a private placement offering.
      On April 12, 2005 the Company received $5,221,685 net of the agent fees and out of pocket expenses.

      On December 23, 2005, the Company sold an aggregate of 9,166,667 common shares of the Company at $6.00 per share in a private placement offering.
      On December 29, 2005 the Company received $52,189,207 net of the agent fees and out of pocket expenses.

      Common stock sold in private placements as of December 31, 2005 is as follows:

                                                Number of        Share price        Gross amount       Net amount
                                               shares sold                             raised           received

       First private placement                   4,830,494     $ 2.15-$ 2.50       $ 11,113,562        $ 9,935,874
       Second private placement                  4,584,340            $ 4.00         18,337,360         17,311,906
       Third private placement                   3,101,000            $ 5.00         15,505,000         15,189,939
       Fourth private placement                  9,166,667            $ 6.00         55,000,002         52,189,207
                                           -----------------                    ----------------- ------------------
                                                21,682,501                         $ 99,955,924       $ 94,626,926
                                           =================                    ================= ==================

      The offerings were made only to accredited investors in the United States of America under Regulation D and pursuant to Regulation S to non-U.S.
      Persons.

      Share-Based Compensation

      During the fiscal year ended March 31, 2005 the shareholders of the
      Company approved an incentive stock option plan (the "Plan") under which directors, officers and key personnel may be granted options to purchase common shares of the Company, as well as other stock based awards.
      5,000,000 common shares were reserved for issuance under the Plan. The
      Board determines the terms of options and other awards made under the
      Plan. Under the terms of the Plan, no incentive stock options shall be granted with an exercise price at a discount to the market.

      Common Stock

      On July 18, 2005, the Company granted common shares to Company's directors and officers for past services rendered. The number of shares granted was
      360,270. The shares were valued at $4.75 per share. This stock grant vested immediately. Compensation expense in the amount of $1,711,283 was recognized in the Consolidated Statements of Operations and Consolidated
      Balance Sheet.

      On July 18, 2005, the Company granted 90,000 restricted common shares to three Company employees. Each employee's stock grants vest in three equal tranches of 10,000 shares on the first, second and third anniversaries of their employment with the Company. The first 10,000 shares of stock grants were valued at $4.75 per share. The second 10,000 shares vested during the

                                      F-34

      three months ended December 31, 2005 and were valued at $6.15 per share.
      We record the fluctuations in the fair value of certain unvested stock grants as a deferred compensation asset (reported as a reduction of shareholders' equity on the balance sheet). This asset is amortized upon vesting of related stock grants as non-cash compensation expense.
      Compensation expense for vested stock grants in the amount of $109,000 has been recognized in the Consolidated Statements of Operations and
      Consolidated Balance Sheet.

      On July 18, 2005, the Company also granted common shares to legal counsel, for the legal services rendered. The number of such stock grants has been set at 18,947 shares at the price of $4.75 per share. Stock grants vest immediately. Expense in the amount of $89,998 was recognized in the
      Consolidated Statements of Operations and Consolidated Balance Sheet.

      During the quarter ended September 30, 2005 the Company granted restricted common shares to the Company's former co-chief executive officer and president for services rendered. He was granted 70,526 shares. The shares were valued at $5.02 per share. The stock grants vested immediately.
      Compensation expense in the amount of $354,041 was recognized in the
      Consolidated Statements of Operations and Consolidated Balance Sheet.

      Stock Options

      On July 18, 2005, the Company granted stock options to Company's directors and officers for the past services rendered. These options grant the directors and officers the right to purchase up to 779,730 shares of the
      Company's common stock at an exercise price of $4.75 per share. The options expire five years from the date of grant. Granted options vest immediately. Compensation expense for options granted is determined based on their fair value at the time of grant, the cost of which in the amount of $1,569,223 was recognized in the Consolidated Statements of Operations.

      On July 18, 2005, the Company granted options to legal counsel, for the legal services rendered. These options grant legal counsel the right to purchase up to 41,053 shares of the Company's common stock at an exercise price of $4.75 per share. The options expire five years from the date of grant. Granted options vest immediately. Expense for options granted is determined based on fair value of stocks at the time of grant, the cost of which, $82,684, is recognized in the Consolidated Statements of
      Operations.

      Stock options outstanding and exercisable as of December 31, 2005 are as follows:
                                                                                              Weighted Average
                                                                       Number of Shares           Exercise
                                                                                                    Price
                                                                       -----------------   ------------------------

       As of March 31, 2005                                                     60,000                     $ 4.00

          Granted                                                              820,783                       4.75
          Exercised                                                                  -                          -
          Expired                                                                    -                          -
                                                                       -----------------   ------------------------
       As of December 31, 2005                                                 880,783                     $ 4.70
                                                                       =================   ========================

      Additional information regarding outstanding options as of December 31,
      2005 is as follows:

                                Options Outstanding                                   Options Exercisable
      ----------------------------------------------------------------------  ------------------------------------
                                                                 Weighted
                                                Weighted         Average                        Weighted Average
          Range of                              Average        Contractual                       Exercise Price
       Exercise Price         Options        Exercise Price    Life (years)       Options
      ------------------  -----------------  --------------- ---------------------------------- ------------------

       $ 4.00 - $ 4.75        880,783            $4.70             5.00           880,783            $4.70

                                      F-35

      Warrants

      On April 12, 2005, the Company granted warrants to placement agents in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 110,100 shares of the
      Company's common stock at an exercise price of $5.00 per share. In October
      2005, warrants to purchase 60,000 shares were exercised. These warrants have been offset to the proceeds as a cost of capital. These warrants expire on April 11, 2006.

      On December 31, 2005, the Company granted warrants to placement agents in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 916,667 shares of the
      Company's common stock at an exercise price of $6.00 per share. These warrants have been offset to the proceeds as a cost of capital. These warrants expire on June 30, 2007.

      Warrants outstanding and exercisable as of December 31, 2005 are as follows:

                                                                                              Weighted Average
                                                                       Number of Shares           Exercise
                                                                                                    Price
                                                                       -----------------   ------------------------

       As of March 31, 2005                                                  1,084,341                     $ 3.18

          Granted                                                            1,026,767                       5.89
          Exercised                                                           (753,534)                      3.19
          Expired                                                              (98,970)                      2.50
                                                                       -----------------   ------------------------
       As of December 31, 2005                                               1,258,604                     $ 5.44
                                                                       =================   ========================

      Additional information regarding warrants outstanding as of December 31,
      2005 is as follows:

                               Warrants Outstanding                                  Warrants Exercisable
      ------------------------------------------------------------------------  ------------------------------------
                                                                 Weighted                       Weighted Average
                                                Weighted         Average                         Exercise Price
          Range of                              Average        Contractual
       Exercise Price         Warrants       Exercise Price    Life (years)       Warrants
      ------------------  -----------------  --------------- ---------------------------------- ------------------

       $ 3.50 - $ 6.00        1,258,604           $5.44             1.89          1,258,604           $5.44

9.    RELATED PARTY TRANSACTIONS

      The Company leases ground fuel tanks and other oil fuel storage facilities and warehouses from Term Oil LLC. The lease expenses for the three months ended December 31, 2005, totaled to $109,913. One of our shareholders is an owner of Term Oil LLC.

      During the three months ended September 30, 2005, the Company also retained the services of several companies. Expenses for those services rendered during the three months ended December 31, 2005, totaled to
      $24,015. The suppliers which rendered services are affiliated with shareholders of the Company.

10.   COMMITMENTS AND CONTINGENCIES

      Historical investments by the Government of the Republic of Kazakhstan

      The Government of the Republic of Kazakhstan made historical investments in the ADE Block in total amount of $5,994,200. When the Company applies for and is granted commercial production rights for the ADE Block, the
      Company will be required to begin repaying these historical investments to the Government of the Republic of Kazakhstan. The terms of repayment will be negotiated at the time the Company applies for commercial production rights.

                                      F-36

      Capital Commitments

      Under the terms of its subsurface exploration contract, Emir Oil LLP is required to spend a total of $32 million in exploration and development activities on the ADE Block. To retain its rights under the contract, the
      Company must spend a minimum of $6 million in 2006 and $4.5 million in
      2007. We must also comply with the terms of the work program associated with the contract, which includes the drilling of at least six additional new wells by July 9, 2007. The failure to make these minimum capital expenditures or to comply with the terms of the work program could result in the loss of the subsurface exploration contract.

      Litigation

      In December 2003, a lawsuit was filed in Florida naming the Company as one of the defendants. The claim of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development
      Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil LLP. The plaintiffs seek unspecified compensatory and exemplary damages. The parties have mutually agreed to dismiss this lawsuit without prejudice.

      In April 2005, Sokol Holdings, Inc., filed a complaint in United States
      District Court, Southern District of New York alleging that the Company wrongfully induced Mr. Tolmakov, Director of Emir Oil, to breach a contract under which Mr. Tolmakov had agreed to sell to Sokol 70% of his
      90% interest in Emir Oil LLP. Sokol Holdings, Inc. seeks damages in an unspecified amount exceeding $75,000 to be determined at trial, punitive damages, specific performance in the form of an order compelling BMB to relinquish its interest in Emir and the underlying interest in the ADE fields to Sokol Holdings, Inc. and such other relief as the court finds just and reasonable.

      In October 2005, Sokol Holdings amended its complaint in New York to add
      Brian Savage and Thomas Sinclair as plaintiffs and adding Credifinance
      Capital, Inc., and Credifinance Securities, Ltd., (collectively
      "Credifinance") as defendants in the matter. The amended complaint alleges tortious interference with contract, specific performance, breach of contract, unjust enrichment, breach of fiduciary duty, conversion, misappropriation of trade secrets, tortuous interference with fiduciary duty and aiding and abetting breach of fiduciary duty in connection with a business plan for the development of the Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil, LLP. The plaintiffs seek damages in an amount to be determined at trial, punitive damages, specific performance and such other relief as the Court finds just and reasonable.

      The Company is confident that the matters shall be resolved in the
      Company's favor. The Company has retained legal counsels to protect its interests. In the opinion of the Company's management and legal counsels, the resolution of those lawsuits will not have a material adverse effect on Company's financial condition, results of operations or cash flows.

      In November 2005, we learned that the Company has been added as a defendant in a lawsuit filed by Bank CenterCredit against Optima Systems,
      LLP, KazOvoshProm Company, LLP and Intexi LLP and a number of other parties. The lawsuit was filed in the Special Interregional Economic Court of Almaty, Kazakhstan. Under Kazakh law, it is illegal for a party to purchase stock of a bank with borrowed funds. The lawsuit alleges that
      Optima Systems, KazOvoshProm Company and Intexi illegally purchased shares of Bank CenterCredit in open market transactions in the Kazakhstan Stock
      Market from a number of parties, including BMB Munai, with borrowed funds.

      Bank CenterCredit has delivered a letter to the Company confirming that its has been joined in this matter to comply with the procedural requirements of Kazakh law. In the letter, the Bank acknowledges that the
      Company acted as a party to the transaction as a good faith seller of shares of the Bank. The Bank further acknowledges that the case has no property or material nature as it relates to BMB Munai. The Bank also guarantees to reimburse the Company for any expenses it may incur in connection with the litigation.

      In the opinion of management and the Company's counsel in Kazakhstan, the resolution of this lawsuit will not have a material adverse effect on the
      Company's financial condition, results of operations or cash flows.

                                      F-37

11.   FINANCIAL INSTRUMENTS

      As of December 31, 2005 and March 31, 2005 marketable securities of
      $670,905 and $788,921, respectively, are held in short term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. As of December 31, 2005 and March 31, 2005 cash and cash equivalents include deposits in Kazakhstan banks in the amount
      $1,268,381 and $9,090,276, respectively. As of December 31, 2005 and March
      31, 2005 the Company made advance payments to Kazakhstan companies and government bodies in the amount $3,793,658 and $4,301,342, respectively.
      As of December 31, 2005 and March 31, 2005 trade accounts receivable of
      $800,584 and $132,400, respectively, are with the Kazakhstan companies.
      Restricted cash reflected in the long-term assets consists of $155,973 deposited in a Kazakhstan bank and restricted to meet possible environmental obligations according to the regulations of Kazakhstan.
      Furthermore, the primary asset of the Company is Emir Oil LLP; an entity formed under the laws of the Republic Kazakhstan.

12.   SUBSEQUENT EVENTS

      Subsequent to the quarter ended December 31, 2005, the Company entered into a separation agreement with an employee of the Company where the
      Company agreed, among other conditions, to issue to the employee 50,000 restricted common shares of the Company; and grant to the employee an option to purchase up to 100,000 shares of the Company's restricted common stock at $7.40 per share expiring five years from the date of grant.

      Subsequent to the quarter ended December 31, 2005, a placement agent exercised stock warrants for 83,980 shares at the exercise price of $4.

13.   RESTATEMENT OF FINANCIAL STATEMENTS

      In response to comments raised by the staff of the Securities and Exchange
      Commission, the Company commenced a re-evaluation of its estimated proved reserves. Based on the Company's internal review, and after consultation with the Audit Committee of the Company's Board of Directors and
      independent registered public accounting firm, on March 22, 2006, the
      Company determined it was necessary to restate its Consolidated Balance
      Sheet as of December 31, 2005 to correct its accounting for oil and gas properties and Consolidated Statements of Loss for three months ended
      December 31, 2005, nine months ended December 31, 2005 and for the period from inception (May 6, 2003) to December 31, 2005 to correct its accounting for depletion expense.

      The primary effect of the correction discussed above resulted in the
      Company reducing the long-term asset "Oil and Gas Properties, Full Cost
      Method, Less Accumulated Depreciation" by $803,238 on its Consolidated
      Balance Sheet and additional accrual of depletion expense by $305,951 on its Consolidated Statement of Loss for three months ended December 31,
      2005 and by $803,238 on its Consolidated Statements of Loss for nine months ended December 31, 2005 and for the period from inception (May 6,
      2003) to December 31, 2005.

      Following is a summary of the effects of these adjustments on the
      Company's Consolidated Balance Sheet as of December 31, 2005 and
      Consolidated Statements of Loss for three months ended December 31, 2005, nine months ended December 31, 2005 and the period from inception (May 6,
      2003) to December 31, 2005:

           Balance sheet/Statement of loss items                As restated              As previously reported

      December 31, 2005:
      Oil and Gas Properties, Full Cost Method,
         Less Accumulated Depreciation                         $ 54,773,982                   $ 55,577,220
      Total long term assets                                     55,980,070                     56,783,308
      Total assets                                              118,989,197                    119,792,435
      Deficit accumulated during the development
         stage                                                   (8,536,144)                    (7,732,906)
      Total shareholders' equity                                113,816,872                    114,620,110
      Total liabilities and shareholders' equity                118,989,197                    119,792,435

                                      F-38

      For the three months ended
         December 31, 2005:
      Depletion                                                $   (451,029)                  $   (145,078)
      Total expenses                                             (2,226,442)                    (1,920,491)
      (Loss)/income from operations                                (167,650)                       138,301
      (Loss)/income before income taxes                             (52,942)                       253,009
      (Loss)/income before minority interest                        (52,942)                       253,009
      Net (loss)/income                                             (52,942)                       253,009
      (Loss)/income per common share (basic)                        (0.0016)                        0.0076
      (Loss)/income per common share (diluted)                      (0.0016)                        0.0073

      For the nine months ended
         December 31, 2005:
      Depletion                                                $ (1,116,673)                  $   (313,435)
      Total expenses                                             (9,105,351)                    (8,302,113)
      Loss from operations                                       (4,998,586)                    (4,195,348)
      Loss before income taxes                                   (4,798,004)                    (3,994,766)
      Loss before minority interest                              (4,798,004)                    (3,994,766)
      Net loss                                                   (4,798,004)                    (3,994,766)
      Loss per common share (basic and diluted)                     (0.1468)                       (0.1223)

      For the period from inception
         (May 6, 2003) to December 31, 2005:
      Depletion                                                $ (1,184,125)                  $   (380,887)
      Total expenses                                            (14,491,357)                   (13,688,119)
      Loss from operations                                       (9,410,946)                    (8,607,708)
      Loss before income taxes                                   (8,453,817)                    (7,650,579)
      Loss before minority interest                              (8,454,160)                    (7,650,922)
      Net loss                                                   (8,536,144)                    (7,732,906)

                                      F-39

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS

Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities.................................................26
Business and Properties......................................................26
Management's Discussion of Analysis of Results of Operations

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

--------------------------------------------------------------------------------

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must either (i) not be liable under Nevada law to the corporation, its stockholders or its creditors or (ii) have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

         With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation Law of Nevada permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

         Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

         Our Articles of Incorporation limit liability of its Officers and
Directors to the full extent permitted by the laws of the State of Nevada.

                                      II-1

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

                                                               Amount
         Expense                                               Maximum
         -------                                               -------

         SEC Registration Fees                            $       15,187
         Accounting fees and expenses                             75,000*
         Legal fees and expenses                                 150,000*
         Printing and mailing expenses                            10,000*
         Transfer and miscellaneous expenses                       5,000*
                                                          --------------
         Total                                            $      255,187*
                                                          ==============
* Estimates.

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following equity securities, which were not registered under the Securities Act of 1933, during the past three years.

         On November 19, 2003 we granted two options to Credifinance Securities
Limited for services rendered and to be rendered by Credifinance as our agent in connection with private placements of our securities made in November 2003.
Georges Benarroch, a Company director is also the CEO of Credifinance and may be deemed to be a related party. The first option granted Credifinance the right to purchase up to 200,000 restricted common shares for $1.00 per share for a period of five years. On December 12, 2003 Credifinance exercised this option and purchased 200,000 post-split shares. The second option grants Credifinance the right to purchase up to 142,857 shares of our common stock at an exercise price of $3.50 per share for a period of five years. The options and the common shares issued and to be issued pursuant to the exercise of the options have been and will be issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities
Act of 1933.

         In connection with the Agreement and Plan of Merger, on November 25,
2003 we issued 14,857,143 shares of restricted common stock to the seven shareholders of BMB Holding, Inc., in exchange for their 1,000 shares of BMB
Holding, Inc. The shares were issued without registration under the Securities
Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

         On November 26, 2003 we sold 1,680,000 shares of our restricted common stock for $4,200,000. These shares were issued without registration under the
Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the Securities Act Rules.

         On November 26, 2003 we sold 2,750,494 shares of our restricted common stock to six accredited investors for $5,913,562 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration pursuant to Rule 506 of Regulation D of Securities Act Rules.

                                      II-2

         On December 12, 2003 Credifinance exercised the over-allotment option it was granted in connection with the above placements to acquire an additional
400,000 shares. These shares were issued to two persons for $1,000,000 in reliance upon an exemption from registrations pursuant to Regulation S of the
Securities Act Rules.

         In August 2004 we issued 3,500,000 shares of restricted common stock to acquire the 30% interest in Emir Oil, LLP from our minority partner. These shares were issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the
Securities Act Rules.

         In October 2004 we agreed to grant stock options under our 2004 Stock
Incentive Plan to Gary Lerner, who, at the time was our corporate secretary, to purchase 60,000 shares of our common stock. The options have an exercise price of $4.00 per share and expire in October 2009. The warrants were issued without registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

         During April 2006, Mr. Lerner exercised option to purchase 7,200 shares of our common stock at a price of $4.00 per share. The shares were issued without registration under the Securities Act of 1933 in reliance upon Section
4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2004 we issued 4,584,340 restricted common shares to investors for $4.00 per share, raising gross proceeds of $18,337,360 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S and Rule 506 of Regulation D of the
Securities Act Rules.

         In connection with the private placement, at the Closing of the private placement we granted placement agent warrants to Aton Securities, Inc., and
Credifinance Securities, Ltd., a related company through a common director, in the amounts of 309,454 and 148,980 respectively, to purchase shares of our common stock at $4.00 per share. These warrants are immediately exercisable and expire at various times with the earliest warrants expiring on January 31, 2006 and the latest warrants expiring on March 19, 2006. The warrants were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S of the Securities Act
Rules and Section 4(2) of the Securities Act of 1933.

         On October 12, 2005 Aton International, Inc., exercised the above referenced option and acquired 309,454 shares of our restricted common stock for
$1,237,816. The shares were issued without registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

         Between January 19, 2006 and March 22, 2006, Credifinance exercised the above referenced options and acquired 148,980 shares of our restricted common stock for $595,560. The shares were issued without registration pursuant to
Regulation S of the Securities Act Rules.

         During and subsequent to the quarter ended March 31, 2005 we issued
3,101,000 restricted common shares to investors for $5.00 per share, raising gross proceeds of $15,505,000 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S and Rule 506 of
Regulation D of the Securities Act Rules.

         On April 12, 2005 we granted placement agent warrants to Aton
Securities and Credifinance, a related company through a common director, in the amounts of 60,000 and 50,100 respectively, to purchase shares of our common

                                      II-3

stock at $5.00 per share. These warrants are immediately exercisable and expire on April 11, 2006. The warrants were issued without registration under the
Securities Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

         On October 12, 2005, Aton Securities, Inc., exercised the above referenced option and acquired 60,000 shares of our restricted common stock for
$300,000. The shares were issued without registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

         On April 10, 2006, Credifinance exercised the above referenced options and acquired 50,100 shares of our restricted common stock for $250,500. The shares were issued without registration pursuant to Regulation S of the
Securities Act Rules.

         In May and June 2005 Credifinance exercised warrants granted in
December 2003 to purchase 275,050 common shares for $2.15 per share and 109,030 common shares for $2.50 per share, for an aggregate purchase price of $863,933.
These shares were issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the
Securities Act Rules.

         On July 18, 2005 our Board of Directors approved stock option grants and restricted stock awards under our 2004 Stock Incentive Plan subject to acceptance of those grants by the parties to whom they were granted. The total number of options and restricted stock grants was 820,783 and 469,217, respectively. The options are exercisable at a price of $4.75, the closing price of the Company's common stock on the OTCBB on July 18, 2005. The options will expire five years from the grant date. Of the restricted stock grants, 389,217 vested immediately. The remaining shares will vest to the three individuals to whom they were granted in equal amounts upon the one year, two year and three year anniversaries of their employment with the Company. Among the parties receiving stock options and restricted stock grants were the following executive officers and directors:

Name                          Positions with Company        Options Granted        Restricted Stock Granted
-------------------------     ------------------------   ----------------------  ------------------------------

Boris Cherdabayev             CEO and Director                   410,256                  189,744
Anuar Kulmagambetov           Former CFO                         232,632                  107,368
Georges Benarroch             Director                            68,421                   31,579
Valery Tolkachev              Director                            68,421                   31,579

Of the eight people receiving grants, seven were non-U.S. persons. The options and restricted stock grants were made without registration under the Securities
Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

         On December 23, 2005, we completed a private placement of our common shares to U.S. Qualified Institutional Buyers and non-U.S. investors for
$50,000,000. Additionally, the private placement included a 10% over allotment option to the placement agent, Aton Securities, which was fully subscribed for.

         We received subscriptions for the following:

Date of Sale               Number of Shares       Price per Share  Exemption Relied Upon
------------               ----------------       --------------------------------------
December 23, 2005              8,174,667                   $6.00  Regulation S
December 23, 2005                992,000                   $6.00  Regulation D

                                      II-4

         Total proceeds from the private placement were $55,000,002. From the total proceeds, we paid the placement agent a cash fee totaling 5% of the total proceeds raised, or $2,750,000. We also reimbursed the placement agent for expenses incurred up to $50,000. We issued warrants to the placement agent to purchase restricted common stock equal to 10% of the total shares sold or
916,667 shares. The exercise price of the warrants is $6.00 per share. The warrants are immediately exercisable and expire on June 30, 2007. The placement agent is not an officer, director or greater than 10% shareholder of the
Company.

         As set forth above, the shares were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D and Regulations S of the rules and regulations promulgated by the Securities and Exchange Commission under the
Securities Act of 1933. The warrants were issued without registration under the
Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of
1933.

         In January 2006, Credifinance Capital Corp. exercised warrants granted in July 2004 to purchase 83,980 common shares for $4 per share for an aggregate purchase price of $335,920. The shares were issued without registration pursuant to Regulation S of the rules and regulations promulgated by the Securities and
Exchange Commission under the Securities Act of 1933. There was no underwriter involved in this transaction.

         During January 2006, we entered into a separation agreement with our former CFO, Anuar Kulmagambetov, to issue Mr. Kulmagambetov 50,000 restricted common shares of the Company; and an option to purchase up to 100,000 shares of the Company's restricted common stock at $7.40 per share expiring five years from the date of grant. The shares an the option were issued without registration pursuant to Regulation S of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

         On May 12, 2006, Aton International, Ltd., exercised warrants granted in December 2005 to purchase 916,667 restricted common shares for $6.00 per shares for an aggregate purchase price of $5,500,002. The shares were issued without registration pursuant to Regulation S of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of
BMB Munai, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of BMB Munai, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                      II-5

         (i) Include any prospectus required by section 10(a)(3) of the
Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 the
Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Almaty, Kazakhstan on this 19th day of June, 2006.

                                      BMB MUNAI, INC.

                                        /s/ Boris Cherdabayev
                                      ------------------------------------------
                                      Boris Cherdabayev, Chief Executive Officer

                                        /s/ Sanat Kasymov
                                      ------------------------------------------
                                      Sanat Kasymov, Chief Financial Officer

                                      II-6

                                Power of Attorney

         We, the undersigned directors and/or officers of BMB Munai, Inc. (the
"Company"), hereby severally constitute and appoint Boris Cherdabayev, Chief
Executive Officer, and Sanat Kasymov, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on
Form SB-2 filed with the SEC, and any and all amendments to said Registration
Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Company's equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         Pursuant to the requirements of the Securities Act of 1933 this
Registration Statement was signed by the following persons in the capacities indicated on October 21, 2005:

Signature                                        Title(s)
---------                                        --------

/s/ Boris Cherdabayev                 Chairman, Chief Executive Officer
------------------------------------  (principal executive officer) and
Boris Cherdabayev                     Director

/s/ Sanat Kasymov                     Chief Financial officer (principal
------------------------------------  financial and accounting officer)
Sanat Kasymov

/s/ Georges Benarroch                 Director
------------------------------------
Georges Benarroch

/s/ Troy Nilson                       Director
------------------------------------
Troy Nilson

/s/ Stephen Smoot                     Director
------------------------------------
Stephen Smoot

/s/ Valery Tolkachev                  Director
------------------------------------
Valery Tolkachev

                                      II-7

                                INDEX TO EXHIBITS

   Exhibit                        Description
-----------    -----------------------------------------------------------------
      3.1      Articles of Incorporation(1)
      3.2      By-Laws of BMB Munai, Inc. (1)
      5.1      Opinion of Poulton & Yordan(3)
     10.1      BMB Munai, Inc., 2004 Stock Incentive Plan(2)
     21.1      Subsidiaries of the Company(2)
     23.1      Consent of BDO Kazakhstanaudit*
     23.2      Consent of Poulton & Yordan (contained in Exhibit 5.1 hereto)
     23.3      Consent of Chapman Petroleum Engineering, Ltd.*

*   Filed herewith.

(1)  Incorporated by reference to the Company's Current Report on Form 8-K filed on January 18, 2005.
(2)  Incorporated by reference to the Company's Definitive Proxy Statement on
     Form 14-A filed on September 20, 2004.
(3)  As filed

                                      II-8